Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

HIRE QUEST HOLDINGS, LLC,

COMMAND CENTER, INC.,

CCNI ONE, INC.,

COMMAND FLORIDA, LLC and

RICHARD HERMANNS, as Member Representative

Dated as of April 8, 2019

Schedule A – Voting Agreement Shareholders

Exhibit A-1 – Form of Parent Articles of Amendment (Washington)
Exhibit A-2 – Form of Parent Certificate of Incorporation (Delaware)
Exhibit B – Form of Parent Bylaws (Delaware)
Exhibit C – Form of Shareholder Voting Agreement
Exhibit D – Form of Certificate of Conversion
Exhibit E-1 – Form of First Merger Certificate
Exhibit E-2 – Form of Second Merger Certificate
Exhibit F – Permitted Encumbrances

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), is entered into as of April 8, 2019, by and among Hire Quest Holdings, LLC, a Florida limited liability company (the “Company”), Command Center, Inc., a Washington corporation (“Parent”),CCNI One, Inc., a Florida corporation (“Merger Sub 1”), Command Florida, LLC, a Florida limited liability company (“Merger Sub 2” and, together with Merger Sub 1, the “Merger Subs”), and, solely for purposes of Sections 5.20(c), 5.20(e) and 5.23 hereof, Richard Hermanns, as the representative of the members of the Company (the “Member Representative”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 8.01 hereof.

RECITALS

WHEREAS, Parent has formed the Merger Subs for the purpose of effecting the Merger (as defined herein);

WHEREAS, the parties intend that, at the Effective Time, Merger Sub 1 be merged with and into the Company (the “First Merger”), with the Company surviving the First Merger on the terms and subject to the conditions set forth herein;

WHEREAS, the parties intend that, immediately following the First Merger, the Company as the surviving company of the First Merger will merge with and into Merger Sub 2 (the “Second Merger” and, together with the First Merger, the “Merger”), with Merger Sub 2 surviving the Second Merger on the terms and subject to the conditions set forth herein;

WHEREAS, the parties intend that, promptly after the Merger and subject to the approval of Parent’s shareholders, Parent be converted to a Delaware corporation;

WHEREAS, in the Merger, upon the terms and subject to the conditions of this Agreement, all of the membership interests of the Company Members in the Company (the “Company Membership Interests”) will be converted into the right to receive the Merger Consideration, except as otherwise provided in this Agreement;

WHEREAS, the Company Members as of the date hereof have unanimously: (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, the Company and the Company Members; (b) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein; and (c) resolved, subject to the terms and conditions set forth in this Agreement, to approve and adopt this Agreement on behalf of the Company, in each case in accordance with the FRLLCA;

WHEREAS, Parent, as sole member or sole shareholder, as applicable, of each of the Merger Subs, has: (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, the Merger Subs and Parent; and (b) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein, in each case in accordance with the FRLLCA;

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has unanimously: (a) determined that this Agreement and the transactions contemplated hereby, including the Conversion and the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Parent and Parent’s shareholders; (b) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Conversion and the Merger, upon the terms and subject to the conditions set forth herein; (c) directed that the Conversion, the amendment of Parent’s articles of incorporation to increase the authorized shares of Parent Common Stock and change the name of Parent to “HireQuest, Inc.”, the issuance of shares of Parent Common Stock pursuant to this Agreement and the related change of control pursuant to Nasdaq listing rules be submitted to a vote of the Parent shareholders for approval at the Parent Shareholders Meeting; and (d) resolved to recommend that Parent shareholders vote in favor of such approval in accordance with the WBCA;

WHEREAS, concurrently with the execution and delivery of this Agreement, the shareholders of Parent set forth on Schedule A are entering into voting agreements with the Company with respect to the Merger in substantially the form attached hereto as Exhibit C (the “Shareholder Voting Agreements”);

WHEREAS, it is contemplated that, contemporaneously with Parent seeking the Requisite Parent Vote at the Parent Shareholders Meeting, Parent shall commence a self-tender offer (the “Offer”) to purchase up to 1,500,000 shares of Parent Common Stock at a price per share of $6.00 as provided herein; and

WHEREAS, the parties desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe certain terms and conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I
The Merger

Section 1.01 The Merger.

(a)           On the terms and subject to the conditions set forth in this Agreement, and in accordance with the FBCA and the FRLLCA, as applicable, at the Effective Time: (i) Merger Sub 1 will merge with and into the Company; (ii) the separate corporate existence of Merger Sub 1 will cease; and (iii) the Company will continue its limited liability company existence under the FRLLCA as the surviving company in the First Merger (sometimes referred to herein as the “First Surviving Company”).

(b)           On the terms and subject to the conditions set forth in this Agreement, and in accordance with the FRLLCA, at the Second Merger Effective Time: (i) the First Surviving Company will merge with and into Merger Sub 2; (ii) the separate limited liability company existence of the First Surviving Company will cease; and (iii) Merger Sub 2 will continue its limited liability company existence under the FRLLCA as the surviving company in the Second Merger (sometimes referred to herein as the “Surviving Company”).

Section 1.02    Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 9:00 a.m., Eastern time, as soon as practicable (and, in any event, within three Business Days) after the satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Hill, Ward & Henderson, P.A., 101 E. Kennedy Blvd., Suite 3700, Tampa, Florida 33602 or remotely via the electronic exchange of documents, or at such other place as agreed to in writing by the parties hereto, and the actual date of the Closing is hereinafter referred to as the “Closing Date.”

Section 1.03    Effective Time.

(a)           Subject to the provisions of this Agreement, at the Closing, the Company and Merger Sub 1 shall cause a certificate of merger substantially in the form attached hereto as Exhibit E-1 (the “First Merger Certificate”) to be executed, acknowledged, and filed with the Secretary of State of the State of Florida to effect the merger of Merger Sub 1 with and into the Company in accordance with the relevant provisions of the FBCA and the FRLLCA, and shall make all other filings or recordings required under the FBCA and the FRLLCA in connection therewith. If the Secretary of State of the State of Florida requires any changes in the First Merger Certificate as a condition to filing or issuing a certificate to the effect that the First Merger is effective, the Company and/or Merger Sub 1 shall execute any necessary document incorporating such changes, provided such changes are not inconsistent with and do not result in any material change in the terms of this Agreement. The First Merger will become effective at such time as the First Merger Certificate has been duly filed with the Secretary of State of the State of Florida or at such later date or time as may be agreed by the Company and Parent in writing and specified in the First Merger Certificate in accordance with the FBCA and the FRLLCA; provided that such time shall be on the same date as, but effective prior to, the Second Merger Effective Time (the effective time of the First Merger being hereinafter referred to as the “Effective Time”).

(b)           Immediately following the Effective Time, the First Surviving Company and Merger Sub 2 shall cause a certificate of merger substantially in the form attached hereto as Exhibit E-2 (the “Second Merger Certificate”) to be executed, acknowledged, and filed with the Secretary of State of the State of Florida to effect the merger of the First Surviving Company with and into Merger Sub 2 in accordance with the relevant provisions of the FRLLCA, and shall make all other filings or recordings required under the FRLLCA in connection therewith. If the Secretary of State of the State of Florida requires any changes in the Second Merger Certificate as a condition to filing or issuing a certificate to the effect that the Second Merger is effective, the First Surviving Company and/or Merger Sub 2 shall execute any necessary document incorporating such changes, provided such changes are not inconsistent with and do not result in any material change in the terms of this Agreement. The Second Merger will become effective at such time as the Second Merger Certificate has been duly filed with the Secretary of State of the State of Florida or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Second Merger Certificate in accordance with the FRLLCA; provided that such time shall be on the same date as, but effective after, the Effective Time (the effective time of the Second Merger being hereinafter referred to as the “Second Merger Effective Time”).

Section 1.04    Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the First Merger Certificate, the Second Merger Certificate and the applicable provisions of the FRLLCA. Without limiting the generality of the foregoing, and subject thereto, (a) from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and Merger Sub 1 shall vest in the First Surviving Company, and all debts, liabilities, obligations, restrictions, and duties of each of the Company and Merger Sub 1 shall become the debts, liabilities, obligations, restrictions, and duties of the First Surviving Company; and (b) from and after the Second Merger Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the First Surviving Company and Merger Sub 2 shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, and duties of each of the First Surviving Company and Merger Sub 2 shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Company.

Section 1.05    Articles of Incorporation; Articles of Organization and Operating Agreement.

(a)           At the Effective Time, the articles of incorporation of Parent shall be amended by the Articles of Amendment substantially in the form attached hereto as Exhibit A-1, and, as so amended, shall be the articles of incorporation of Parent until thereafter amended in accordance with the terms thereof or as provided by applicable Law.

(b)           At the Effective Time, (i) the articles of organization of the Company as in effect immediately prior to the Effective Time shall be the articles of organization of the First Surviving Company until thereafter amended as provided by the FRLLCA and such articles of organization, and (ii) the operating agreement of the Company as in effect immediately prior to the Effective Time shall be the operating agreement of the First Surviving Company until thereafter amended as provided by the FRLLCA, such articles of organization and such operating agreement.

(c)           At the Second Merger Effective Time, (i) the articles of organization of Merger Sub 2 as in effect immediately prior to the Second Merger Effective Time shall be the articles of organization of the Surviving Company until thereafter amended as provided by the FRLLCA and such articles of organization, and (ii) the operating agreement of Merger Sub 2 as in effect immediately prior to the Second Merger Effective Time shall be the operating agreement of the Surviving Company until thereafter amended as provided by the FRLLCA, such articles of organization and such operating agreement.

Section 1.06    Directors and Officers.  The initial number of members of the Board of Directors of Parent shall be fixed at seven. Parent shall cause four of its current directors to resign at the Effective Time (the “Resigning Directors”), and four directors to be selected by the Company shall fill the resulting vacancies until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the certificate of incorporation and bylaws of Parent; provided that such directors selected by the Company shall meet the requirements of NASDAQ, or the securities exchange on which the Parent Common Stock is then listed, and of the Bank, and the Company shall have delivered to Parent any reasonably requested disclosures and documents. The individuals specified in Section 1.06 of the Parent Disclosure Letter shall be the chief executive officer and chief operating officer, respectively, of the Parent, in each case commencing at the Effective Time, and shall hold office in accordance with the certificate of incorporation and bylaws of Parent, the rules or regulations of NASDAQ or the securities exchange on which the Parent Common Stock is then listed, and their respective employment agreements (if any), until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the certificate of incorporation and bylaws of the Parent, the rules or regulations of NASDAQ or the securities exchange on which the Parent Common Stock is then listed, and their respective employment agreements (if any). The remaining officers of Parent, as well as the officers of the Merger Subs, shall be mutually agreed upon by the parties prior to the filing of the preliminary Proxy Statement.

ARTICLE II
Effect of the Merger on Equity Interests

Section 2.01   Effect of the Merger on Equity Interests.

(a)           At the Effective Time, as a result of the First Merger and without any action on the part of Parent, Merger Sub 1, Merger Sub 2, the Company or the holder of any capital stock of Parent or of Merger Sub 1 or membership interests in the Company or in Merger Sub 2:

(i)           Conversion of Company Membership Interests. All Company Membership Interests as of immediately prior to the Effective Time shall be converted into the right to receive an aggregate of a number of shares of Parent Common Stock payable at Closing representing 68.00% of the shares of Parent Common Stock outstanding immediately after the Effective Time but prior to giving effect to the purchase of Parent Common Stock pursuant to the Offer (the “Merger Consideration”). Section 2.01(a) of the Company Disclosure Letter sets forth to whom and in what denominations the Merger Consideration is to be allocated amongst the Company Members, with each Company Member receiving its pro rata share of the Merger Consideration calculated in accordance with the Company’s operating agreement (each such share, the “Pro Rata Merger Consideration”). Notwithstanding the foregoing, no fractional shares of Parent Common Stock shall be issued as part of the Merger Consideration and instead, fractional shares that would otherwise be issued hereunder shall be rounded up to the next whole number.

(ii)           Cancellation of Company Membership Interests. At the Effective Time, all Company Membership Interests shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a Company Membership Interest shall cease to have any rights with respect thereto, except the right to receive its Pro Rata Merger Consideration, without interest, in accordance with Section 2.02 hereof.

(iii)           Conversion of Merger Sub 1 Capital Stock. All Merger Sub 1 Capital Stock as of immediately prior to the Effective Time shall be converted into and become membership interests of the First Surviving Company, with the same rights, powers, and privileges as the capital stock so converted (and the membership interests of the First Surviving Company into which the Merger Sub 1 Capital Stock are so converted shall be the only membership interests of the First Surviving Company immediately after the Effective Time).

(b)           At the Second Merger Effective Time, as a result of the Second Merger and without any action on the part of Parent, Merger Sub 1, Merger Sub 2, the Company, the First Surviving Company or the holder of any capital stock of Parent or of Merger Sub 1 or membership interests in the Company, the First Surviving Company or Merger Sub 2:

(i)           Cancellation of First Surviving Company Membership Interests. All First Surviving Company Membership Interests as of immediately prior to the Second Merger Effective Time shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a First Surviving Company Membership Interest shall cease to have any rights with respect thereto.

(ii)           Conversion of Merger Sub 2 Membership Interests. All Merger Sub 2 Membership Interests as of immediately prior to the Second Merger Effective Time shall be converted into and become membership interests of the Surviving Company, with the same rights, powers, and privileges as the membership interests so converted (and the membership interests of the Surviving Company into which the Merger Sub 2 Membership Interests are so converted shall be the only membership interests of the Surviving Company immediately after the Second Merger Effective Time).

(c)           Transfer Restrictions. The parties acknowledge that the shares of Parent Common Stock to be issued to the Company Members as Merger Consideration pursuant to Section 2.01(a)(i) will be issued under an exemption from registration under the Securities Act and may not be disposed of by such Company Members without registration or the availability of an exemption therefrom.

Section 2.02   Surrender and Exchange.

(a)           Procedures for Delivery of Parent Common Stock. Promptly after the Effective Time, Parent shall send to each record holder of Company Membership Interests converted pursuant to Section 2.01(a)(i), a letter of transmittal and instructions (which letter of transmittal will be in customary form and have such provisions as Parent may reasonably specify) for use in such exchange. Promptly following its receipt of an executed letter of transmittal from a Company Member and any other documents reasonably requested by Parent and set forth in the letter of transmittal, Parent shall deliver to such Company Member Parent Certificates (or confirmation of direct registration) evidencing that number of shares of Parent Common Stock issuable to such Company Member in accordance with this ARTICLE II in respect of the Company Membership Interests.

(b)           Full Satisfaction. The Pro Rata Merger Consideration delivered upon the surrender of Company Membership Interests in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to the Company Membership Interests. If, after the Effective Time, Company Membership Interests are presented to Parent, they shall be cancelled and exchanged for the Pro Rata Merger Consideration provided for, and in accordance with the procedures set forth, in this ARTICLE II.

Section 2.03    Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this ARTICLE II such amounts as may be required to be deducted and withheld with respect to the making of such payment under any Tax Laws; provided, that Parent shall, prior to withholding, provide written notice to the applicable Person of its intent to withhold and provide such Person with the reasonable opportunity to provide such forms or other evidence as may reduce, eliminate or mitigate such withholding. To the extent that amounts are so deducted and withheld by Parent and paid to the appropriate taxing authority, such amounts shall be treated for all purposes of this Agreement as having been delivered to the Person in respect of which Parent made such deduction and withholding.

Section 2.04    Intended Tax Consequences.  Each of the parties hereto intends that, for United States federal and applicable state and local income tax purposes, the First Merger and the Second Merger, taken together, will constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321 (the “Integrated Transaction”) and qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement constitute a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.

ARTICLE III
Representations and Warranties of the Company

Except as set forth in the correspondingly numbered Section of the disclosure letter, dated as of the date hereof and delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent as of the date hereof and as of the Closing Date, except to the extent that certain representations and warranties are limited to a certain date set forth in the applicable Section, as follows:

Section 3.01    Organization; Standing and Power; Organizational Documents; Subsidiaries.

(a)           Organization; Standing and Power. The Company and each of its Subsidiaries is a corporation, limited liability company, or other legal entity duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization set forth in Section 3.01(a) of the Company Disclosure Letter, and has the requisite corporate, limited liability company, or other organizational, as applicable, power and authority to own, lease, and operate its assets and to carry on its business as now conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

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(b)           Organizational Documents. The Company has delivered or made available to Parent a true and correct copy of the articles of organization, operating agreement or like organizational documents, each as amended to date (collectively, the “Organizational Documents”), of the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its Organizational Documents.

(c)           Subsidiaries. Section 3.01(c)(i) of the Company Disclosure Letter lists each of the Subsidiaries of the Company as of the date hereof and its place of organization. Section 3.01(c)(ii) of the Company Disclosure Letter sets forth, for each Subsidiary that is not, directly or indirectly, wholly-owned by the Company: (i) the number and type of any membership interests of, or other equity or voting interests in, such Subsidiary that is outstanding as of the date hereof; and (ii) the number and type of membership interests of, or other equity or voting interests in, such Subsidiary that, as of the date hereof, are owned, directly or indirectly, by the Company. All of the outstanding membership interests of, or other equity or voting interests in, each Subsidiary of the Company that is owned directly or indirectly by the Company have been validly issued, were issued free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell, or otherwise dispose of such membership interests or other equity or voting interests, except for any Liens: (A) imposed by applicable securities Laws; or (B) arising pursuant to the Organizational Documents of any non-wholly-owned Subsidiary of the Company. Except for the membership interests of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any membership interests of, or other equity or voting interests in, any Person.

Section 3.02     Capital Structure; Assets and Operations.

(a)           Membership Interests. As of the date of this Agreement, the membership interests of the Company Members in the Company (the “Company Membership Interests”) are as set forth in Section 3.02(a) of the Company Disclosure Letter. Except as set forth in Section 3.02(a) of the Company Disclosure Letter, none of such Company Membership Interests are subject to any pre-emptive rights. No Subsidiary of the Company owns any Company Membership Interests.

(b)           Convertible Securities; Equity Awards.

(i)           Except as set forth in Section 3.02(b) of the Company Disclosure Letter, as of the date hereof, there are no outstanding: (A) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Company Membership Interests; (B) options, warrants, or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt, Company Membership Interests or securities convertible into or exchangeable for Company Membership Interests; or (C) restricted units, appreciation rights, performance units, profit participation rights, contingent value rights, “phantom” equity, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any Company Membership Interests, in each case that have been issued by the Company or its Subsidiaries (the items in clauses (A), (B), and (C), together with the Company Membership Interests, being referred to collectively as “Company Securities”). All outstanding Company Membership Interests and all outstanding membership interests, voting securities, or other ownership interests in any Subsidiary of the Company, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(ii)           There are no outstanding Contracts requiring the Company or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any Company Securities or Company Subsidiary Securities. Except for their respective operating agreements, neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to any Company Securities or Company Subsidiary Securities.

(c)           Voting Debt. No bonds, debentures, notes, or other indebtedness issued by the Company or any of its Subsidiaries: (i) having the right to vote on any matters on which members of the Company or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right); or (ii) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of the Company or any of its Subsidiaries, are issued or outstanding (collectively, “Voting Debt”).

(d)           Company Subsidiary Securities. Except as set forth in Section 3.02(d) of the Company Disclosure Letter, as of the date hereof, there are no outstanding: (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Voting Debt, membership interests, voting securities, or other ownership interests in any Subsidiary of the Company; (ii) options, warrants, or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt, membership interests, voting securities, or other ownership interests in (or securities convertible into or exchangeable for membership interests, voting securities, or other ownership interests in) any Subsidiary of the Company; or (iii) restricted units, appreciation rights, performance units, profit participation rights, contingent value rights, “phantom” equity, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any membership interests or voting securities of, or other ownership interests in, any Subsidiary of the Company, in each case that have been issued by a Subsidiary of the Company (the items in clauses (i), (ii), and (iii), together with the membership interests, voting securities, or other ownership interests of such Subsidiaries, being referred to collectively as “Company Subsidiary Securities”).

(e)           Assets and Operations. As of the date hereof, the Company has no operations and, except for the membership interests of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any other assets.

Section 3.03      Authority; Non-Contravention; Governmental Consents; Board Approval; Anti-Takeover Statutes.

(a)           Authority. The Company has all requisite limited liability company power and authority to enter into and deliver this Agreement and the Shareholder Voting Agreements, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated by this Agreement and the Shareholder Voting Agreements. The execution and delivery of this Agreement and the Shareholder Voting Agreements by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action on the part of the Company and no other limited liability company proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the Shareholder Voting Agreements or to consummate the Merger and the other transactions contemplated hereby or thereby. No further vote or consent of the holders of any class or series of the Company Membership Interests is necessary to approve and adopt this Agreement or the Shareholder Voting Agreements, approve the Merger, and consummate the Merger and the other transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and the Merger Subs, constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and remedies and to general equitable principles (the “Bankruptcy and Equity Exception”).

(b)           Non-Contravention. The execution, delivery, and performance of this Agreement and the Shareholder Voting Agreements by the Company, and the consummation by the Company of the transactions contemplated hereunder and thereunder, including the Merger, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the Organizational Documents of the Company or any of its Subsidiaries; (ii) assuming that all Consents contemplated by clauses (i) through (iii) of Section 3.03(c) have been obtained or made, conflict with or violate any Law applicable to the Company, any of its Subsidiaries, or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the Company’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Company or any of its Subsidiaries.

(c)           Governmental Consents. No consent, approval, order, or authorization of, or registration, declaration, or filing with, or notice to (any of the foregoing being a “Consent”), any supranational, national, state, municipal, local, or foreign government, any instrumentality, subdivision, court, administrative agency or commission, or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution, delivery, and performance by the Company of this Agreement or the consummation by the Company of the Merger and other transactions contemplated hereby, except for: (i) the filing of the First Merger Certificate with the Secretary of State of the State of Florida; (ii) the filing of the Second Merger Certificate with the Secretary of State of the State of Florida; (iii) the filing of the Certificate of Conversion with the Secretary of State of the State of Delaware and the Secretary of State of the State of Washington in connection with the Conversion, if the Conversion Vote is attained; and (iv) the other Consents of Governmental Entities listed in Section 3.03(c) of the Company Disclosure Letter (the “Other Company Governmental Approvals”).

(d)           Member Approval. The Company Members as of the date hereof, by unanimous written consent have: (i) determined that this Agreement and the transactions contemplated hereby, including the Conversion and the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, the Company and the Company Members; (ii) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Conversion and the Merger, upon the terms and subject to the conditions set forth herein; and (iii) approved and adopted this Agreement in accordance with the FRLLCA.

(e)           Anti-Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” “supermajority,” “affiliate transactions,” “business combination,” or other similar anti-takeover statute or regulation enacted under any Laws applicable to the Company is applicable to this Agreement, the Merger, or any of the other transactions contemplated by this Agreement.

Section 3.04    Financial Statements; Undisclosed Liabilities; Off-Balance Sheet Arrangements.

(a)           Company Financial Statements. The unaudited consolidated financial statements (including, in each case, any notes and schedules thereto) dated December 31, 2018 (the “Company Financial Statements”) made available to Parent on or prior to the date hereof: (i) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto); and (ii) fairly presented in all material respects the consolidated financial position and the results of operations, changes in owners’ equity, and cash flows of the Company and its consolidated Subsidiaries as of the date of and for the periods referred to in such Company Financial Statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

(b)           Undisclosed Liabilities. The unaudited balance sheet of the Company dated as of December 31, 2018 included in the Company Financial Statements is hereinafter referred to as the “Company Balance Sheet.” Neither the Company nor any of its Subsidiaries has any Liabilities other than Liabilities that: (i) are reflected or reserved against in the Company Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice (but solely to the extent not to any Affiliate or related party); or (iii) are incurred in connection with the transactions contemplated by this Agreement.

(c)           Off-Balance Sheet Arrangements. Except as set forth in Section 3.04(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to: (i) any joint venture, off balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act).

Section 3.05   Absence of Certain Changes or Events.  Since the date of the Company Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and except as set forth in Section 3.05 of the Company Disclosure Letter, the business of the Company and each of its Subsidiaries has been conducted in the ordinary course of business consistent with past practice and there has not been or occurred:

(a)           any Company Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

(b)           any event, condition, action, or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.01.

Section 3.06   Taxes.

(a)           Tax Returns and Payment of Taxes. The Company and each of its Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extensions) all material Tax Returns required to be filed by them. Such Tax Returns are true, complete, and correct in all material respects. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. All material Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, the Company has made an adequate provision for such Taxes in the Company Financial Statements (in accordance with GAAP). The Company Financial Statements reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by the Company and its Subsidiaries through the date of such financial statements. Neither the Company nor any of its Subsidiaries has incurred any material Liability for Taxes since the date of the Company Financial Statements outside of the ordinary course of business or otherwise inconsistent with past practice. The Company and each of its Subsidiaries has (i) filed all reports and has created and retained all records required under Code Section 6038A with respect to its ownership by, and transactions with, related parties, and (ii) the Company and each of its Subsidiaries that files U.S. federal income tax returns has disclosed on its U.S. federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code. Neither the Company nor any of its Subsidiaries is, or is required to be, registered as a taxable person for purpose of value added Taxes or any similar indirect Tax. The Company and each Subsidiary has timely collected and properly maintained all resale certificates and other documentation required for any exemption from the collection of any applicable sales or use or similar Taxes that is claimed by the Company or applicable Subsidiary.

(b)           Availability of Tax Returns. The Company has made available to Parent complete and accurate copies of all federal, state, local, and foreign income, franchise, and other material Tax Returns filed by or on behalf of the Company or its Subsidiaries for any Tax period ending after January 1, 2017.

(c)           Withholding. The Company and each of its Subsidiaries have withheld and timely paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any Company Employee, creditor, customer, shareholder, or other party (including, but not limited to, any withholding obligations arising out of or relating to the Pre-Closing Reorganization), and materially complied with all information reporting and backup withholding provisions of applicable Law.

(d)           Liens. There are no Liens for material Taxes upon the assets of the Company or any of its Subsidiaries other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP has been made in the Company Financial Statements.

(e)           Tax Deficiencies and Audits. No deficiency for any material amount of Taxes which has been proposed, asserted, or assessed in writing by any taxing authority against the Company or any of its Subsidiaries remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company or any of its Subsidiaries. There are no audits, suits, proceedings, investigations, claims, examinations, or other administrative or judicial proceedings ongoing or pending with respect to any material Taxes of the Company or any of its Subsidiaries.

(f)           Tax Jurisdictions. No claim has ever been made in writing by any taxing authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.

(g)           Tax Rulings. Neither the Company nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(h)           Closing Agreements. Neither the Company nor any of its Subsidiaries is a party to any agreement with any Governmental Entity with respect to Taxes (including, but not limited to, any closing agreement within the meaning of Section 7121 of the Code).

(i)           Consolidated Groups, Transferee Liability, and Tax Agreements. Neither the Company nor any of its Subsidiaries: (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary, or similar basis; (ii) has any material liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state, or foreign Law), as a transferee or successor, by Contract, or otherwise; or (iii) is a party to, bound by or has any material liability under any Tax sharing, allocation, or indemnification agreement or arrangement (other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes).

(j)           Change in Accounting Method. Except as set forth in Section 3.06(j) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has agreed to make, nor is it required to make, any material adjustment under Section 481(a) of the Code or any comparable provision of state, local, or foreign Tax Laws by reason of a change in accounting method or otherwise.

(k)           Post-Closing Tax Items. The Company and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for (i) any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (B) installment sale or open transaction disposition made on or prior to the Closing Date; (C) prepaid amount received on or prior to the Closing Date; (D) election under Section 108(i) of the Code; or (E), except as set forth in Section 3.06(k)(E) of the Company Disclosure Letter, a change of method of accounting, or use of an improper method of accounting made or used on or prior to the Closing Date, or (ii) any Tax period (or portion thereof) as a result of any deferred foreign income within the meaning of Section 965 of the Code.

(l)           Prior Activities. Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code and no election under Section 338 of the Code or any similar provision of applicable Law has been made or is required to be made by or with respect to the Company or its Subsidiaries.

(m)         Reportable Transactions. Neither the Company nor any of its Subsidiaries has been a party to, or a material advisor with respect to, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(n)           FIRPTA. Neither the Company nor any of its Subsidiaries is, nor has ever been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code. No Company Member is a “foreign person” within the meaning of Sections 1445 and 7701 of the Code.

(o)           Foreign Activities. Neither the Company nor any of its Subsidiaries (i) has (or has ever had) any (A) place of management, (B) branch, (C) office (or any other place of business), (D) operations of employees, (E) agent with binding authority or (F) other activities, in each case that gives rise to a permanent establishment or taxable presence in any country other than the country where the Company or such Subsidiary was organized, (ii) has ever entered into a gain recognition agreement pursuant to Treasury Regulation 1.367(a)-8, and (iii) has ever transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code. Neither the Company nor any of its Subsidiaries has any item of income that could constitute (i) subpart F income within the meaning of Section 952 of the Code or (ii) global intangible low-taxed income within the meaning of Section 951A of the Code, in each case, for the period commencing on the first day of any Straddle Period and ending at the close of business on the Closing Date. No Company Subsidiary that is a controlled foreign corporation holds assets that constitute U.S. property within the meaning of Section 956 of the Code.

(p)           Transfer Pricing. The Company and each of its Subsidiaries is in compliance in all material respects with all applicable transfer pricing laws and regulations (including Section 482 of the Code and its corresponding Treasury Regulations and any corresponding provision of non-U.S. Laws), including the maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and each Subsidiary.

(q)           Unclaimed Property. The Company and each of its Subsidiaries has (i) filed or caused to be filed with the appropriate Governmental Entity all material unclaimed property reports required to be filed and has remitted to the appropriate Governmental Entity all material unclaimed property required to be remitted, or (ii) delivered or paid all material unclaimed property to its original or proper recipient.

(r)           Leases of Property. No asset of the Company or any of its Subsidiaries is (i) required to be treated as being owned by any other Person pursuant to any provision of applicable Law (including, but not limited to, the “safe harbor” leasing provisions of Section 168(f)(8) of the Code, as in effect prior to the repeal of those “safe harbor” leasing provisions), (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term lease agreement as defined in Section 467 of the Code.

(s)           “S Corporation” Status. The Company (and any predecessor of the Company) has been a validly electing “S corporation” within the meaning of Sections 1361 and 1362 of the Code (and under any analogous state or local Law) at all times since its inception and shall continue to be a valid “S corporation” for all Tax purposes up to the Merger. The Company has no potential liability for any Tax under Section 1374 of the Code and shall not be subject to Tax under Section 1374 of the Code in connection with the transactions contemplated by this Agreement. During the past 5 years, the Company has not (A) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation that is a "qualified subchapter S subsidiary" within the meaning of Section 1361(b)(3)(B) of the Code, except as set forth in Section 3.06(s) of the Company Disclosure Letter.

(t)           Joint Ventures. Other than the Company’s joint venture with Dock Square, neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership or other agreement, contract or arrangement (whether written or oral) that could be treated as a partnership for U.S. federal income tax purposes, other than an entity that is wholly-owned, directly or indirectly, by the Company or any of its Subsidiaries.

(u)           Tax-Exempt Property. Neither the Company nor any of its Subsidiaries has “tax-exempt bond-financed property” or “tax-exempt use property,” within the meaning of Section 168(h) of the Code or any similar provision of applicable Law.

(v)           Employment Considerations. Neither the Company nor any of its Subsidiaries is a party to any contract, agreement or other arrangement that (i) results or could result in any amount that is not deductible under Sections 162, 280G, or 404 of the Code, or any similar provision of applicable Law or (ii) is or could become subject to Section 409A of the Code or any similar provision of applicable Law.

(w)           Subsidiaries. Each Company Subsidiary, at all times since its inception, has been classified as a partnership or a disregarded entity for U.S. federal income tax purposes. Except as set forth in Section 3.06(w) of the Company Disclosure Letter, the Company does not have, and has never had, a subsidiary that is a "qualified subchapter S subsidiary" within the meaning of Section 1361(b)(3)(B) of the Code.

(x)           Intended Tax Treatment. Neither the Company nor any of its Subsidiaries has taken or agreed to take any action, or is aware of the existence of any facts or circumstances, that could reasonably be expected to impede or prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.07   Intellectual Property.

(a)           Scheduled Company-Owned and Company-Licensed IP. Section 3.07(a) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of all: (i) Company-Owned IP that is the subject of any issuance, registration, certificate, application, or other filing by, to or with any Governmental Entity or authorized private registrar, including Patent registrations and patent applications for registration, Trademark registrations and pending applications for registration, Copyright registrations and pending applications for registration, social media accounts and usernames and internet domain names; (ii) material unregistered Company-Owned IP; and (iii) Company-Licensed IP.

(b)           Right to Use; Title. The Company or one of its Subsidiaries is the sole and exclusive legal and beneficial owner of all right, title, and interest in and to the Company-Owned IP, and has the valid and enforceable right to use all other Intellectual Property, including all Company-Licensed IP, used or held for use in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted and as proposed to be conducted (“Company IP”), in each case, free and clear of all Liens other than Permitted Liens.

(c)           Validity and Enforceability. The Company and its Subsidiaries’ rights in the Company-Owned IP are valid, subsisting, and enforceable. The Company and each of its Subsidiaries have taken reasonable steps to maintain the Company IP and to protect and preserve the confidentiality of all trade secrets included in the Company IP.

(d)           Non-Infringement. The conduct of the businesses of the Company and all of its Subsidiaries has not infringed, misappropriated, or otherwise violated, and is not infringing, misappropriating, or otherwise violating, any Intellectual Property of any other Person. To the Knowledge of the Company, no third party is infringing upon, violating, or misappropriating any Company IP.

(e)           IP Legal Actions and Orders. There are no Legal Actions pending or, to the Knowledge of the Company, threatened: (i) alleging any infringement, misappropriation, or violation of the Intellectual Property of any Person by the Company or any of its Subsidiaries; or (ii) challenging the validity, enforceability, or ownership of any Company-Owned IP or the Company or any of its Subsidiaries’ rights with respect to any Company IP. The Company and its Subsidiaries are not subject to any outstanding Order that restricts or impairs the use of any Company-Owned IP.

(f)           Information Systems. The software and other information technology that is owned or controlled by the Company and its Subsidiaries: (i) are in satisfactory working order, are substantially free from reproducible programming errors and from defects in workmanship and materials (other than customary bugs), and are scalable to meet current and reasonably anticipated capacity; (ii) have reasonably appropriate security, backups, disaster recovery arrangements, and hardware and software support and maintenance to minimize the risk of material error, breakdown, failure, or security breach occurring; (iii) are configured and maintained in accordance with accepted business practices to minimize the effects of viruses and malware; (iv) do not contain any malicious code, protective feature designed to prevent its use, including, without limitation, any computer virus, worm, software lock, drop dead device, Trojan horse routine, trap door, bomb or any other code or instruction created or inserted by or on behalf of the Company and its Subsidiaries that may be used to access, modify, delete, damage or disable it; and (v) have not suffered any error, breakdown, failure, or security breach that has caused disruption or damage to the operation of the business of Company and its Subsidiaries.

Section 3.08   Compliance; Permits.

(a)           Compliance. The Company and each of its Subsidiaries is and has been in compliance with all Laws or Orders applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound in all material respects. Since January 1, 2017, no Governmental Entity has issued any notice or notification stating that the Company or any of its Subsidiaries is not in compliance with any Law. Neither the Company nor any of its Subsidiaries has received written notice (or to the Knowledge of the Company, any other notice) from any Person asserting that it has failed to comply with such Person’s rules, protocols, policies and procedures relating to privacy and data use and protection. Except as set forth in Section 3.08(a) of the Company Disclosure Letter, no investigation by any state or federal regulatory agency has been commenced to the Knowledge of the Company. No action has been asserted or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries alleging a violation of any Person’s privacy or personal information or data rights.

(b)           Permits. The Company and its Subsidiaries hold, to the extent necessary to operate their respective businesses as such businesses are being operated as of the date hereof, all permits, licenses, registrations, variances, clearances, consents, commissions, franchises, exemptions, orders, authorizations, and approvals from Governmental Entities (collectively, “Permits”). No suspension, cancellation, non-renewal, or adverse modifications of any Permits of the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened. The Company and each of its Subsidiaries is and has been in compliance with the terms of all Permits.

Section 3.09    Litigation.  Except as set forth in Section 3.09 of the Company Disclosure Letter, there is no Legal Action pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of the Company, any officer or director of the Company or any of its Subsidiaries in their capacities as such other than any such Legal Action that: (a) does not involve an amount in controversy in excess of $50,000; and (b) does not seek material injunctive or other material non-monetary relief. None of the Company or any of its Subsidiaries or any of their respective properties or assets is subject to any order, writ, assessment, decision, injunction, decree, ruling, or judgment (“Order”) of a Governmental Entity or arbitrator, whether temporary, preliminary, or permanent. To the Knowledge of the Company, there are no governmental inquiries or investigations, or internal investigations pending or, to the Knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any officer or director of the Company.

Section 3.10    Brokers’ and Finders’ Fees.  Except for fees payable to Raymond James & Associates, Inc. (the “Company Financial Advisor”), including (if applicable) attorneys’ fees, pursuant to an engagement letter listed in Section 3.10 of the Company Disclosure Letter, a correct and complete copy of which has been made available to Parent, neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement or any transaction contemplated by this Agreement.

Section 3.11    Related Person Transactions.  Except as set forth in Section 3.11 of the Company Disclosure Letter, there are, and since January 1, 2017, there have been, no Contracts, transactions, arrangements, or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director, officer, or employee) thereof or any holder of 5% or more of any Company Securities.

Section 3.12    Employee Matters.

(a)           Schedule. Section 3.12(a) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of each plan, program, policy, agreement, collective bargaining agreement, or other arrangement providing for compensation, severance, deferred compensation, performance awards, equity or equity-based awards, fringe, retirement, death, disability, or medical benefits or other employee benefits or remuneration of any kind, including each employment, termination, severance, retention, change in control, or consulting or independent contractor plan, program, arrangement, or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee, independent contractor, consultant, or director of the Company or any of its Subsidiaries (each, a “Company Employee”), or with respect to which the Company or any Company ERISA Affiliate has or may have any Liability (collectively, the “Company Employee Plans”).

(b)           Documents. The Company has made available to Parent correct and complete copies (or, if a plan is not written, a written description) of all Company Employee Plans and amendments thereto, and, to the extent applicable: (i) all related trust agreements, funding arrangements, and insurance contracts now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (ii) the most recent determination letter received regarding the tax-qualified status of each Company Employee Plan; (iii) the most recent financial statements for each Company Employee Plan; (iv) the Form 5500 Annual Returns/Reports and Schedules for the most recent plan year for each Company Employee Plan; (v) the current summary plan description for each Company Employee Plan; and (vi) all actuarial valuation reports related to any Company Employee Plans.

(c)           Employee Plan Compliance. (i) Each Company Employee Plan (including any multiemployer plans within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered, and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) all the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received timely determination letters from the IRS and no such determination letter has been revoked nor has any such revocation been threatened, or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such qualified retirement plan and the related trust are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code; (iii) the Company and its Subsidiaries, where applicable, have timely made all contributions, benefits, premiums, and other payments required by and due under the terms of each Company Employee Plan and applicable Law and accounting principles, and all benefits accrued under any unfunded Company Employee Plan have been paid, accrued, or otherwise adequately reserved to the extent required by, and in accordance with GAAP; (iv) except to the extent limited by applicable Law, each Company Employee Plan can be amended, terminated, or otherwise discontinued in accordance with its terms, without material liability to Parent, the Merger Subs, the Company, or any of their respective Subsidiaries (other than ordinary administration expenses and in respect of accrued benefits thereunder); (v) there are no investigations, audits, inquiries, or Legal Actions pending or threatened by the IRS, U.S. Department of Labor, Health and Human Services, Equal Employment Opportunity Commission, or any similar Governmental Entity with respect to any Company Employee Plan; (vi) there are no material Legal Actions pending, or threatened with respect to any Company Employee Plan (in each case, other than routine claims for benefits); and (vii) neither the Company nor any of its Company ERISA Affiliates has engaged in a transaction that could subject the Company or any Company ERISA Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(d)           Plan Liabilities. Neither the Company nor any Company ERISA Affiliate has: (i) incurred or reasonably expects to incur, either directly or indirectly, any liability under Title I or Title IV of ERISA, or related provisions of the Code or foreign Law relating to any Company Employee Plan and nothing has occurred that could reasonably be expected to constitute grounds under Title IV of ERISA to terminate, or appoint a trustee to administer, any Company Employee Plan; (ii) except for payments of premiums to the Pension Benefit Guaranty Corporation (“PBGC”) which have been timely paid in full, not incurred any liability to the PBGC in connection with any Company Employee Plan covering any active, retired, or former employees or directors of the Company or any Company ERISA Affiliate, including, without limitation, any liability under Sections 4069 or 4212(c) of ERISA or any penalty imposed under Section 4071 of ERISA, or ceased operations at any facility, or withdrawn from any such Company Employee Plan in a manner that could subject it to liability under Sections 4062, 4063 or 4064 of ERISA; (iii) failed to comply with Section 601 et. seq. of ERISA and Section 4980B of the Code; or (iv) incurred any withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of Sections 4201 or 4204 of ERISA to any Multiemployer Plan and nothing has occurred that presents a material risk of the occurrence of any withdrawal from or the partition, termination, reorganization, or insolvency of any such Multiemployer Plan which could result in any liability of the Company or any Company ERISA Affiliate to any such Multiemployer Plan. No complete or partial termination of any Company Employee Plan has occurred or is expected to occur.

(e)           Certain Company Employee Plans. Except as set forth in Section 3.12(e) of the Company Disclosure Letter, with respect to each Company Employee Plan:

(i)           no such plan is a Multiemployer Plan or a “multiple employer plan” within the meaning of Section 413(c) of the Code and neither the Company nor any of its Company ERISA Affiliates has now or at any time within the previous six years contributed to, sponsored, maintained, or had any liability or obligation in respect of any such Multiemployer Plan or multiple employer plan;

(ii)           no Legal Action has been initiated by the PBGC to terminate any such Company Employee Plan or to appoint a trustee for any such Company Employee Plan;

(iii)           no Company Employee Plan is subject to the minimum funding standards of Section 302 of ERISA or Sections 412, 418(b), or 430 of the Code, and none of the assets of the Company or any Company ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 303 of ERISA or Sections 430 or 436 of the Code; and

(iv)           no “reportable event,” as defined in Section 4043 of ERISA, has occurred, or is reasonably expected to occur, with respect to any such Company Employee Plan.

(f)           No Post-Employment Obligations. Except as set forth in Section 3.12(f) of the Company Disclosure Letter, no Company Employee Plan provides post-termination or retiree health benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and neither the Company nor any Company ERISA Affiliate has any Liability to provide post-termination or retiree health benefits to any person or ever represented, promised, or contracted to any Company Employee (either individually or to Company Employees as a group) or any other person that such Company Employee(s) or other person would be provided with post-termination or retiree health benefits, except to the extent required by COBRA or other applicable Law.

(g)           Potential Governmental or Lawsuit Liability. Other than routine claims for benefits: (i) there are no pending or threatened claims by or on behalf of any participant in any Company Employee Plan, or otherwise involving any Company Employee Plan or the assets of any Company Employee Plan; and (ii) no Company Employee Plan is presently or has within the three years prior to the date hereof, been the subject of an examination or audit by a Governmental Entity or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Entity.

(h)           Section 409A Compliance. Each Company Employee Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings, and final regulations).

(i)           Health Plan Compliance. Each of the Company and its Subsidiaries complies in all material respects with the applicable requirements of COBRA or any similar state statute with respect to each Company Employee Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or such state statute.

(j)           Effect of Transaction. Neither the execution or delivery of this Agreement, the consummation of the Merger, nor any of the other transactions contemplated by this Agreement will (either alone or in combination with any other event): (i) entitle any current or former director, employee, contractor, or consultant of the Company to severance pay or any other payment; (ii) accelerate the timing of payment, funding, or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend, or terminate any Company Employee Plan; or (iv) increase the amount payable or result in any other material obligation pursuant to any Company Employee Plan. The Company Members have not authorized any payment to be made on completion of or in connection with the execution or delivery of this Agreement, the consummation of the Merger, or other transactions contemplated by this Agreement, and no such payments will be due or obligation incurred.

(k)           Employment Law Matters. Except as set forth in Section 3.12(k) of the Company Disclosure Letter, the Company and each of its Subsidiaries is in compliance with all applicable Laws and agreements regarding hiring, employment, collective bargaining, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration with respect to Company Employees and contingent workers.

(l)           Labor. Neither Company nor any of its Subsidiaries is party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council, or trade union with respect to any of its or their operations. No material work stoppage, slowdown, or labor strike against the Company or any of its Subsidiaries with respect to employees who are employed within the United States is pending, threatened, or has occurred in the last two years, and, to the Knowledge of the Company, no material work stoppage, slowdown, or labor strike against the Company or any of its Subsidiaries with respect to employees who are employed outside the United States is pending, threatened, or has occurred in the last two years. None of the Company Employees is represented by a labor organization, work council, or trade union and, to the Knowledge of the Company, there is no organizing activity, Legal Action, election petition, union card signing or other union activity, or union corporate campaigns of or by any labor organization, trade union, or work council directed at the Company or any of its Subsidiaries, or any Company Employees. There are no Legal Actions, government investigations, or labor grievances pending, or, to the Knowledge of the Company, threatened relating to any employment related matter involving any Company Employee or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law.

Section 3.13    Real Property and Personal Property Matters.

(a)           Owned Real Estate. The Company or one or more of its Subsidiaries has good and marketable fee simple title to the Company-Owned Real Estate free and clear of any Liens other than Permitted Encumbrances. Section 3.13(a) of the Company Disclosure Letter contains a true and complete list by address and legal description of the Company-Owned Real Estate as of the date hereof. The Company has delivered to Parent a true and complete copy of all books and records maintained by the Company and the Company’s property manager in connection with the operation of the Company-Owned Real Estate reflected in Section 3.13(a) of the Company Disclosure Letter as remaining with the Company at Closing, including, without limitation, copies of all building plans, engineering, zoning, environmental and title reports, title policies and surveys, relating to the Company-Owned Real Estate. Such title policies will continue after the Effective Time, with Merger Sub 1 and Merger Sub 2, as applicable, being covered as insured under such policies as successors to the Company. Neither the Company nor any of its Subsidiaries: (i) lease or grant any Person the right to use or occupy all or any part of the Company-Owned Real Estate, except as set forth in Section 3.13(a)(i) of the Company Disclosure Letter; (ii) has granted any Person an option, right of first offer, or right of first refusal to purchase such Company-Owned Real Estate or any portion thereof or interest therein; or (iii) has received written notice of any violations or any pending, and to the Knowledge of the Company threatened, condemnation proceeding affecting any Company-Owned Real Estate or any portion thereof or interest therein. Neither the Company nor any Subsidiary is a party to any agreement or option to purchase any real property or interest therein.

(b)           Leased Real Estate. The Company does not as of the date hereof lease any real property. Neither the Company nor any Subsidiary is a party to any agreement or option to lease any real property or interest therein.

(c)           Real Estate Used in the Business. The Company-Owned Real Estate identified in Section 3.13(a) of the Company Disclosure Letter and the Company-Leased Real Estate identified in Section 3.13(b) of the Company Disclosure Letter comprise all of the real property used or intended to be used in, or otherwise related to, the business of the Company or any of its Subsidiaries.

(d)           Personal Property. The Company and each of its Subsidiaries are in possession of and have good and marketable title to, or valid leasehold interests in or valid rights under contract to use, the machinery, equipment, furniture, fixtures, and other tangible personal property and assets owned, leased, or used by the Company or any of its Subsidiaries, free and clear of all Liens other than Permitted Liens.

Section 3.14   Environmental Matters.

(a)           The Company and its Subsidiaries are, and have been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries as currently conducted.

(b)           Neither the Company nor any of its Subsidiaries has disposed of, released, or discharged any Hazardous Substances on, at, under, in, or from any real property currently or, to the Knowledge of the Company, formerly owned, leased, or operated by it or any of its Subsidiaries or at any other location that is: (i) currently subject to any investigation, remediation, or monitoring; or (ii) reasonably likely to result in liability to the Company or any of its Subsidiaries, in either case of (i) or (ii) under any applicable Environmental Laws.

(c)           Neither the Company nor any of its Subsidiaries has: (i) produced, processed, manufactured, generated, transported, treated, handled, used, or stored any Hazardous Substances, except in compliance with Environmental Laws, at any Real Estate; or (ii) exposed any employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any material Liability or obligation under any Environmental Law.

(d)           Neither the Company nor any of its Subsidiaries has received written notice of and there is no Legal Action pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment, or any other remediation or compliance under any Environmental Law. Neither the Company nor any of its Subsidiaries is subject to any Order, settlement agreement, or other written agreement by or with any Governmental Entity or third party imposing any material Liability or obligation with respect to any of the foregoing.

(e)           Neither the Company nor any of its Subsidiaries has expressly assumed or retained any Liabilities under any applicable Environmental Laws of any other Person, including in any acquisition or divestiture of any property or business.

Section 3.15    Material Contracts.

(a)           Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean the following to which the Company or any of its Subsidiaries is a party or any of the respective assets are bound (excluding any Leases):

(i)           any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K);

(ii)           any employment or consulting Contract (in each case with respect to which the Company or any of its Subsidiaries has continuing obligations as of the date hereof) with any current or former (A) officer of the Company or any of its Subsidiaries, (B) Company Member as of the date hereof, or (C) Company Employee providing for an annual base salary or payment in excess of $100,000;

(iii)           any Contract providing for indemnification or any guaranty by the Company or any Subsidiary thereof, in each case that is material to the Company and its Subsidiaries, taken as a whole, other than (A) any guaranty by the Company or a Subsidiary thereof of any of the obligations of (1) the Company or another wholly-owned Subsidiary thereof or (2) any Subsidiary (other than a wholly-owned Subsidiary) of the Company that was entered into in the ordinary course of business pursuant to or in connection with a customer Contract, or (B) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business;

(iv)           any Contract that purports to limit in any material respect the right of the Company or any of its Subsidiaries (or, at any time after the consummation of the Merger, the Surviving Company or any of its Subsidiaries) to (A) engage in any line of business, (B) compete with any Person or solicit any client or customer, or (C) operate in any geographical location;

(v)           any Contract entered into on or after January 1, 2017 relating to the disposition or acquisition, directly or indirectly (by merger, sale of equity, sale of assets, or otherwise), by the Company or any of its Subsidiaries of assets or membership interests or other equity interests of any Person, in each case with a fair market value in excess of $100,000;

(vi)           any Contract that grants any right of first refusal, right of first offer, or similar right with respect to any material assets, rights, or properties of the Company or any of its Subsidiaries;

(vii)          any Contract that contains any provision that requires the purchase of all or a material portion of the Company’s or any of its Subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to the Company and its Subsidiaries, taken as a whole;

(viii)         any Contract that obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party or upon consummation of the Merger will obligate Company, the Surviving Company, or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party;

(ix)           any partnership, joint venture, limited liability company agreement, or similar Contract relating to the formation, creation, operation, management, or control of any material joint venture, partnership, or limited liability company, other than any such Contract solely between the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries;

(x)            any mortgages, indentures, guarantees, loans, or credit agreements, security agreements, or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, in each case in excess of $100,000, other than (A) accounts receivables and payables, and (B) loans to Affiliates of the Company;

(xi)           any employee collective bargaining agreement or other Contract with any labor union;

(xii)          any Company IP Agreement;

(xiii)         any license or similar Contract with respect to any Company or Subsidiary location;

(xiv)         any other Contract under which the Company or any of its Subsidiaries is obligated to make payment or incur costs in excess of $100,000 in any year and which is not otherwise described in clauses (i)–(xii) above;

(xv)          any material Contracts with Company Selected Customers; or

(xvi)        any Contract which is not otherwise described in clauses (i)-(xiii) above that is material to the Company and its Subsidiaries, taken as a whole.

(b)           Schedule of Material Contracts; Documents. Section 3.15(b) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of all Company Material Contracts. The Company has made available to Parent true, correct and complete copies of all Company Material Contracts, including any amendments thereto. Except as set forth in Section 3.15(b) of the Company Disclosure Letter, none of the Company or its Subsidiaries will have any responsibilities, obligations or liabilities, contractual or otherwise, arising under any change of control provision of any Contract as a result of any of the transactions contemplated hereunder, including the Merger.

(c)           No Breach. (i) All the Company Material Contracts are valid, legal, and binding on the Company or its applicable Subsidiary, enforceable against it in accordance with its terms, and is in full force and effect; (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party has violated any provision of, or failed to perform any obligation required under the provisions of, any Company Material Contract; (iii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party is in breach, or has received written notice of breach, of any Company Material Contract; and (iv) neither the Company nor any of its Subsidiaries has received written notice of termination, cancellation, material reduction of services or non-renewal that is currently in effect with respect to any Material Contract and, to the Knowledge of the Company, no other party to a Material Contract plans to terminate, cancel or not renew, or materially reduce the services provided to it under, any such Material Contract.

Section 3.16    Insurance.  Section 3.16 of the Company Disclosure Letter sets forth (a) a list of each insurance policy and fidelity bond which covers the Company, its Subsidiaries, their respective properties and assets (including in respect of Real Estate) or any director, officer or employee of the Company or its Subsidiaries, including without limitation each workers’ compensation policy (the “Company Policies”) and (b) a list of all pending claims and the claims history for the Company and its Subsidiaries since January 1, 2017. There are no pending claims under any of the Company Policies as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights. All premiums due under the Company Policies have been paid in full or, with respect to premiums not yet due, accrued. The Company does not have any Liability to any Person with respect to the Company Policies or insurance policies issued in its favor at any time previously. All of the Company Policies are in full force and effect and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate, and as is sufficient to comply with applicable Law. Neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of the Company Policies. To the Knowledge of the Company: (i) no insurer of the Company Policies has been declared insolvent or placed in receivership, conservatorship, or liquidation; and (ii) no notice of cancellation or termination, other than pursuant to the expiration of a term in accordance with the terms thereof, has been received with respect to any of the Company Policies, nor has the Company received any notice that an insurer intends to materially reduce the level of coverage under any Company Policy. To the Company’s Knowledge, the consummation of the transactions contemplated by this Agreement is not reasonably likely to adversely affect the relationship of the Company with any of its insurers.

Section 3.17   Proxy Statement.  None of the information furnished by the Company to Parent expressly for inclusion or incorporation by reference in the letter to the shareholders, notice of meeting, proxy statement, and forms of proxy (collectively, the “Proxy Statement”), to be filed by Parent with the SEC in connection with the Merger, will, at the date it is first mailed to Parent’s shareholders or at the time of the Parent Shareholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 3.18    Anti-Corruption Matters.  Since January 1, 2017, none of the Company, any of its Subsidiaries or any director, officer or, to the Knowledge of the Company, employee or agent of the Company or any of its Subsidiaries has: (i) used any funds for unlawful contributions, gifts, entertainment, or other unlawful payments relating to an act by any Governmental Entity; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment under any applicable Law relating to anti-corruption, bribery, or similar matters. Since January 1, 2017, neither the Company nor any of its Subsidiaries has disclosed to any Governmental Entity that it violated or may have violated any Law relating to anti-corruption, bribery, or similar matters. To the Knowledge of the Company, no Governmental Entity is investigating, examining, or reviewing the Company’s compliance with any applicable provisions of any Law relating to anti-corruption, bribery, or similar matters.

Section 3.19   Customers. Section 3.19 of the Company Disclosure Letter sets forth a complete and accurate list of the ten (10) largest customers of the Company and its Subsidiaries based on revenues during the year ended December 31, 2018 (the “Company Selected Customers”). Such revenue amounts are also set forth on Section 3.19 of the Company Disclosure Letter. Since June 30, 2018, no Company Selected Customer has canceled or terminated its relationship with, or materially reduced its level of business with, the Company and its Subsidiaries or notified the Company or its Subsidiaries in writing of an intent to cancel, terminate its relationship or, to the Company’s Knowledge (without the requirement of inquiry to the Company Selected Customer), intends to materially reduce its level of business with the Company and its Subsidiaries. To the Company’s Knowledge, the consummation of the transactions contemplated by this Agreement is not reasonably expected to adversely affect the relationship of the Company and its Subsidiaries with any of the Company Selected Customers.

ARTICLE IV
Representations and Warranties of Parent and the Merger Subs

Except as set forth in the correspondingly numbered Section of the disclosure letter, dated as of the date hereof and delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Letter”), Parent and the Merger Subs hereby represent and warrant to the Company as of the date hereof and as of the Closing Date, except to the extent that certain representations and warranties are limited to a certain date set forth in the applicable Section, as follows:

Section 4.01    Organization; Standing and Power; Charter Documents; Subsidiaries.

(a)           Organization; Standing and Power. Parent and each of its Subsidiaries is a corporation, limited liability company, or other legal entity duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization set forth in Section 4.01(a) of the Parent Disclosure Letter, and has the requisite corporate, limited liability company, or other organizational, as applicable, power and authority to own, lease, and operate its assets and to carry on its business as now conducted. Each of Parent and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b)           Charter Documents and Settlement Agreement. Parent has delivered or made available to the Company a true and correct copy of the articles of incorporation, articles of organization, bylaws, operating agreement or like organizational documents, each as amended to date (collectively, the “Charter Documents”), of Parent and each of its Subsidiaries. Neither Parent nor any of its Subsidiaries is in violation of any of the provisions of its Charter Documents. Parent has delivered or made available to the Company a true and correct copy of the Settlement Agreement. Neither Parent nor any of its Subsidiaries is in violation of any of the provisions of the Settlement Agreement. Parent will have no further obligations under the Settlement Agreement at the Effective Time.

(c)           Subsidiaries. Section 4.01(c)(i) of the Parent Disclosure Letter lists each of the Subsidiaries of Parent as of the date hereof and its place of organization. Section 4.01(c)(ii) of the Parent Disclosure Letter sets forth, for each Subsidiary that is not, directly or indirectly, wholly-owned by Parent: (i) the number and type of any capital stock of, or other equity or voting interests in, such Subsidiary that is outstanding as of the date hereof; and (ii) the number and type of shares of capital stock of, or other equity or voting interests in, such Subsidiary that, as of the date hereof, are owned, directly or indirectly, by Parent. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of Parent that is owned directly or indirectly by Parent have been validly issued, were issued free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens: (A) imposed by applicable securities Laws; or (B) arising pursuant to the Charter Documents of any non-wholly-owned Subsidiary of Parent. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, Parent does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

(d)           Merger Sub 1 and Merger Sub 2. Each of Merger Sub 1 and Merger Sub 2 (i) was formed solely for the purpose of entering into the transactions contemplated by this Agreement, (ii) since the date of its formation, has not carried on any business, conducted any operations or incurred any liabilities or obligations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto and (iii) solely with respect to Merger Sub 2, since the date of its formation, has been properly treated as disregarded as an entity separate from its owner for United States federal and applicable state and local income tax purposes, and no election has ever been made under Treasury Regulations Section 301.7701–3, or any similar provision of state or local Tax law, to treat Merger Sub 2, as an association taxable as a corporation for income Tax purposes.

Section 4.02     Capital Structure.

(a)           Capital Stock. The authorized capital stock of Parent consists of: (i) 8,333,333 shares of Parent Common Stock; and (ii) 416,666 shares of preferred stock, par value $0.001 per share (the “Parent Preferred Stock”). As of the close of business on the date prior to the date of this Agreement: (A) 4,629,331 shares of Parent Common Stock were issued and outstanding; (B) 3,704,002 shares of Parent Common Stock were authorized but unissued; (C) no shares of Parent Preferred Stock were issued and outstanding; and (D) no shares of Parent Preferred Stock were authorized but unissued. All of the outstanding shares of capital stock of Parent are, and all shares of capital stock of Parent which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights. No Subsidiary of Parent owns any shares of Parent Common Stock. The Merger Sub 1 Capital Stock and the Merger Sub 2 Membership Interests are as set forth in Section 4.02(a) of the Parent Disclosure Letter. None of such Merger Sub 1 Capital Stock or Merger Sub 2 Membership Interests are subject to any pre-emptive rights. No Subsidiary of Merger Sub 1 owns any Merger Sub 1 Capital Stock. No Subsidiary of Merger Sub 2 owns any Merger Sub 2 Membership Interests.

(b)           Convertible Securities; Stock Awards.

(i)           As of the date hereof, except as set forth in Section 4.02(b) of the Parent Disclosure Letter, there are no outstanding: (A) securities of Parent or any of its Subsidiaries convertible into or exchangeable for Voting Debt or shares of capital stock of Parent; (B) options, warrants, or other agreements or commitments to acquire from Parent or any of its Subsidiaries, or obligations of Parent or any of its Subsidiaries to issue, any Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) Parent; or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of Parent, in each case that have been issued by Parent or its Subsidiaries (the items in clauses (A), (B), and (C), together with the capital stock of Parent, being referred to collectively as “Parent Securities”). All outstanding shares of Parent Common Stock and all outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of Parent, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(ii)           There are no outstanding Contracts requiring Parent or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any Parent Securities or Parent Subsidiary Securities. Except for the Shareholder Voting Agreements, neither Parent nor any of its Subsidiaries is a party to any voting agreement with respect to any Parent Securities or Parent Subsidiary Securities.

(c)           Voting Debt. No bonds, debentures, notes, or other indebtedness issued by Parent or any of its Subsidiaries: (i) having the right to vote on any matters on which shareholders or equityholders of Parent or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right); or (ii) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of Parent or any of its Subsidiaries, are issued or outstanding (collectively, “Voting Debt”).

(d)           Parent Subsidiary Securities. As of the date hereof, 100% of the Merger Sub 1 Capital Stock and of the Merger Sub 2 Membership Interests are owned by Parent. As of the date hereof, there are no outstanding: (i) securities of Parent or any of its Subsidiaries convertible into or exchangeable for Voting Debt, capital stock, voting securities, or other ownership interests in any Subsidiary of Parent; (ii) options, warrants, or other agreements or commitments to acquire from Parent or any of its Subsidiaries, or obligations of Parent or any of its Subsidiaries to issue, any Voting Debt, capital stock, voting securities, or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities, or other ownership interests in) any Subsidiary of Parent; or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of Parent, in each case that have been issued by a Subsidiary of Parent (the items in clauses (i), (ii), and (iii), together with the capital stock, voting securities, or other ownership interests of such Subsidiaries, being referred to collectively as “Parent Subsidiary Securities”).

(e)           Assets, Liabilities and Operations. As of the date hereof, the Merger Subs have no operations and do not have, directly or indirectly, any assets or liabilities.

Section 4.03   Authority; Non-Contravention; Governmental Consents; Board Approval; Anti-Takeover Statutes.

(a)           Authority. Each of Parent, Merger Sub 1 and Merger Sub 2 has all requisite corporate or limited liability company power and authority, as applicable, to enter into and deliver this Agreement, to perform its obligations hereunder, subject to, in the case of the consummation of the Merger, the affirmative vote or consent of the holders of a majority of the outstanding shares of Parent Common Stock approving the amendment of Parent’s articles of incorporation to increase the authorized shares of Parent Common Stock and change the name of Parent to “HireQuest, Inc.”, the issuance of the Parent Common Stock pursuant to this Agreement and the resulting change of control pursuant to Nasdaq listing rules (collectively, the “Requisite Parent Vote”), and, in the case of the Conversion, the affirmative vote or consent of the holders of a majority of the outstanding shares of Parent Common Stock approving the Conversion (the “Conversion Vote”), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and the Merger Subs, and the consummation by Parent and the Merger Subs of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action or limited liability company action on the part of Parent and the Merger Subs, as applicable, and no other corporate or limited liability company proceeding on the part of Parent or the Merger Subs, as applicable, are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the receipt of the Requisite Parent Vote and the Conversion Vote. The Requisite Parent Vote is the only vote or consent of the holders of any class or series of Parent’s capital stock necessary to approve the Merger and consummate the Merger and the other transactions contemplated hereby (except for the Conversion). The Conversion Vote is the only vote necessary to approve the Conversion, but is not required or necessary to consummate the Merger. This Agreement has been duly executed and delivered by Parent and the Merger Subs and, assuming due execution and delivery by the Company, constitutes the legal, valid, and binding obligation of Parent and the Merger Subs, enforceable against Parent and the Merger Subs in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)           Non-Contravention. The execution, delivery, and performance of this Agreement by Parent and the Merger Subs, and the consummation by Parent and the Merger Subs of the transactions contemplated by this Agreement, including the Merger and the Shareholder Voting Agreements, do not and will not: (i) subject to obtaining the Requisite Parent Vote, contravene or conflict with, or result in any violation or breach of, the Charter Documents of Parent or any of its Subsidiaries or the Settlement Agreement; (ii) assuming that all Consents contemplated by clauses (i) through (iii) of Section 4.03(c) have been obtained or made and, in the case of the consummation of the Merger, obtaining the Requisite Parent Vote, conflict with or violate any Law applicable to Parent, any of its Subsidiaries, or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in Parent’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which Parent or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of Parent or any of its Subsidiaries.

(c)           Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made by Parent or the Merger Subs in connection with the execution, delivery, and performance by Parent or the Merger Subs of this Agreement or the consummation by Parent or the Merger Subs of the Merger and other transactions contemplated hereby, except for: (i) the filing of the First Merger Certificate with the Secretary of State of the State of Florida; (ii) the filing of the Second Merger Certificate with the Secretary of State of the State of Florida; (iii) the filing of the Certificate of Conversion with the Secretary of State of the State of Delaware and the Secretary of State of the State of Washington in connection with the Conversion, if the Conversion Vote is attained; (iv) the filing and acceptance of the Proxy Statement in definitive form with the Securities and Exchange Commission (“SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger, and the other transactions contemplated by this Agreement; and (v) the other Consents of Governmental Entities listed in Section 4.03(c) of the Parent Disclosure Letter (the “Other Parent Governmental Approvals”).

(d)           Board Approval. The Parent Board, by resolutions duly adopted by a vote at a meeting of all directors of Parent duly called and held and, not subsequently rescinded or modified in any way, has unanimously: (i) determined that this Agreement and the transactions contemplated hereby, including the Conversion and the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Parent and Parent’s shareholders; (ii) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Conversion and the Merger, upon the terms and subject to the conditions set forth herein; (iii) directed that the Conversion, the amendment of Parent’s articles of incorporation to increase the authorized shares of Parent Common Stock and to change the name of Parent to “HireQuest, Inc.”, the issuance of shares of Parent Common Stock pursuant to this Agreement and the related change of control pursuant to Nasdaq listing rules be submitted to a vote of the Parent shareholders for approval at the Parent Shareholders Meeting; and (iv) resolved to recommend that Parent shareholders vote in favor of such approval in accordance with the WBCA (collectively, the “Parent Board Recommendation”).

(e)           Merger Subs Approval. Parent, as sole member or sole shareholder, as applicable, of each of the Merger Subs, has: (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, the Merger Subs and Parent; and (ii) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein, in each case in accordance with the FBCA and the FRLLCA;

(f)           Anti-Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” “supermajority,” “affiliate transactions,” “business combination,” or other similar anti-takeover statute or regulation enacted under any Laws applicable to Parent is applicable to this Agreement, the Merger, or any of the other transactions contemplated by this Agreement.

Section 4.04    SEC Filings; Financial Statements; Sarbanes-Oxley Act Compliance; Undisclosed Liabilities; Off-Balance Sheet Arrangements.

(a)           SEC Filings. Parent has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2016 (the “Parent SEC Documents”). True, correct, and complete copies of all Parent SEC Documents are publicly available in the Electronic Data Gathering, Analysis, and Retrieval database of the SEC (“EDGAR”). To the extent that any Parent SEC Document available on EDGAR contains redactions pursuant to a request for confidential treatment or otherwise, Parent has made available to the Company the full text of all such Parent SEC Documents that it has so filed or furnished with the SEC. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”), and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents. None of the Parent SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth in Section 4.04(a) of the Parent Disclosure Letter, to the Knowledge of Parent, none of the Parent SEC Documents is, nor is Parent, the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Parent SEC Documents. None of Parent's Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC.

(b)           Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations, changes in shareholders’ equity, and cash flows of Parent and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

(c)           Internal Controls. Parent has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP including policies and procedures that: (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of Parent and its Subsidiaries are being made only in accordance with appropriate authorizations of Parent’s management and the Parent Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of assets of Parent and its Subsidiaries.

(d)           Disclosure Controls and Procedures. Parent’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports. Neither Parent nor, to the Knowledge of Parent, Parent’s independent registered public accounting firm has identified or been made aware of: (i) any “significant deficiency” or “material weakness” (each as defined in Rule 12b-2 of the Exchange Act) in the system of internal control over financial reporting utilized by Parent and its Subsidiaries that has not been subsequently remediated; or (ii) any fraud that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by Parent and its Subsidiaries.

(e)           Undisclosed Liabilities. The unaudited balance sheet of Parent dated as of December 28, 2018 which has been delivered to the Company is hereinafter referred to as the “Parent Balance Sheet.” Neither Parent nor any of its Subsidiaries has any Liabilities other than Liabilities that: (i) are reflected or reserved against in Parent Balance Sheet (including in the notes thereto); (ii) were incurred since the date of Parent Balance Sheet in the ordinary course of business consistent with past practice; or (iii) are incurred in connection with the transactions contemplated by this Agreement.

(f)           Off-Balance Sheet Arrangements. Except as described in Parent SEC Documents filed as of the date that is two business days prior to the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to: (i) any joint venture, off balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among Parent or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act).

(g)           Sarbanes-Oxley Compliance. Each of the principal executive officer and the principal financial officer of Parent (or each former principal executive officer and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to Parent SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Parent is also in compliance with all of the other applicable provisions of the Sarbanes-Oxley Act.

Section 4.05   Absence of Certain Changes or Events.  Since the date of Parent Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of Parent and each of its Subsidiaries has been conducted in the ordinary course of business consistent with past practice and there has not been or occurred:

(a)           any Parent Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; or

(b)           any event, condition, action, or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.01.

Section 4.06   Taxes.

(a)           Tax Returns and Payment of Taxes. Parent and each of its Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extensions) all material Tax Returns required to be filed by them. Such Tax Returns are true, complete, and correct in all material respects. Neither Parent nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. All material Taxes due and owing by Parent or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, Parent has made an adequate provision for such Taxes in Parent’s financial statements included in the Parent SEC Documents (in accordance with GAAP). Parent’s most recent financial statements included in the Parent SEC Documents reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by Parent and its Subsidiaries through the date of such financial statements. Neither Parent nor any of its Subsidiaries has incurred any material Liability for Taxes since the date of Parent’s most recent financial statements included in the Parent SEC Documents outside of the ordinary course of business or otherwise inconsistent with past practice. Parent and each of its Subsidiaries has (i) filed all reports and has created and retained all records required under Code Section 6038A with respect to its ownership by, and transactions with, related parties, and (ii) Parent and each of its Subsidiaries that files U.S. federal income tax returns has disclosed on its U.S. federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code. Neither Parent nor any of its Subsidiaries is, or is required to be, registered as a taxable person for purpose of value added Taxes or any similar indirect Tax. Parent and each Subsidiary has timely collected and properly maintained all resale certificates and other documentation required for any exemption from the collection of any applicable sales or use or similar Taxes that is claimed by Parent or applicable Subsidiary.

(b)           Availability of Tax Returns. Parent has made available to the Company complete and accurate copies of all federal, state, local, and foreign income, franchise, and other material Tax Returns filed by or on behalf of Parent or its Subsidiaries for any Tax period ending after January 1, 2017.

(c)           Withholding. Parent and each of its Subsidiaries have withheld and timely paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any Parent Employee, creditor, customer, shareholder, or other party, and materially complied with all information reporting and backup withholding provisions of applicable Law.

(d)           Liens. There are no Liens for material Taxes upon the assets of Parent or any of its Subsidiaries other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP has been made in Parent’s most recent financial statements included in Parent SEC Documents.

(e)           Tax Deficiencies and Audits. No deficiency for any material amount of Taxes which has been proposed, asserted, or assessed in writing by any taxing authority against Parent or any of its Subsidiaries remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of Parent or any of its Subsidiaries. There are no audits, suits, proceedings, investigations, claims, examinations, or other administrative or judicial proceedings ongoing or pending with respect to any material Taxes of Parent or any of its Subsidiaries.

(f)           Tax Jurisdictions. Except as set forth in Section 4.06(f) of the Parent Disclosure Letter, no claim has ever been made in writing by any taxing authority in a jurisdiction where Parent and its Subsidiaries do not file Tax Returns that Parent or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.

(g)           Tax Rulings. Neither Parent nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(h)           Closing Agreements. Neither Parent nor any of its Subsidiaries is a party to any agreement with any Governmental Entity with respect to Taxes (including, but not limited to, any closing agreement within the meaning of Section 7121 of the Code).

(i)           Consolidated Groups, Transferee Liability, and Tax Agreements. Neither Parent nor any of its Subsidiaries: (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary, or similar basis; (ii) has any material liability for Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state, or foreign Law), as a transferee or successor, by Contract, or otherwise; or (iii) is a party to, bound by or has any material liability under any Tax sharing, allocation, or indemnification agreement or arrangement (other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes).

(j)           Change in Accounting Method. Neither Parent nor any of its Subsidiaries has agreed to make, nor is it required to make, any material adjustment under Section 481(a) of the Code or any comparable provision of state, local, or foreign Tax Laws by reason of a change in accounting method or otherwise.

(k)           Post-Closing Tax Items. Parent and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for (i) any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (B) installment sale or open transaction disposition made on or prior to the Closing Date; (C) prepaid amount received on or prior to the Closing Date; or (D) election under Section 108(i) of the Code; or (E) a change of method of accounting, or use of an improper method of accounting made or used on or prior to the Closing Date, or (ii) any Tax period (or portion thereof) as a result of any deferred foreign income within the meaning of Section 965 of the Code.

(l)            Prior Activities. Neither Parent nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code and no election under Section 338 of the Code or any similar provision of applicable law has been made or required to be made by or with respect to Parent or its Subsidiaries.

(m)          Reportable Transactions. Neither Parent nor any of its Subsidiaries has been a party to, or a material advisor with respect to, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(n)           FIRPTA. Neither Parent nor any of its Subsidiaries is, nor has ever been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(o)           Foreign Activities. Neither Parent nor any of its Subsidiaries (i) has (or has ever had) any (A) place of management, (B) branch, (C) office (or any other place of business), (D) operations of employees, (E) agent with binding authority or (F) other activities, in each case that gives rise to a permanent establishment or taxable presence in any country other than the country where Parent or such Subsidiary was organized, (ii) has never entered into a gain recognition agreement pursuant to Treasury Regulation 1.367(a)-8, and (iii) has never transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code. Neither Parent nor any of its Subsidiaries has any item of income that could constitute (i) subpart F income within the meaning of Section 952 of the Code or (ii) global intangible low-taxed income within the meaning of Section 951A of the Code, in each case, for the period commencing on the first day of any Straddle Period and ending at the close of business on the Closing Date. No Parent Subsidiary that is a controlled foreign corporation holds assets that constitute U.S. property within the meaning of Section 956 of the Code.

(p)           Transfer Pricing. Parent and each of its Subsidiaries is in compliance in all material respects with all applicable transfer pricing laws and regulations (including Section 482 of the Code and its corresponding Treasury Regulations and any corresponding provision of non-U.S. Law), including the maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of Parent and each Subsidiary.

(q)           Unclaimed Property. Parent and each of its Subsidiaries has (i) filed or caused to be filed with the appropriate Governmental Entity all material unclaimed property reports required to be filed and has remitted to the appropriate Governmental Entity all material unclaimed property required to be remitted, or (ii) delivered or paid all material unclaimed property to its original or proper recipient.

(r)           Leases of Property. No asset of Parent or any of its Subsidiaries is (i) required to be treated as being owned by any other Person pursuant to any provision of applicable Law (including, but not limited to, the “safe harbor” leasing provisions of Section 168(f)(8) of the Code, as in effect prior to the repeal of those “safe harbor” leasing provisions), (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term lease agreement as defined in Section 467 of the Code.

(s)           Joint Ventures. Neither Parent nor any of its Subsidiaries is a party to any joint venture, partnership or other agreement, contract or arrangement (whether written or oral) that could be treated as a partnership for federal income tax purposes, other than an entity that is wholly-owned, directly or indirectly, by Parent or any of its Subsidiaries.

(t)           Tax-Exempt Property. Neither Parent nor any of its Subsidiaries has “tax-exempt bond-financed property” or “tax-exempt use property,” within the meaning of Section 168(h) of the Code or any similar provision of applicable Law.

(u)           Employment Considerations. Neither Parent nor any of its Subsidiaries is a party to any contract, agreement or other arrangement that (i) results or could result in any amount that is not deductible under Sections 162, 280G, or 404 of the Code, or any similar provision of applicable Law or (ii) violates Section 409A of the Code or any similar provision of applicable Law.

(v)           Intended Tax Treatment. Neither Parent nor any of its Subsidiaries has taken or agreed to take any action, or is aware of the existence of any facts or circumstances, that could reasonably be expected to impede or prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.07   Intellectual Property.

(a)           Scheduled Parent-Owned and Parent-Licensed IP. Section 4.07(a) of the Parent Disclosure Letter contains a true and complete list, as of the date hereof, of all: (i) Parent-Owned IP that is the subject of any issuance, registration, certificate, application, or other filing by, to or with any Governmental Entity or authorized private registrar, including Patent registrations and pending applications for registration, Trademark registrations and pending applications for registration, Copyright registrations and pending applications for registration, social media accounts and usernames and internet domain names; (ii) material unregistered Parent-Owned IP; and (iii) Parent-Licensed IP.

(b)           Right to Use; Title. Parent or one of its Subsidiaries is the sole and exclusive legal and beneficial owner of all right, title, and interest in and to Parent-Owned IP, and has the valid and enforceable right to use all other Intellectual Property, including all Parent-Licensed IP, used or held for use in or necessary for the conduct of the business of Parent and its Subsidiaries as currently conducted and as proposed to be conducted (“Parent IP”), in each case free and clear of all liens other than Permitted Liens.

(c)           Validity and Enforceability. Parent and its Subsidiaries’ rights in Parent-Owned IP are valid, subsisting, and enforceable. Parent and each of its Subsidiaries have taken reasonable steps to maintain Parent IP and to protect and preserve the confidentiality of all trade secrets included in Parent IP.

(d)           Non-Infringement. The conduct of the businesses of Parent and all of its Subsidiaries has not infringed, misappropriated, or otherwise violated, and is not infringing, misappropriating, or otherwise violating, any Intellectual Property of any other Person. To the Knowledge of Parent, no third party is infringing upon, violating, or misappropriating any Parent IP.

(e)           IP Legal Actions and Orders. There are no Legal Actions pending or, to the Knowledge of Parent, threatened: (i) alleging any infringement, misappropriation, or violation of the Intellectual Property of any Person by Parent or any of its Subsidiaries; or (ii) challenging the validity, enforceability, or ownership of any Parent-Owned IP or Parent or any of its Subsidiaries’ rights with respect to any Parent IP. Parent and its Subsidiaries are not subject to any outstanding Order that restricts or impairs the use of any Parent-Owned IP.

(f)           Information Systems. The software and other information technology that is owned or controlled by Parent and its Subsidiaries: (i) are in satisfactory working order, are substantially free from reproducible programming errors and from defects in workmanship and materials (other than customary bugs), and are scalable to meet current and reasonably anticipated capacity; (ii) have reasonably appropriate security, backups, disaster recovery arrangements, and hardware and software support and maintenance to minimize the risk of material error, breakdown, failure, or security breach occurring; (iii) are configured and maintained in accordance with accepted business practices to minimize the effects of viruses and malware; (iv) do not contain any malicious code, protective feature designed to prevent its use, including, without limitation, any computer virus, worm, software lock, drop dead device, Trojan horse routine, trap door, bomb or any other code or instruction created or inserted by or on behalf of Parent and its Subsidiaries that may be used to access, modify, delete, damage or disable it; and (v) have not suffered any error, breakdown, failure, or security breach that has caused damage or significant disruption to the operation of the business of Parent and its Subsidiaries.

Section 4.08   Compliance; Permits.

(a)           Compliance. Except as set forth in Section 4.08 of the Parent Disclosure Letter, Parent and each of its Subsidiaries is and has been, in all material respects, in compliance with, all Laws or Orders applicable to Parent or any of its Subsidiaries or by which Parent or any of its Subsidiaries or any of their respective businesses or properties is bound. Except as set forth in Section 4.08 of the Parent Disclosure Letter, since January 1, 2017, no Governmental Entity has issued any notice or notification stating that Parent or any of its Subsidiaries is not in compliance with any Law. Neither Parent nor any of its Subsidiaries has received written notice (or to the Knowledge of Parent, any other notice) from any Person asserting that it has failed to comply with such Person’s rules, protocols, policies and procedures relating to privacy and data use and protection. Except as described in Parent SEC Documents filed as of the date that is two business days prior to the date of this Agreement or as otherwise set forth in Section 4.04(a) and Section 4.08 of the Parent Disclosure Letter, no investigation by any state or federal regulatory agency has been commenced to the Knowledge of Parent. No action has been asserted or, to the Knowledge of Parent, threatened against Parent or its Subsidiaries alleging a violation of any Person’s privacy or personal information or data rights.

(b)           Permits. Parent and its Subsidiaries hold, to the extent necessary to operate their respective businesses as such businesses are being operated as of the date hereof, all Permits. No suspension, cancellation, non-renewal, or adverse modifications of any Permits of Parent or any of its Subsidiaries is pending or, to the Knowledge of Parent, threatened. Parent and each of its Subsidiaries is and has been in compliance with the terms of all Permits.

Section 4.09    Litigation.  Except as set forth in Section 4.09 of the Parent Disclosure Letter, there is no Legal Action pending, or to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of Parent, any officer or director of Parent or any of its Subsidiaries in their capacities as such other than any such Legal Action that: (a) does not involve an amount in controversy in excess of $50,000; and (b) does not seek material injunctive or other material non-monetary relief. None of Parent or any of its Subsidiaries or any of their respective properties or assets is subject to any Order of a Governmental Entity or arbitrator, whether temporary, preliminary, or permanent. To the Knowledge of Parent, other than as listed in Section 4.04(a) and Section 4.09 of the Parent Disclosure Letter, there are no SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations pending or, to the Knowledge of Parent, threatened, in each case regarding any accounting practices of Parent or any of its Subsidiaries or any malfeasance by any officer or director of Parent.

Section 4.10    Brokers’ and Finders’ Fees.  Except for fees payable to D.A. Davidson & Co. (the “Parent Financial Advisor”), including (if applicable) attorneys’ fees, pursuant to an engagement letter listed in Section 4.10 of the Parent Disclosure Letter, a correct and complete copy of which has been provided to the Company, neither Parent nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement or any transaction contemplated by this Agreement.

Section 4.11   Related Person Transactions.  Except as described in Parent SEC Documents filed as of the date hereof, there are, and since January 1, 2017, there have been, no Contracts, transactions, arrangements, or understandings between Parent or any of its Subsidiaries, on the one hand, and any Affiliate (including any director, officer, or employee) thereof or any holder of 5% or more of the shares of Parent Common Stock, but not including any wholly-owned Subsidiary of Parent, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in Parent’s Form 10-K or proxy statement pertaining to an annual meeting of shareholders.

Section 4.12   Employee Matters.

(a)           Schedule. Section 4.12(a) of the Parent Disclosure Letter contains a true and complete list, as of the date hereof, of each plan, program, policy, agreement, collective bargaining agreement, or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, fringe, retirement, death, disability, or medical benefits or other employee benefits or remuneration of any kind, including each employment, termination, severance, retention, change in control, or consulting or independent contractor plan, program, arrangement, or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to, by Parent or any of its Subsidiaries for the benefit of any current or former employee, independent contractor, consultant, or director of Parent or any of its Subsidiaries (each, a “Parent Employee”), or with respect to which Parent or any Parent ERISA Affiliate has or may have any Liability (collectively, the “Parent Employee Plans”).

(b)           Documents. Parent has made available to the Company correct and complete copies (or, if a plan is not written, a written description) of all Parent Employee Plans and amendments thereto, and, to the extent applicable: (i) all related trust agreements, funding arrangements, and insurance contracts now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (ii) the most recent determination letter received regarding the tax-qualified status of each Parent Employee Plan; (iii) the most recent financial statements for each Parent Employee Plan; (iv) the Form 5500 Annual Returns/Reports and Schedules for the most recent plan year for each Parent Employee Plan; (v) the current summary plan description for each Parent Employee Plan; and (vi) all actuarial valuation reports related to any Parent Employee Plans.

(c)           Employee Plan Compliance. (i) Each Parent Employee Plan (including any Multiemployer Plan) has been established, administered, and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) all Parent Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received timely determination letters from the IRS and no such determination letter has been revoked nor has any such revocation been threatened, or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such qualified retirement plan and the related trust are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code; (iii) Parent and its Subsidiaries, where applicable, have timely made all contributions, benefits, premiums, and other payments required by and due under the terms of each Parent Employee Plan and applicable Law and accounting principles, and all benefits accrued under any unfunded Parent Employee Plan have been paid, accrued, or otherwise adequately reserved to the extent required by, and in accordance with GAAP; (iv) except to the extent limited by applicable Law, each Parent Employee Plan can be amended, terminated, or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent, the Company, or any of their respective Subsidiaries (other than ordinary administration expenses and in respect of accrued benefits thereunder); (v) there are no investigations, audits, inquiries, or Legal Actions pending or threatened by the IRS, U.S. Department of Labor, Health and Human Services, Equal Employment Opportunity Commission, or any similar Governmental Entity with respect to any Parent Employee Plan; (vi) there are no material Legal Actions pending, or threatened with respect to any Parent Employee Plan (in each case, other than routine claims for benefits); and (vii) neither Parent nor any of its Parent ERISA Affiliates has engaged in a transaction that could subject Parent or any Parent ERISA Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(d)           Plan Liabilities. Neither Parent nor any Parent ERISA Affiliate has: (i) incurred or reasonably expects to incur, either directly or indirectly, any liability under Title I or Title IV of ERISA, or related provisions of the Code or foreign Law relating to any Parent Employee Plan and nothing has occurred that could reasonably be expected to constitute grounds under Title IV of ERISA to terminate, or appoint a trustee to administer, any Parent Employee Plan; (ii) except for payments of premiums to the PBGC which have been timely paid in full, not incurred any liability to the PBGC in connection with any Parent Employee Plan covering any active, retired, or former employees or directors of Parent or any Parent ERISA Affiliate, including, without limitation, any liability under Sections 4069 or 4212(c) of ERISA or any penalty imposed under Section 4071 of ERISA, or ceased operations at any facility, or withdrawn from any such Parent Employee Plan in a manner that could subject it to liability under Sections 4062, 4063 or 4064 of ERISA; (iii) failed to comply with Section 601 et. seq. of ERISA and Section 4980B of the Code; or (iv) incurred any withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of Sections 4201 or 4204 of ERISA to any Multiemployer Plan and nothing has occurred that presents a material risk of the occurrence of any withdrawal from or the partition, termination, reorganization, or insolvency of any such Multiemployer Plan which could result in any liability of Parent or any Parent ERISA Affiliate to any such Multiemployer Plan. No complete or partial termination of any Parent Employee Plan has occurred or is expected to occur.

(e)           Certain Parent Employee Plans. With respect to each Parent Employee Plan:

(i)            no such plan is a Multiemployer Plan or a “multiple employer plan” within the meaning of Section 413(c) of the Code and neither Parent nor any of its Parent ERISA Affiliates has now or at any time within the previous six years contributed to, sponsored, maintained, or had any liability or obligation in respect of any such Multiemployer Plan or multiple employer plan;

(ii)           no Legal Action has been initiated by the PBGC to terminate any such Parent Employee Plan or to appoint a trustee for any such Parent Employee Plan;

(iii)           no Parent Employee Plan is subject to the minimum funding standards of Section 302 of ERISA or Sections 412, 418(b), or 430 of the Code, and none of the assets of Parent or any Parent ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 303 of ERISA or Sections 430 or 436 of the Code; and

(iv)           no “reportable event,” as defined in Section 4043 of ERISA, has occurred, or is reasonably expected to occur, with respect to any such Parent Employee Plan.

(f)           No Post-Employment Obligations. Except as set forth in Section 4.12(f) of the Parent Disclosure Letter, no Parent Employee Plan provides post-termination or retiree health benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and neither Parent nor any Parent ERISA Affiliate has any Liability to provide post-termination or retiree health benefits to any person or ever represented, promised, or contracted to any Parent Employee (either individually or to Parent Employees as a group) or any other person that such Parent Employee(s) or other person would be provided with post-termination or retiree health benefits, except to the extent required by COBRA or other applicable Law.

(g)           Potential Governmental or Lawsuit Liability. Other than routine claims for benefits: (i) there are no pending or threatened claims by or on behalf of any participant in any Parent Employee Plan, or otherwise involving any Parent Employee Plan or the assets of any Parent Employee Plan; and (ii) no Parent Employee Plan is presently or has within the three years prior to the date hereof, been the subject of an examination or audit by a Governmental Entity or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Entity.

(h)           Section 409A Compliance. Each Parent Employee Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings, and final regulations).

(i)           Health Plan Compliance. Each of Parent and its Subsidiaries complies in all material respects with the applicable requirements of COBRA or any similar state statute with respect to each Parent Employee Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or such state statute.

(j)           Effect of Transaction. Except as set forth in Section 4.12(j) of the Parent Disclosure Letter, neither the execution or delivery of this Agreement, the consummation of the Merger, nor any of the other transactions contemplated by this Agreement will (either alone or in combination with any other event): (i) entitle any current or former director, employee, contractor, or consultant of Parent to severance pay or any other payment; (ii) accelerate the timing of payment, funding, or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of Parent to merge, amend, or terminate any Parent Employee Plan; or (iv) increase the amount payable or result in any other material obligation pursuant to any Parent Employee Plan. The Parent Board has not authorized any payment to be made on completion of or in connection with the execution or delivery of this Agreement, the consummation of the Merger, or other transactions contemplated by this Agreement, and, except as set forth in Section 4.12(j) of the Parent Disclosure Letter, no such payments will be due or obligation incurred.

(k)           Employment Law Matters. Except as set forth in Section 4.12(k) of the Parent Disclosure Letter, Parent and each of its Subsidiaries is in compliance with all applicable Laws and agreements regarding hiring, employment, collective bargaining, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration with respect to Parent Employees and contingent workers.

(l)           Labor. Neither Parent nor any of its Subsidiaries is party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council, or trade union with respect to any of its or their operations. No material work stoppage, slowdown, or labor strike against Parent or any of its Subsidiaries with respect to employees who are employed within the United States is pending, threatened, or has occurred in the last two years, and, to the Knowledge of Parent, no material work stoppage, slowdown, or labor strike against Parent or any of its Subsidiaries with respect to employees who are employed outside the United States is pending, threatened, or has occurred in the last two years. None of Parent Employees is represented by a labor organization, work council, or trade union and, to the Knowledge of Parent, there is no organizing activity, Legal Action, election petition, union card signing or other union activity, or union corporate campaigns of or by any labor organization, trade union, or work council directed at Parent or any of its Subsidiaries, or any Parent Employees. Except as set forth in Section 4.12(l) of the Parent Disclosure Letter, there are no Legal Actions, government investigations, or labor grievances pending, or, to the Knowledge of Parent, threatened relating to any employment related matter involving any Parent Employee or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law.

Section 4.13   Real Property and Personal Property Matters.

(a)           Owned Real Estate. Parent does not as of the date hereof hold fee simple title to any real property. Neither Parent nor any Subsidiary is a party to any agreement or option to purchase any real property or interest therein.

(b)           Leased Real Estate. Section 4.13(b) of the Parent Disclosure Letter contains a true and complete list of any and all Leases (including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto) as of the date hereof for each such Parent-Leased Real Estate (including the date and name of the parties to such Lease). Parent has delivered to the Company a true and complete copy of each such Lease. Except as set forth on Section 4.13(b) of the Parent Disclosure Letter, with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable, and in full force and effect; (ii) neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any other party to the Lease, is in breach or default under such Lease, and no event has occurred or circumstance exists which, with or without notice, lapse of time, or both, would constitute a breach or default under such Lease; (iii) Parent’s or its Subsidiary’s possession and quiet enjoyment of the Parent-Leased Real Estate under such Lease has not been disturbed, and to the Knowledge of Parent, there are no disputes with respect to such Lease; and (iv) there are no Liens on the estate created by such Lease other than Permitted Liens. Neither Parent nor any of its Subsidiaries has assigned, pledged, mortgaged, hypothecated, or otherwise transferred any Lease or any interest therein nor has Parent or any of its Subsidiaries subleased, licensed, or otherwise granted any Person (other than another wholly-owned Subsidiary of Parent) a right to use or occupy such Parent-Leased Real Estate or any portion thereof.

(c)           Real Estate Used in the Business. The Parent-Leased Real Estate identified in Section 4.13(b) of the Parent Disclosure Letter comprise all of the real property used or intended to be used in, or otherwise related to, the business of Parent or any of its Subsidiaries.

(d)           Personal Property. Parent and each of its Subsidiaries are in possession of and have good and marketable title to, or valid leasehold interests in or valid rights under contract to use, the machinery, equipment, furniture, fixtures, and other tangible personal property and assets owned, leased, or used by Parent or any of its Subsidiaries, free and clear of all Liens other than Permitted Liens.

Section 4.14   Environmental Matters.

(a)           Parent and its Subsidiaries are, and have been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of Parent and its Subsidiaries as currently conducted.

(b)           Neither Parent nor any of its Subsidiaries has disposed of, released, or discharged any Hazardous Substances on, at, under, in, or from any real property currently or, to the Knowledge of Parent, formerly owned, leased, or operated by it or any of its Subsidiaries or at any other location that is: (i) currently subject to any investigation, remediation, or monitoring; or (ii) reasonably likely to result in liability to Parent or any of its Subsidiaries, in either case of (i) or (ii) under any applicable Environmental Laws.

(c)           Neither Parent nor any of its Subsidiaries has: (i) produced, processed, manufactured, generated, transported, treated, handled, used, or stored any Hazardous Substances, except in compliance with Environmental Laws, at any Real Estate; or (ii) exposed any employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any material Liability or obligation under any Environmental Law.

(d)           Neither Parent nor any of its Subsidiaries has received written notice of and there is no Legal Action pending, or to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment, or any other remediation or compliance under any Environmental Law. Neither Parent nor any of its Subsidiaries is subject to any Order, settlement agreement, or other written agreement by or with any Governmental Entity or third party imposing any material Liability or obligation with respect to any of the foregoing.

(e)           Neither Parent nor any of its Subsidiaries has expressly assumed or retained any Liabilities under any applicable Environmental Laws of any other Person, including in any acquisition or divestiture of any property or business.

Section 4.15  Material Contracts.

(a)           Material Contracts. For purposes of this Agreement, “Parent Material Contract” shall mean the following to which Parent or any of its Subsidiaries is a party or any of the respective assets are bound (excluding any Leases):

(i)           any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K), whether or not filed by Parent with the SEC;

(ii)           any employment or consulting Contract (in each case with respect to which Parent or any of its Subsidiaries has continuing obligations as of the date hereof) with any current or former (A) officer of Parent or any of its Subsidiaries, (B) member of the Parent Board, or (C) Parent Employee providing for an annual base salary or payment in excess of $100,000;

(iii)           any Contract providing for indemnification or any guaranty by Parent or any Subsidiary thereof, in each case that is material to Parent and its Subsidiaries, taken as a whole, other than (A) any guaranty by Parent or a Subsidiary thereof of any of the obligations of (1) Parent or another wholly-owned Subsidiary thereof or (2) any Subsidiary (other than a wholly-owned Subsidiary) of Parent that was entered into in the ordinary course of business pursuant to or in connection with a customer Contract, or (B) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business;

(iv)           any Contract that purports to limit in any material respect the right of Parent or any of its Subsidiaries (or, at any time after the consummation of the Merger, the Surviving Company or any of its Subsidiaries) to (A) engage in any line of business, (B) compete with any Person or solicit any client or customer, or (C) operate in any geographical location;

(v)           any Contract entered into on or after January 1, 2017 relating to the disposition or acquisition, directly or indirectly (by merger, sale of stock, sale of assets, or otherwise), by Parent or any of its Subsidiaries of assets or capital stock or other equity interests of any Person, in each case with a fair market value in excess of $100,000;

(vi)           any Contract that grants any right of first refusal, right of first offer, or similar right with respect to any material assets, rights, or properties of Parent or any of its Subsidiaries;

(vii)          any Contract that contains any provision that requires the purchase of all or a material portion of Parent’s or any of its Subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to Parent and its Subsidiaries, taken as a whole;

(viii)         any Contract that obligates Parent or any of its Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party or upon consummation of the Merger will obligate Parent, the Surviving Company, or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party;

(ix)           any partnership, joint venture, limited liability company agreement, or similar Contract relating to the formation, creation, operation, management, or control of any material joint venture, partnership, or limited liability company, other than any such Contract solely between Parent and its wholly-owned Subsidiaries or among Parent’s wholly-owned Subsidiaries;

(x)            any mortgages, indentures, guarantees, loans, or credit agreements, security agreements, or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, in each case in excess of $100,000, other than (A) accounts receivables and payables, and (B) loans to Affiliates of Parent;

(xi)           any employee collective bargaining agreement or other Contract with any labor union;

(xii)           any Parent IP Agreement;

(xiii)          any license or similar Contract with respect to any Parent or Subsidiary location;

(xiv)           any other Contract under which Parent or any of its Subsidiaries is obligated to make payment or incur costs in excess of $100,000 in any year and which is not otherwise described in clauses (i)–(xii) above;

(xv)           any material Contracts with Parent Selected Customers; or

(xvi)         any Contract which is not otherwise described in clauses (i)-(xiii) above that is material to Parent and its Subsidiaries, taken as a whole.

(b)           Schedule of Material Contracts; Documents. Section 4.15(b) of the Parent Disclosure Letter sets forth a true and complete list as of the date hereof of all Parent Material Contracts. Parent has made available to the Company correct and complete copies of all Parent Material Contracts, including any amendments thereto. Except as set forth in Section 4.15(b) of the Parent Disclosure Letter, none of the Parent, its Subsidiaries or the Surviving Company will have any responsibilities, obligations or liabilities, contractual or otherwise, arising under any change of control provision of any Contract as a result of any of the transactions contemplated hereunder, including the Merger.

(c)           No Breach. (i) All the Parent Material Contracts are valid, legal, and binding on Parent or its applicable Subsidiary, enforceable against it in accordance with its terms, and is in full force and effect; (ii) neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any third party has violated any provision of, or failed to perform any obligation required under the provisions of, any Parent Material Contract; (iii) neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any third party is in breach, or has received written notice of breach, of any Parent Material Contract; and (iv) neither Parent nor any of its Subsidiaries has received written notice of termination, cancellation, material reduction of services or non-renewal that is currently in effect with respect to any Material Contract and, to the Knowledge of Parent, no other party to a Material Contract plans to terminate, cancel or not renew, or materially reduce the services provided to it under, any such Material Contract.

Section 4.16  Insurance. Section 4.16 of the Parent Disclosure Letter sets forth (a) a list of each insurance policy and fidelity bond which covers Parent, its Subsidiaries, their respective properties and assets (including in respect of Real Estate) or any director, officer or employee of Parent or its Subsidiaries, including without limitation each workers’ compensation policy (the “Parent Policies”) and (b) a list of all pending claims and the claims history for Parent and its Subsidiaries since January 1, 2017. Except as set forth in Section 4.16 of the Parent Disclosure Letter, there are no pending claims under any of the Parent Policies as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights. All premiums due under the Parent Policies have been paid in full or, with respect to premiums not yet due, accrued. Parent does not have any Liability to any Person with respect to the Parent Policies or insurance policies issued in its favor at any time previously, including to Freestone Insurance Company or the receiver appointed with respect to that company. All of the Parent Policies are in full force and effect and provide insurance in such amounts and against such risks as Parent reasonably has determined to be prudent, taking into account the industries in which Parent and its Subsidiaries operate, and as is sufficient to comply with applicable Law. Neither Parent nor any of its Subsidiaries is in breach or default, and neither Parent nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of the Parent Policies. To the Knowledge of Parent, except for Freestone Insurance Company: (i) no insurer of the Parent Policies has been declared insolvent or placed in receivership, conservatorship, or liquidation; and (ii) no notice of cancellation or termination, other than pursuant to the expiration of a term in accordance with the terms thereof, has been received with respect to any of the Parent Policies, nor has the Parent received any notice that an insurer intends to materially reduce the level of coverage under any Parent Policy. To Parent’s Knowledge, the consummation of the transactions contemplated by this Agreement is not reasonably likely to adversely affect the relationship of Parent with any of its insurers.

Section 4.17   Proxy Statement.   None of the information included or incorporated by reference in the Proxy Statement to be filed with the SEC in connection with the Merger, will, at the date it is first mailed to Parent’s shareholders or at the time of the Parent Shareholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company expressly for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

Section 4.18   Anti-Corruption Matters.  Since January 1, 2017, none of Parent, any of its Subsidiaries or any director, officer or, to the Knowledge of Parent, employee or agent of Parent or any of its Subsidiaries has: (i) used any funds for unlawful contributions, gifts, entertainment, or other unlawful payments relating to an act by any Governmental Entity; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment under any applicable Law relating to anti-corruption, bribery, or similar matters. Since January 1, 2017, neither Parent nor any of its Subsidiaries has disclosed to any Governmental Entity that it violated or may have violated any Law relating to anti-corruption, bribery, or similar matters. To the Knowledge of Parent, no Governmental Entity is investigating, examining, or reviewing Parent’s compliance with any applicable provisions of any Law relating to anti-corruption, bribery, or similar matters.

Section 4.19    Customers.

(a)           Section 4.19(a) of the Parent Disclosure Letter sets forth a complete and accurate list of the ten (10) largest customers of Parent and its Subsidiaries based on revenues during the fiscal year ended December 28, 2018 (the “Parent Selected Customers”). Such revenue amounts are also set forth on Section 4.19(a) of the Parent Disclosure Letter.

(b)           Since June 30, 2018, the Parent Selected Customers set forth in Section 4.19(b) of the Parent Disclosure Letter have reduced their level of business with Parent by at least 10%. However, no Parent Selected Customers have canceled or terminated their relationship with Parent and its Subsidiaries or notified Parent or its Subsidiaries in writing of an intent to cancel or terminate its relationship or, to Parent’s Knowledge (without the requirement of inquiry to the Parent Selected Customer), intends to materially reduce its level of business with Parent and its Subsidiaries. To Parent’s Knowledge, the consummation of the transactions contemplated by this Agreement is not reasonably expected to adversely affect the relationship of Parent and its Subsidiaries with any of the Parent Selected Customers.

Section 4.20   Fairness Opinion.  The Parent Board has received the opinion of Parent Financial Advisor (and Parent has provided a copy of such opinion to the Company solely for information purposes), to the effect that, as of the date of such opinion and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to Parent, and, as of the date hereof, such opinion has not been withdrawn, revoked, or modified.

ARTICLE V
Covenants

Section 5.01    Conduct of Business of the Company.  The Company shall, and shall cause each of its Subsidiaries to, during the period from the date of this Agreement until the Effective Time, except as expressly contemplated by this Agreement or as required by applicable Law or with the prior written consent of Parent, conduct its business in the ordinary course of business consistent with past practice, and, to the extent consistent therewith, the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to preserve substantially intact its and its Subsidiaries’ business organization, to keep available the services of its and its Subsidiaries’ current officers and employees, and to preserve its and its Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees, and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as set forth in Section 5.01 of the Company Disclosure Letter or as otherwise expressly contemplated by this Agreement (including to effectuate the Pre-Closing Reorganization, the Dock Square Consulting Arrangement or the Pre-Closing Balance Sheet Adjustment) or as required by applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed):

(a)           amend or propose to amend its Organizational Documents;

(b)           (i) split, combine, or reclassify any Company Securities or Company Subsidiary Securities, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any Company Securities or Company Subsidiary Securities or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly-owned Subsidiaries);

(c)           issue, sell, pledge, dispose of, or encumber any Company Securities or Company Subsidiary Securities;

(d)           except as required by applicable Law or by any Company Employee Plan or Contract in effect as of the date hereof (i) increase the compensation payable or that could become payable by the Company or any of its Subsidiaries to directors, officers, or employees, other than increases in compensation made to non-officer employees in the ordinary course of business consistent with past practice, (ii) promote any officers or employees, except in connection with the Company’s annual or quarterly compensation review cycle or as the result of the termination or resignation of any officer or employee, or (iii) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Company Employee Plans or any plan, agreement, program, policy, trust, fund, or other arrangement that would be a Company Employee Plan if it were in existence as of the date hereof, or make any contribution to any Company Employee Plan, other than contributions required by Law, the terms of such Company Employee Plans as in effect on the date hereof, or that are made in the ordinary course of business consistent with past practice;

(e)           acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person;

(f)           (i) transfer, license, sell, lease, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, or otherwise subject to any Lien (other than a Permitted Lien), any assets, including the capital stock or other equity interests in any Subsidiary of the Company or any Real Estate; provided, that the foregoing shall not prohibit the Company and its Subsidiaries from transferring, selling, leasing, or disposing of obsolete equipment or assets being replaced, or granting non-exclusive licenses under the Company IP, in each case in the ordinary course of business consistent with past practice, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

(g)           repurchase, prepay, or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

(h)           enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Company Material Contract or any Lease with respect to Real Estate or any other Contract or Lease that, if in effect as of the date hereof would constitute a Company Material Contract or Lease with respect to Real Estate hereunder;

(i)           institute, settle, or compromise any Legal Action involving the payment of monetary damages by the Company or any of its Subsidiaries, other than (i) any Legal Action brought against the Company arising out of a breach or alleged breach of this Agreement by the Company, and (ii) the settlement of claims, liabilities, or obligations reserved against on the Company Balance Sheet; provided, that neither the Company nor any of its Subsidiaries shall settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company’s business;

(j)           make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;

(k)           (i) settle or compromise any material Tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on the Company Balance Sheet, (ii) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its Subsidiaries;

(l)           enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership, or alliance;

(m)           take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to the Company with respect to a Takeover Proposal or otherwise, except for Parent or any of its Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;

(n)           abandon, allow to lapse, sell, assign, transfer, grant any security interest in otherwise encumber or dispose of any Company IP, or grant any right or license to any Company IP other than pursuant to non-exclusive licenses entered into in the ordinary course of business consistent with past practice;

(o)           terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy; or

(p)           agree or commit to do any of the foregoing.

Section 5.02  Conduct of Business of Parent and Merger Subs.  Parent and the Merger Subs shall, and shall cause each of its respective Subsidiaries to, during the period from the date of this Agreement until the Effective Time, except as expressly contemplated by this Agreement or as required by applicable Law or with the prior written consent of the Company, conduct its business in the ordinary course of business consistent with past practice, and, to the extent consistent therewith, Parent and the Merger Subs shall, and shall cause each of its respective Subsidiaries to, use its reasonable best efforts to preserve substantially intact its and its respective Subsidiaries’ business organization, to keep available the services of its and its respective Subsidiaries’ current officers and employees (subject to the amendment or modification of certain employment agreements as set forth on Section 5.02 of the Parent Disclosure Letter), to preserve its and its respective Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees, and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as set forth in Section 5.02 of the Parent Disclosure Letter or as otherwise expressly contemplated by this Agreement (including to effectuate the Dock Square Consulting Arrangement) or as required by applicable Law, Parent and the Merger Subs shall not, nor shall either permit any of its respective Subsidiaries to, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned, or delayed):

(a)           amend or propose to amend its Charter Documents;

(b)           (i) split, combine, or reclassify any Parent Securities or Parent Subsidiary Securities, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any Parent Securities or Parent Subsidiary Securities, other than in connection with the Offer, or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly-owned Subsidiaries);

(c)           issue, sell, pledge, dispose of, or encumber any Parent Securities or Parent Subsidiary Securities;

(d)           except as required by applicable Law or by any Parent Employee Plan or Contract in effect as of the date hereof or as set forth in Section 5.02(d) of the Parent Disclosure Letter, (i) increase the compensation payable or that could become payable by Parent or any of its Subsidiaries to directors, officers, or employees, other than increases in compensation made to non-officer employees in the ordinary course of business consistent with past practice, (ii) promote any officers or employees, except in connection with Parent’s annual or quarterly compensation review cycle or as the result of the termination or resignation of any officer or employee, or (iii) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Parent Employee Plans or any plan, agreement, program, policy, trust, fund, or other arrangement that would be a Parent Employee Plan if it were in existence as of the date hereof, or make any contribution to any Parent Employee Plan, other than contributions required by Law, the terms of such Parent Employee Plans as in effect on the date hereof, or that are made in the ordinary course of business consistent with past practice;

(e)           acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person;

(f)           (i) transfer, license, sell, lease, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, or otherwise subject to any Lien (other than a Permitted Lien), any assets, including the capital stock or other equity interests in any Subsidiary of Parent or any Real Estate; provided, that the foregoing shall not prohibit Parent and its Subsidiaries from transferring, selling, leasing, or disposing of obsolete equipment or assets being replaced, or granting non-exclusive licenses under the Parent IP, in each case in the ordinary course of business consistent with past practice, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

(g)           repurchase, prepay, or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of Parent or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

(h)           except as set forth in Section 5.02(h) of the Parent Disclosure Letter, enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Parent Material Contract or any Lease with respect to Real Estate or any other Contract or Lease that, if in effect as of the date hereof would constitute a Parent Material Contract or Lease with respect to Real Estate hereunder;

(i)           institute, settle, or compromise any Legal Action involving the payment of monetary damages by Parent or any of its Subsidiaries, other than (i) any Legal Action brought against Parent arising out of a breach or alleged breach of this Agreement by Parent, (ii) the settlement of claims, liabilities, or obligations reserved against on the Parent Balance Sheet; and (iii) the settlement of or payments related to any disputes or claims concerning accounts receivable or workers’ compensation claims (including the payment of ongoing workers’ compensation claims costs) in the ordinary course of business, provided, that neither Parent nor any of its Subsidiaries shall settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on Parent’s business;

(j)           make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;

(k)           (i) settle or compromise any material Tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on the Parent Balance Sheet (or most recent consolidated balance sheet included in the Parent SEC Documents), (ii) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to Parent or its Subsidiaries;

(l)           enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership, or alliance;

(m)           except in connection with actions permitted by Section 5.05 hereof, take any action to exempt any Person from, or make any acquisition of securities of Parent by any Person not subject to, any state takeover statute or similar statute or regulation that applies to Parent with respect to a Takeover Proposal or otherwise, except for the Company or any of its Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;

(n)           abandon, allow to lapse, sell, assign, transfer, grant any security interest in otherwise encumber or dispose of any Parent IP, or grant any right or license to any Parent IP other than pursuant to non-exclusive licenses entered into in the ordinary course of business consistent with past practice;

(o)           terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy; or

(p)           agree or commit to do any of the foregoing.

Prior to the Effective Time, Parent shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and its Subsidiaries’ respective operations.

Section 5.03  Other Actions.  From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in ARTICLE VII, the Company, Parent and the Merger Subs shall not, and shall not permit any of their respective Subsidiaries to, take, or agree or commit to take, any action (except as otherwise expressly permitted by Section 5.05 of this Agreement) that would reasonably be expected to, individually or in the aggregate, prevent, materially delay, or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 5.04   Access to Information; Confidentiality.

(a)           From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in ARTICLE VII, each party shall, and shall cause its Subsidiaries to, afford to the other party and its Representatives reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of such first party or any Subsidiary thereof, to the officers, employees, accountants, agents, properties, offices, and other facilities and to all books, records, contracts, and other assets of such first party and its Subsidiaries, and each party shall, and shall cause its Subsidiaries to, furnish promptly to the other party such other information concerning the business and properties of such first party and its Subsidiaries as such other party may reasonably request from time to time. The parties and their Subsidiaries shall not be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). No investigation shall affect a party’s representations, warranties, covenants, or agreements contained herein, or limit or otherwise affect the remedies available to the other party pursuant to this Agreement.

(b)           The Company and Parent shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under each of the Non-Disclosure Agreement dated January 7, 2019, between the Company and Parent and the Confidentiality and Non-Disclosure Agreement dated September 7, 2018, between the Company and Parent (collectively, the “Confidentiality Agreements”), which shall survive the termination of this Agreement in accordance with the terms set forth therein.

Section 5.05   No Solicitation.

(a)           The Company shall not, and shall cause its Subsidiaries not to, and shall not authorize or permit its and its Subsidiaries’ directors, officers, employees, advisors, agents, and investment bankers (with respect to any Person, the foregoing Persons are referred to herein as such Person’s “Representatives”) to, directly or indirectly, solicit, initiate, or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal or the making of any proposal that could reasonably be expected to lead to any Takeover Proposal, or: (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books, or records of the Company or any of its Subsidiaries to, or knowingly assist, participate in, facilitate, or encourage any effort by, any third party that is seeking to make, or has made, any Takeover Proposal; (ii) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries; or (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other Contract relating to any Takeover Proposal. The Company shall, and shall cause its Subsidiaries to cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing activities, discussions, or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Takeover Proposal and shall use its reasonable best efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of the Company or any of its Subsidiaries that was furnished by or on behalf of the Company and its Subsidiaries to return or destroy (and confirm destruction of) all such information.

(b)           (i) Parent shall not, and shall cause its Subsidiaries not to, and shall not authorize or permit its and its Subsidiaries’ Representatives to, directly or indirectly, solicit, initiate, or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal or the making of any proposal that could reasonably be expected to lead to any Takeover Proposal, or, subject to Section 5.05(b)(ii): (A) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Parent or any of its Subsidiaries to, afford access to the business, properties, assets, books, or records of Parent or any of its Subsidiaries to, or knowingly assist, participate in, facilitate, or encourage any effort by, any third party that is seeking to make, or has made, any Takeover Proposal; (B) except where the Parent Board makes a good faith determination, after consultation with outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties, amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Parent or any of its Subsidiaries; or (C) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other Contract relating to any Takeover Proposal (each, a “Parent Acquisition Agreement”). Except as expressly permitted by this Section 5.05, the Parent Board shall not effect a Parent Adverse Recommendation Change. Parent shall, and shall cause its Subsidiaries to cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing activities, discussions, or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Takeover Proposal and shall use its reasonable best efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of Parent or any of its Subsidiaries that was furnished by or on behalf of Parent and its Subsidiaries to return or destroy (and confirm destruction of) all such information.

(ii)           Notwithstanding Section 5.05(b)(i), prior to the receipt of the Requisite Parent Vote, the Parent Board, directly or indirectly through any Representative, may, subject to Section 5.05(b)(iii): (A) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Takeover Proposal in writing that the Parent Board believes in good faith, after consultation with outside legal counsel and the Parent Financial Advisor, constitutes a Superior Proposal; (B) thereafter furnish to such third party non-public information relating to Parent or any of its Subsidiaries pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement (a copy of which confidentiality agreement shall promptly (in all events within 24 hours) be provided for informational purposes only to the Company); (C) following receipt of and on account of a Superior Proposal, make a Parent Adverse Recommendation Change; and/or (D) take any action that any court of competent jurisdiction orders Parent to take (which order remains unstayed), but in each case referred to in the foregoing clauses (A) through (D), only if the Parent Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would cause the Parent Board to be in breach of its fiduciary duties under applicable Law. Nothing contained herein shall prevent the Parent Board from disclosing to Parent’s shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to a Takeover Proposal, if Parent determines, after consultation with outside legal counsel, that failure to disclose such position would constitute a violation of applicable Law.

(iii)           The Parent Board shall not take any of the actions referred to in clauses (A) through (D) of Section 5.05(b)(ii) unless Parent shall have delivered to the Company a prior written notice advising the Company that it intends to take such action. Parent shall notify the Company promptly (but in no event later than 24 hours) after it obtains Knowledge of the receipt by Parent (or any of its Representatives) of any Takeover Proposal, any inquiry that could reasonably be expected to lead to a Takeover Proposal, any request for non-public information relating to Parent or any of its Subsidiaries or for access to the business, properties, assets, books, or records of Parent or any of its Subsidiaries by any third party. In such notice, Parent shall identify the third party making, and details of the material terms and conditions of, any such Takeover Proposal, indication or request. Parent shall keep the Company fully informed, on a current basis, of the status and material terms of any such Takeover Proposal, indication or request, including any material amendments or proposed amendments as to price and other material terms thereof. Parent shall provide the Company with at least 48 hours prior notice of any meeting of the Parent Board (or such lesser notice as is provided to the members of the Parent Board) at which the Parent Board is reasonably expected to consider any Takeover Proposal. Parent shall promptly provide the Company with a list of any non-public information concerning Parent’s and any of its Subsidiary’s business, present or future performance, financial condition, or results of operations, provided to any third party, and, to the extent such information has not been previously provided to the Company, copies of such information.

(iv)           Except as expressly permitted by this Section 5.05, the Parent Board shall not effect a Parent Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Parent Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the receipt of the Requisite Parent Vote, the Parent Board may effect a Parent Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Parent Acquisition Agreement, if: (A) Parent promptly notifies the Company, in writing, at least five Business Days (the “Superior Proposal Notice Period”) before making a Parent Adverse Recommendation Change or entering into (or causing a Subsidiary to enter into) a Parent Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that Parent has received a Takeover Proposal that the Parent Board intends to declare a Superior Proposal and that the Parent Board intends to effect a Parent Adverse Recommendation Change and/or Parent intends to enter into a Parent Acquisition Agreement; (B) Parent attaches to such notice the most current version of the proposed agreement (which version shall be updated on a prompt basis) and the identity of the third party making such Superior Proposal; (C) Parent shall, and shall cause its Representatives to, during the Superior Proposal Notice Period, negotiate with the Company in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if the Company, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Superior Proposal Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Superior Proposal Notice Period shall be extended, if applicable, to ensure that at least three Business Days remains in the Superior Proposal Notice Period subsequent to the time Parent notifies the Company of any such material revision (it being understood that there may be multiple extensions)); and (D) the Parent Board determines in good faith, after consulting with outside legal counsel and its Parent Financial Advisor, that such Takeover Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by the Company during the Superior Proposal Notice Period in the terms and conditions of this Agreement.

Section 5.06    Shareholders Meeting; Preparation of Proxy Materials.

(a)           Parent shall use commercially reasonable efforts to duly call, give notice of, convene, and hold the Parent Shareholders Meeting as soon as reasonably practicable after the date of this Agreement, and, in connection therewith, Parent shall mail the Proxy Statement to the holders of Parent Common Stock in advance of such meeting, which mailing shall commence no later than the 25th day following the date hereof. Except to the extent that the Parent Board shall have effected a Parent Adverse Recommendation Change as permitted by Section 5.05 hereof, the Proxy Statement shall include the Parent Board Recommendation. Subject to Section 5.05 hereof, Parent shall use reasonable best efforts to: (i) solicit from the holders of Parent Common Stock proxies in favor of the increase in the number of authorized shares of Parent Common Stock, change in the name of Parent to “HireQuest, Inc.”, issuance of Parent Common Stock pursuant to this Agreement and related change of control transaction, the Conversion, the election of Parent’s directors and the ratification of the selection of Parent’s independent auditors; and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of Parent Common Stock required by applicable Law to obtain such approvals. Parent shall not submit any other proposals for approval at the Parent Shareholders Meeting without the prior written consent of the Company. Parent shall keep the Company updated with respect to proxy solicitation results as reasonably requested by the Company. Once the Parent Shareholders Meeting has been called and noticed, Parent shall not postpone or adjourn the Parent Shareholders Meeting without the consent of the Company (other than: (A) in order to obtain a quorum of its shareholders; or (B) to allow reasonable additional time after the filing and mailing of any supplemental or amended disclosures to the Parent Proxy Statement for compliance with applicable legal requirements; or (C) to allow reasonable additional time for the additional solicitation of votes in order to obtain the Requisite Parent Vote). If the Parent Board makes a Parent Adverse Recommendation Change, it will not alter the obligation of Parent to submit the Conversion, issuance of Parent Common Stock pursuant to this Agreement and related change of control transaction to the holders of Parent Common Stock at the Parent Shareholders Meeting to consider and vote upon, unless this Agreement shall have been terminated in accordance with its terms prior to the Parent Shareholders Meeting.

(b)           In connection with the Parent Shareholders Meeting, as soon as reasonably practicable following the date of this Agreement, Parent shall prepare and file the Proxy Statement with the SEC. Parent and the Company will cooperate and consult with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, the Company will furnish to Parent the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. Parent shall not file the Proxy Statement, or any amendment or supplement thereto, without providing the Company a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by Parent). Parent shall use its reasonable best efforts to cause the Proxy Statement at the date that it (and any amendment or supplement thereto) is first published, sent, or given to the shareholders of Parent and at the time of the Parent Shareholders Meeting, to comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Parent shall use its reasonable best efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof and to cause the Proxy Statement in definitive form to be cleared by the SEC and mailed to Parent shareholders as promptly as reasonably practicable following filing with the SEC. Parent agrees to consult with the Company prior to responding to SEC comments with respect to the preliminary Proxy Statement. Parent and the Company agree to correct any information provided by the parties for use in the Proxy Statement which shall have become false or misleading and Parent shall as promptly as reasonably practicable prepare and mail to its shareholders an amendment or supplement setting forth such correction. Parent shall as soon as reasonably practicable: (i) notify the Company of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information; and (ii) provide the Company with copies of all written correspondence between Parent and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement.

Section 5.07   Notices of Certain Events.  Each party shall notify each other party promptly of: (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; (c) any Legal Actions commenced, or to such party’s Knowledge, threatened, against Parent or any of its Subsidiaries or the Company or any of its Subsidiaries, as applicable, that are related to the Merger or the other transactions contemplated by this Agreement; and (d) any event, change, or effect between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the failure of the conditions set forth in Section 6.02(a), Section 6.02(b), or Section 6.02(c) of this Agreement (in the case of the Company and its Subsidiaries) or Section 6.03(a), Section 6.03(b), or Section 6.03(c) of this Agreement (in the case of Parent and its Subsidiaries), to be satisfied. In no event shall: (i) the delivery of any notice by a party pursuant to this Section 5.07 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants, or agreements of the parties or the conditions to the obligations of the parties under this Agreement; (ii) disclosure by Parent be deemed to amend or supplement the Parent Disclosure Letter or constitute an exception to any representation or warranty, or (iii) disclosure by the Company be deemed to amend or supplement the Company Disclosure Letter or constitute an exception to any representation or warranty. This Section 5.07 shall not constitute a covenant or agreement for purposes of Section 6.02(b) or Section 6.03(b).

Section 5.08   Employees; Severance; Benefit Plans.

(a)           All non-temporary employees of the Company and of Parent immediately prior to the Effective Time shall be, immediately after the Effective Time, employees of a subsidiary of Parent to be formed prior to the Effective Time (the “Employer of Record”). All temporary employees of the Company and of Parent immediately prior to the Effective Time shall be, immediately after the Effective Time, employees of Hire Quest or of such other entity as the Company may request. As of the Closing, or immediately thereafter, Parent shall (i) cause the Employer of Record to enter into an employment agreement with Richard Hermanns substantially in accordance with the terms included in Section 5.08 of the Company Disclosure Letter, (ii) use commercially reasonable efforts to amend the employment agreements of non-temporary employees of Parent to change the employer from Parent to the Employer of Record, (iii) amend the employment agreements, if any, of temporary employees of Parent to change the employer from Parent to Hire Quest or such other employer of record as may be requested by the Company, (iv) have ready to implement such new compensation structures and responsibilities for “national accounts” sales persons as the Company may request, (v) have ready to implement such workers compensation and liability policies, unemployment rate successions and ACA compliant insurance as the Company may request, and (vi) use commercially reasonable efforts to enter, or cause the relevant entity to enter, into employment agreements with the other Company employees listed in Section 5.08 of the Company Disclosure Letter.

(b)           In collaboration and consultation with Parent, the Company will establish benefit plans, reasonably acceptable to Parent, for all employees of the Employer of Record and of Hire Quest, with such benefit plans to be effective commencing immediately following the Closing Date. In furtherance of the foregoing, Parent will provide the Company expeditiously all employee data and other information reasonably requested by the Company, and will otherwise cooperate with the Company, to procure benefit coverage for all employees of the Employer of Record and of Hire Quest. To the extent requested by the Company, Parent agrees to cause all Company employees to be eligible to participate in the Parent Employee Plans, including without limitation the Parent 2016 Stock Incentive Plan, consistent with the eligibility criteria applied by Parent to other employees of Parent, and the Company Employees shall receive full credit for prior years of service with the Company and shall not be subject to any preexisting conditions exclusions or limitations. The Company Employees shall receive parity with Parent Employees with respect to eligibility to participate in all Parent Employee Plans to the extent permitted under the Parent Employee Plans.

(c)           The Company shall (i) determine, prior to the date that is 30 days prior to the scheduled Closing Date, which of the Company Employee Plans maintained by the Company or its Subsidiaries shall be terminated in connection with the Merger, (ii) notify Parent of its determination in writing within one day of such determination, and (iii) terminate any such plans effective no later than the day immediately preceding the Closing Date; provided, that such Company Employee Plans can be terminated in accordance with their terms and applicable Law without any adverse consequences with respect to any Company ERISA Affiliate. No later than the day immediately preceding the Closing Date, the Company shall provide Parent with evidence that any such Company Employee Plans have been terminated.

(d)           This Section 5.08 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.08, express or implied, shall confer upon any Parent Employee or Company Employee, any beneficiary, or any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.08. Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement; (ii) shall alter or limit the ability of the Parent, the Surviving Company or any of their respective Affiliates to amend, modify, or terminate any benefit plan, program, agreement, or arrangement at any time assumed, established, sponsored, or maintained by any of them; or (iii) shall prevent the Parent, the Surviving Company or any of their respective Affiliates from terminating the employment of any Company Employee or Parent Employee following the Effective Time in accordance with the terms of any applicable employment agreement(s). The parties hereto acknowledge and agree that the terms set forth in this Section 5.08 shall not create any right in any Company Employee, Parent Employee or any other Person to any continued employment with the Parent, the Surviving Company or any of its respective Subsidiaries or compensation or benefits of any nature or kind whatsoever, or otherwise alter any existing at-will employment relationship between any Company Employee or Parent Employee, on the one hand, and the Parent or Surviving Company, on the other hand.

(e)           With respect to matters described in this Section 5.08, neither the Company nor Parent will send any written notices or other written communication materials to their employees without the prior written consent of the other party.

Section 5.09   Directors’ and Officers’ Indemnification and Insurance.

(a)           Parent agrees that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time a member, officer, director, or manager of the Company or any of its Subsidiaries (each an “Indemnified Party”) as provided in the Organizational Documents of the Company, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 5.09 of the Company Disclosure Letter, shall be assumed by the Surviving Company in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.

(b)           The certificate of incorporation and bylaws of Parent after the Effective Time shall contain provisions with respect to exculpation and indemnification that are, to the extent permitted by the Laws of the State of Delaware in the event the Conversion is consummated or by the Laws of the State of Washington in the event the Conversion is not consummated, at least as favorable as those contained in the certificate of incorporation and bylaws of Parent immediately prior to the Effective Time, which provisions will not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of Indemnified Parties unless such modification is required by law. For six years after the Effective Time, to the fullest extent permitted under applicable Law, the Parent (the “Indemnifying Party”) shall indemnify, defend, and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments, and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in connection with the transactions contemplated by this Agreement), and shall reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments, and fines as such expenses are incurred, subject to the Parent’s receipt of an undertaking by such Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified under applicable Law; provided, however, that the Parent will not be liable for any settlement effected without the Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed).

(c)           The Parent shall (i) maintain in effect for a period of six years after the Effective Time the current policies of directors’ and officers’ liability insurance maintained by the Company immediately prior to the Effective Time (provided, that the Parent may substitute therefor policies, of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company and its Subsidiaries when compared to the insurance maintained by the Company as of the date hereof); or (ii) obtain as of the Effective Time “tail” insurance policies with a claims period of six years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors, managers and officers of the Company and its Subsidiaries, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement).

(d)           The obligations of the Parent under this Section 5.09 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.09 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.09 applies shall be third party beneficiaries of this Section 5.09, each of whom may enforce the provisions of this Section 5.09).

(e)           In the event the Parent or any of its successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of the Parent shall assume all of the obligations set forth in this Section 5.09. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract, or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors, managers and employees, it being understood and agreed that the indemnification provided for in this Section 5.09 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.10   Reasonable Best Efforts.

(a)           Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 5.10), each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including: (i) the obtaining of all necessary Permits, waivers, and actions or nonactions from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities; (ii) the obtaining of all necessary consents or waivers from third parties; and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. The Company and Parent shall, subject to applicable Law, promptly: (A) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii), and (iii) immediately above; and (B) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If the Company, Parent or either of the Merger Subs receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Entity, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Entity in respect of any filing made thereto in connection with the transactions contemplated by this Agreement.

(b)           In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the Company and Parent shall cooperate in all respects with each other and shall use their reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement.

(c)           Notwithstanding anything to the contrary set forth in this Agreement, none of the Company, Parent or the Merger Subs or any of their respective Subsidiaries shall be required to, and none of the Company, Parent or the Merger Subs may, without the prior written consent of the other parties, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement, or order to: (i) sell, license, assign, transfer, divest, hold separate, or otherwise dispose of any assets, business, or portion of business of the Company, the Merger Subs, the Surviving Company, Parent or any of their respective Subsidiaries; (ii) conduct, restrict, operate, invest, or otherwise change the assets, business, or portion of business of the Company, the Merger Subs, the Surviving Company, Parent or any of their respective Subsidiaries in any manner; or (iii) impose any restriction, requirement, or limitation on the operation of the business or portion of the business of the Company, the Merger Subs, the Surviving Company, Parent or any of their respective Subsidiaries.

Section 5.11  Public Announcements.  The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Company and Parent. Thereafter, each of the Company and Parent agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), except as may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or other Governmental Entity to which the relevant party is subject or submits, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, the restrictions set forth in this Section 5.11 shall not apply to any release or announcement made or proposed to be made in connection with and related to a Parent Adverse Recommendation Change or in compliance with Section 5.05.

Section 5.12     Anti-Takeover Statutes.  If any “control share acquisition,” “fair price,” “moratorium,” or other anti-takeover Law becomes or is deemed to be applicable to Parent, the Merger Subs, the Company, the Merger, or any other transaction contemplated by this Agreement, then each of Parent and the Company shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

Section 5.13    Other SEC Filings.  Parent shall file with the SEC all annual, quarterly and current reports required to be filed by Parent under the Exchange Act for any and all periods ending prior to the Effective Time, which such annual, quarterly and current reports shall (i) be made on a timely basis pursuant to the requirements applicable to each such type of report and (ii) comply in all material respects with the rules and regulations of the SEC applicable to each such type of report.

Section 5.14   Section 16 Matters.  Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any acquisitions of shares of Parent Common Stock (including derivative securities with respect to such shares) that are treated as acquisitions under such rule and result from the transactions contemplated by this Agreement by individuals who will become subject to the reporting requirements of Section 16(a) of the Exchange Act as a result of the Merger by reason of the fact that they will serve as directors or officers of Parent immediately after the Effective Time.

Section 5.15   Further Assurances.  At and after the Effective Time, the directors and officers of the Parent, acting on behalf of the Parent as sole member-manager of the Surviving Company, and the officers of the Surviving Company, shall each be authorized to execute and deliver, in the name and on behalf of the Company, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company any other actions and things to vest, perfect, or confirm of record or otherwise in the Surviving Company any and all right, title, and interest in, to and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger.

Section 5.16  The Conversion.

(a)           Subject to the provisions of this Agreement, promptly following the Closing, Parent shall cause a certificate of conversion substantially in the form attached hereto as Exhibit D (the “Certificate of Conversion”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of Washington to effect its conversion from a Washington corporation to a Delaware corporation in accordance with the relevant provisions of the DGCL and the WBCA, as applicable (the “Conversion”). If the Secretary of State of the State of Delaware or the Secretary of State of the State of Washington require any changes in the Certificate of Conversion as a condition to filing or issuing a certificate to the effect that such Conversion is effective, Parent shall execute any necessary document incorporating such changes, provided such changes are not inconsistent with and do not result in any material change in the terms of this Agreement. The Conversion will become effective at such time as the Certificate of Conversion has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Conversion in accordance with the DGCL.

(b)           At the effective time of the Conversion: (i) the articles of incorporation of Parent shall be replaced with the certificate of incorporation substantially in the form attached hereto as Exhibit A-2, and, as so replaced, shall be the certificate of incorporation of Parent until thereafter amended in accordance with the terms thereof or as provided by applicable Law; and (ii) the bylaws of Parent shall be replaced with the bylaws substantially in the form attached hereto as Exhibit B, and, as so replaced, shall be the bylaws of Parent until thereafter amended in accordance with the terms thereof, the certificate of incorporation of Parent, or as provided by applicable Law.

(c)            For United States federal and applicable state and local income tax purposes, it is intended by the parties hereto that the Conversion qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and that this Agreement constitute a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.

Section 5.17    Board of Directors.  Parent shall take such action as may be necessary to appoint the four directors to be selected by the Company as set forth in Section 1.06 hereof (or such replacement designees as may be selected by the Company) to Parent’s seven (7) member Board of Directors commencing as of the Effective Time, subject to compliance with the requirements of NASDAQ. The parties agree that of the three (3) directors selected by Parent to remain on the Parent Board (the “Parent Directors”), one shall remain on the Parent Board until the 2022 annual meeting of shareholders of Parent, the second shall remain on the Parent Board until the 2021 annual meeting of shareholders of Parent and the third shall remain on the Parent Board until the 2020 annual meeting of shareholders of Parent, in each case subject to compliance with the requirements of NASDAQ. The parties agree that they shall take all actions as are necessary to cause the Parent Directors to remain on the Parent Board for the terms set forth above, including, without limitation, nominating them for election in connection with annual shareholder meetings, subject to compliance with the requirements of NASDAQ. In addition, the parties agree that the Audit Committee or the Nominating and Governance Committee of the Parent retain the sole authority to review and approve or ratify all related party transactions involving Parent that are required to be disclosed in Parent’s annual proxy statement pursuant to Item 404 of SEC Regulation S-K through the 2022 annual meeting of shareholders, with at least one (1) member of such committee being a Parent Director, subject to compliance with the requirements of NASDAQ.

Section 5.18    Stock Exchange Listing.   Prior to the Effective Time, Parent shall cause to make such filings with NASDAQ as may be required to enable the shares of Parent Common Stock issuable, and those required to be reserved for issuance in connection with the Merger, to be eligible for trading on NASDAQ subject to any transfer restrictions imposed under applicable Law, including Rule 144 under the Securities Act.

Section 5.19    The Offer.  Provided that this Agreement shall not have been terminated in accordance with ARTICLE VII, concurrently with the filing of the Proxy Statement or thereafter, Parent shall commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer. It is contemplated that the completion of the Offer shall occur immediately following the Effective Time, or as otherwise required by SEC comments or applicable Law.  Parent expressly reserves the right, in its sole discretion, to modify any of the terms or conditions of the Offer, including, without limitation, extending the expiration date of the Offer; provided, however, that (a) Parent shall not modify the Offer price or the number of shares of Parent Common Stock included in the Offer without the prior written consent of the Company and (b) Parent shall not make any other modification of the terms or conditions of the Offer without first providing a reasonable opportunity for the Company to review and comment on any such proposed modification, but Parent shall be permitted to make any changes reasonably necessary to comply with SEC comments or applicable Law. In addition, the parties hereto agree that the Company shall cause the Company Members (other than the members of Dock Square who will become members of the Company as a result of the Pre-Closing Reorganization), and shall take reasonable best efforts to cause the members of Dock Square who will become Company Members as a result of the Pre-Closing Reorganization, not to tender in the Offer any shares of Parent Common Stock received as Merger Consideration.  The Offer shall be completed pursuant to its terms, and any decisions regarding the Offer following the Effective Time shall require the consent of a majority of the Parent Directors, in addition to any other consents required. If the Offer is not commenced prior to the Effective Time, then all decisions regarding timing of the Offer shall be made by the Parent Directors and the Offer shall proceed on the terms described herein subject to any changes that may be approved by the Parent Directors.

Section 5.20  Tax Matters.

(a)           Tax Treatment. The parties intend that, for United States federal and applicable state and local income tax purposes, the First Merger and the Second Merger (taken together as the Integrated Transaction), will constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 32, 1 and qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations. Each of Parent, the Merger Subs and the Company (together with each of its respective Subsidiaries) shall use its reasonable best efforts to cause the Merger to qualify, and shall not take any action or fail to take any action that could reasonably be expected to impede or prevent the Merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code. Each of Parent, the Merger Subs and the Company (together with each of its respective Subsidiaries) agrees to file each of its respective Tax Returns in a manner that is consistent with the Merger qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and shall not otherwise take any Tax position that is inconsistent therewith, unless otherwise required by applicable Law. The parties hereby adopt this Agreement as a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.

(b)           S Corp Status. The Company shall not revoke or permit the revocation of the Company’s election to be treated as an “S corporation” within the meaning of Sections 1361 and 1362 of the Code. Other than pursuant to the Merger, the Company shall not take or permit any action to be taken that could result in the termination of the Company’s status as a validly electing “S corporation” within the meaning of Sections 1361 and 1362 of the Code.

(c)           Tax Returns. The Member Representative shall, at the Company Members’ sole expense, prepare or cause to be prepared, in accordance with applicable Law and in a manner consistent with past practice of the Company (or as otherwise deemed necessary to reflect the transactions contemplated by this Agreement), all Company Pass-Through Tax Returns that relate to a Pre-Closing Tax Period, whether or not any such Company Pass-Through Tax Returns are due before, on or after the Closing Date. The Member Representative shall deliver to Parent all such Company Pass-Through Tax Returns (along with supporting work papers) at least fifteen days prior to the filing due date thereof (taking into account any valid extension) for Parent’s review and comment and Member Representative shall consider in good faith any reasonable comments made by Parent no later than ten (10) days prior to the date on which any such Company Pass-Through Tax Return is due (taking into account any valid extension). If any such Company Pass-Through Tax Return is required to be filed by Parent or any of its Subsidiaries after the Closing, such Tax Return shall be filed by such Person in the form approved by Member Representative. Parent shall prepare and timely file all other Tax Returns with respect to the Company or any of its Subsidiaries that are due on or after the Closing Date.

(d)           Allocation of Taxes. For purposes of Section 5.20(c),

(i)           except as otherwise provided in subparagraph (ii), all Taxes with respect to the Company for a Straddle Period shall be apportioned between the portion of the period ending on the Closing Date and the portion of the period commencing on the day immediately following the Closing Date, based on the actual operations of the Company, as the case may be, by a closing of the books of the Company, as if the Closing Date were the end of a Tax year, and each such portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period). For purposes of computing the Taxes attributable to the two portions of a taxable period pursuant to this Section 5.20(d)(i), the amount of any item that is taken into account only once for each taxable period shall be allocated between the two portions of the period in proportion to the number of days in each portion; and

(ii)           all Taxes with respect to the Company for a Straddle Period that are based on capitalization, debt or shares of stock authorized, issued or outstanding, or any real property, personal property or similar ad valorem Taxes, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on (and including) the Closing Date and the denominator of which is the number of days in the entire taxable period.

(e)           Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Parent when due. Parent shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and the Member Representative shall cooperate with respect thereto as necessary).

(f)           Cooperation. Each of Parent, the Merger Subs and the Company shall, and shall each cause their respective Affiliates and Subsidiaries to, provide to the other parties such cooperation and information, as and to the extent reasonably requested, in connection with preparing, reviewing and filing any Tax Return, claim for refund, or in conducting any audit, suit, proceeding, investigation, claim, examination, or other administrative or judicial proceedings with respect to Taxes, in each case, at the expense of the requesting party. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns of the Company or any of its Subsidiaries, together with relevant work papers, or other documents relating to rulings and other determinations by Governmental Entities relating to Taxes, and relevant records concerning the ownership and Tax basis of property, which any such party may possess.

Section 5.21   Pre-Closing Balance Sheet Adjustment.  As of the Effective Time, the Company’s Net Tangible Assets shall equal at least the Target Net Tangible Assets. Prior to the Effective Time, the Company may make such adjustments to its balance sheet line items, and such related transfers of assets and liabilities (including without limitation transfers to related parties), as it may deem necessary to ensure that Net Tangible Assets at the Effective Time equal Target Net Tangible Assets (collectively, the “Pre-Closing Balance Sheet Adjustment”). Such adjustments and transfers may include without limitation the monetization of the Company’s accounts receivable, the repayment of Company debt to related parties, the transfer to Company Members of any work opportunity tax credits certified and earned prior to Closing and the reimbursement of related parties for the pro rata portion of pre-paid workers’ compensation insurance covering the Company from and after the Effective Time.

Section 5.22   Dock Square Consulting Arrangement.  Each of Parent and the Company shall use its reasonable best efforts to negotiate the consulting agreement to be entered into between Parent and Dock Square upon Closing substantially in accordance with the terms included in Section 3.05 of the Company Disclosure Letter (the “Dock Square Consulting Arrangement”).

Section 5.23  Covered Claim Indemnification.  Parent will use reasonable best efforts to secure insurance coverage for a Covered Claim. From and after the Closing, Parent shall pay to the Member Representative for the benefit of the Company Members, the following amounts: (i) the excess of any uninsured Losses from a Covered Claim (excluding any deductible amount paid by Parent) (ii) multiplied by sixty-eight percent (68%) (the “Indemnification Amount”). The Indemnification Amount shall be paid to the Member Representative, for the benefit of the Company Members, in cash, except that the Indemnification Amount (or a portion thereof) shall be paid in additional shares of Parent Common Stock if and to the extent necessary to ensure that the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 5.24 Franchise Purchase Agreement.  Parent will use reasonable best efforts to enter into one or more agreements with existing franchisees of the Company (collectively, the “Franchisees”) pursuant to which Parent would sell to the Franchisees, and the Franchisees would purchase from Parent, immediately following the Closing, location-specific assets at the Specified Locations, in the case of each such Specified Location for a purchase price to be mutually agreed upon among the parties in good faith, with the parties agreeing that such purchase price may be paid in such form as determined in the reasonable discretion of the Franchisees.

Section 5.25  Pre-Closing Transition. The parties hereto agree that, commencing immediately following execution of this Agreement, the Company will, in close collaboration and consultation with Parent,

(a) prepare for the conversion of as many of Parent’s offices as practicable to franchises, including without limitation the preparation, negotiation and execution of purchase and sale agreements in connection therewith, with such conversion to be completed immediately following the Closing;

(b) prepare for the transition by Parent from its current “Labor Commander” software, which shall remain in use by Parent prior to Closing, to the software in use by the Company on the date hereof, with such transition to be effected immediately following the Closing, or as soon as possible thereafter; and

(c) prepare for the transfer of Parent’s California operations to a new, separate legal entity, to be effective immediately following the Closing, or as soon as possible thereafter.

Parent will cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the Company in doing, all things necessary, proper, or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the taking of the actions set forth in (a) – (c) above. Without limiting the generality of the foregoing, Parent will cooperate with the Company and provide representatives of the Company reasonable access to Parent’s employees, facilities, IT infrastructure, files and documents, and supply the Company with any information, including employee data, that Company may reasonably request, in order to permit installation of the Company’s software and the related training of Parent’s employees, with Parent’s employees and customers to be entered into the new software prior to Closing to ensure a smooth transition on the Closing Date. Each party agrees to keep the other party informed of progress and status with respect to the actions required hereunder. The parties will provide such necessary and reasonable support to one another in complying with the obligations provided for in this Section 5.25. In the event the Company shall identify an issue regarding the Parent’s cooperation and assistance under this Section 5.25 that is not being addressed in an appropriate and timely manner, the Company shall notify its counterparty at the Parent of its concern, with a copy to the Chair of Parent’s Board of Directors.  The Parent will have three (3) Business Days from the effective time of notice to cure the cited deficiencies by providing the requested cooperation and assistance.

ARTICLE VI
Conditions

Section 6.01    Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver (where permissible pursuant to applicable Law) on or prior to the Closing Date of each of the following conditions:

(a)           Parent Shareholder Approval. The Requisite Parent Vote shall have been obtained in accordance with the WBCA.

(b)           Credit Facility. The Credit Facility shall have been entered into between Parent, the Company and the Bank.

(c)           No Injunctions, Restraints, or Illegality. No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced, or entered any Laws or Orders, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement.

Section 6.02  Conditions to Obligations of Parent and Merger Subs.  The obligations of Parent and the Merger Subs to effect the Merger are also subject to the satisfaction or waiver (where permissible pursuant to applicable Law) by Parent and the Merger Subs on or prior to the Closing Date of the following conditions:

(a)           Representations and Warranties. (i) The representations and warranties of the Company contained in Section 3.01(c) and Section 3.02 of this Agreement shall be true and correct in all respects when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date); (ii) the representations and warranties of the Company contained in Section 3.01(a), Section 3.03(a), Section 3.03(c), Section 3.03(d), Section 3.03(e), and Section 3.10 or in any certificate or other writing delivered by the Company pursuant hereto with respect thereto (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true in all material respects at and as of the date hereof and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time); and (iii) the other representations and warranties of the Company contained in this Agreement or in any certificate or other writing delivered by the Company pursuant hereto (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true at and as of the date hereof and the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, in the case of this clause (iii), only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           Performance of Covenants. The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, in this Agreement required to be performed by or complied with by it at or prior to the Closing.

(c)           Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d)           Officer’s Certificate. Parent will have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 6.02(a), Section 6.02(b), and Section 6.02(c) hereof, and providing a schedule of any fixed assets and other classes of assets and liabilities that will be transferred in connection with the Pre-Closing Balance Sheet Adjustment.

(e)           Audited Financial Statements. The Company will have delivered to Parent audited consolidated financial statements of the Company for the year ended December 31, 2018 that are substantially similar to the Company Financial Statements delivered or made available to Parent prior to the date hereof.

(f)           Investor Representation Letters. Each of the Company Members will have signed a standard investor representation letter with respect to the Company Member’s receipt of the Parent Common Stock, including an agreement not to tender Parent Common Stock shares into the Offer.

(g)           Non-Competition Agreements. Each of the Company Members, other than the members of Dock Square who will become members of the Company pursuant to the Pre-Closing Reorganization, will have signed non-competition agreements with respect to the operations of Hire Quest Financial Holdings, LLC, Hirequest Insurance Company, and Hire Quest Financial, LLC, in a form reasonably acceptable to Parent.

(h)           Pre-Closing Reorganization. The Company and Hire Quest will have caused the Pre-Closing Reorganization to be completed no later than two days prior to the Closing Date.

Section 6.03    Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:

(a)           Representations and Warranties. (i) The representations and warranties of Parent and the Merger Subs contained in Section 4.01(c), Section 4.02 and Section 4.20 of this Agreement shall be true and correct in all respects when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date); (ii) the representations and warranties of Parent and the Merger Subs contained in Section 4.01(a), Section 4.03(a), Section 4.03(c), Section 4.03(d), Section 4.03(f), and Section 4.10 or in any certificate or other writing delivered by Parent pursuant hereto with respect thereto (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) shall be true in all material respects at and as of the date hereof and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time); and (iii) the other representations and warranties of Parent and the Merger Subs contained in this Agreement or in any certificate or other writing delivered by the Company pursuant hereto (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) shall be true at and as of the date hereof and the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, in the case of this clause (iii), only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)           Performance of Covenants. Parent and the Merger Subs shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, of this Agreement required to be performed by or complied with by it at or prior to the Closing.

(c)           Parent Material Adverse Effect. Since the date of this Agreement, there shall not have been any Parent Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(d)           Officer’s Certificate. The Company will have received a certificate, signed by an officer of Parent and the Merger Subs, certifying as to the matters set forth in Section 6.03(a), Section 6.03(b), and Section 6.03(c) hereof.

(e)           Audited Financial Statements. Parent will have delivered to the Company audited consolidated financial statements of Parent for the year ended December 28, 2018 that are substantially similar to the Parent Financial Statements delivered or made available to the Company prior to the date hereof.

(f)           Resignation of Directors. Parent shall have delivered to the Company copies of executed resignations, effective at the Effective Time, of the Resigning Directors.

ARTICLE VII
Termination, Amendment, and Waiver

Section 7.01  Termination By Mutual Consent.  This Agreement may be terminated at any time prior to the Effective Time (whether before or after the receipt of the Requisite Parent Vote) by the mutual written consent of the Company and Parent by action of the Company Members (with respect to the Company) and the Parent Board (with respect to the Parent).

Section 7.02  Termination By Either Parent or the Company.  This Agreement may be terminated by any of the Company or Parent at any time prior to the Effective Time (whether before or after the receipt of the Requisite Parent Vote):

(a)           if the Merger has not been consummated on or before the 150th day following the date of this Agreement (the “End Date”); provided, further, that the right to terminate this Agreement pursuant to this Section 7.02(a) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement, such that the conditions to the Closing of the Merger set forth in Section 6.02(a) or Section 6.02(b), or Section 6.03(a) or Section 6.03(b), as applicable, would not be satisfied, has been the cause of, or resulted in, the failure of the Merger to be consummated on or before the End Date;

(b)           if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and nonappealable, or if any Governmental Entity prevents the commencement and completion of the Offer; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(b) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement, such that the conditions to the Closing of the Merger set forth in Section 6.02(a) or Section 6.02(b), or Section 6.03(a) or Section 6.03(b), as applicable, would not be satisfied, and has been the cause of, or resulted in, the issuance, promulgation, enforcement, or entry of any such Law or Order; or

(c)           if at the duly convened Parent Shareholders Meeting, the Requisite Parent Vote shall not have been obtained (unless such Parent Shareholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof).

Section 7.03      Termination By The Company.  This Agreement may be terminated by the Company at any time prior to the Effective Time:

(a)           If (i) a Parent Adverse Recommendation Change shall have occurred or (ii) Parent shall have breached or failed to perform in any material respect any of its covenants and agreements set forth in Section 5.05 or Section 5.06(a); or

(b)           if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of Parent or the Merger Subs set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.02(a) or Section 6.02(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided that the Company shall have given Parent at least 30 days written notice prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 7.03(b); provided further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.03(b) if the Company is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured.

Section 7.04     Termination By Parent.  This Agreement may be terminated by Parent at any time prior to the Effective Time:

(a)           if prior to the receipt of the Requisite Parent Vote at the Parent Shareholders Meeting, the Parent Board authorizes Parent, in full compliance with the terms of this Agreement, including Section 5.05 hereof, to enter into a Parent Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided, that Parent shall have paid any amounts due pursuant to Section 7.06(a) hereof in accordance with the terms, and at the times specified therein; and provided further, that in the event of such termination, Parent substantially concurrently enters into such Parent Acquisition Agreement; or

(b)           if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.03(a) or Section 6.03(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided, that Parent shall have given the Company at least 30 days written notice prior to such termination stating Parent’s intention to terminate this Agreement pursuant to this Section 7.04(b); provided further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.04(b) if Parent is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured.

Section 7.05   Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this ARTICLE VII (other than pursuant to Section 7.01) shall deliver written notice of such termination to the other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section 7.05 shall be effective immediately upon delivery of such written notice to the other party. If this Agreement is terminated pursuant to this ARTICLE VII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any shareholder, director, member, manager, officer, employee, agent, or Representative of such party) to the other party hereto, provided, that, (a) if such termination shall result from (i) the intentional or willful failure of either party to perform a covenant or obligation of such party set forth in this Agreement, including without limitation the conditions set forth in ARTICLE VI, (ii) material breach by either party of any representation and warranty set forth in this Agreement or (iii) fraud by either party, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure; and (b) such termination shall not relieve any party hereto from any obligation to pay, if applicable, the Termination Fee. The provisions of Section 5.04(b), this Section 7.05, Section 7.06, and ARTICLE VIII (and any related definitions contained in any such Sections or Article) shall survive any termination hereof and remain in full force and effect.

Section 7.06    Fees and Expenses Following Termination.

(a)           If this Agreement is terminated by Parent pursuant to Section 7.04(a), then Parent shall pay to the Company (by wire transfer of immediately available funds), at or prior to such termination, the Termination Fee. If this Agreement is terminated by Parent pursuant to Section 7.02(b) (because a Governmental Entity prevents the commencement and completion of the Offer), then Parent shall pay to the Company (by wire transfer of immediately available funds), at or prior to such termination, an amount equal to 50% of the Termination Fee.

(b)           If this Agreement is terminated by (i) the Company pursuant to Section 7.03(b), or (ii) the Company or Parent pursuant to (A) Section 7.02(a) hereof and provided, that the Requisite Parent Vote shall not have been obtained at the Parent Shareholders Meeting (including any adjournment or postponement thereof), or (B) Section 7.02(c) hereof, and, in the case of clauses (i) and (ii) immediately above, (1) prior to such termination (in the case of a termination pursuant to Section 7.02(a) or 7.03(b)) or the Parent Shareholders Meeting (in the case of a termination pursuant to Section 7.02(c)), a Takeover Proposal shall (x) in the case of a termination pursuant to Section 7.02(a) or Section 7.02(c), have been publicly disclosed and not withdrawn, or (y) in the case of a termination pursuant to Section 7.03(b), have been publicly disclosed and not withdrawn or otherwise made or communicated to Parent or the Parent Board, and (2) within 12 months following the date of such termination of this Agreement Parent shall have entered into a definitive agreement with respect to any Takeover Proposal, or any Takeover Proposal shall have been consummated (in each case whether or not such Takeover Proposal is the same as the original Takeover Proposal made, communicated, or publicly disclosed), then in any such event Parent shall pay to the Company (by wire transfer of immediately available funds) immediately prior to and as a condition to consummating such transaction, the Termination Fee (it being understood for all purposes of this Section 7.06(b), all references in the definition of Takeover Proposal to 15% shall be deemed to be references to “more than 50%” instead). If a Person (other than the other party to this Agreement) makes a Takeover Proposal that has been publicly disclosed and subsequently withdrawn prior to such termination or the relevant member or shareholder vote, as applicable, and, within 12 months following the date of the termination of this Agreement, such Person or any of its controlled Affiliates makes a Takeover Proposal that is publicly disclosed, such initial Takeover Proposal shall be deemed to have been “not withdrawn” for purposes of clauses (x) and (y) of this paragraph (b).

(c)           If this Agreement is terminated by the Company pursuant to Section 7.03(a), Parent shall pay the Termination Fee to the Company by wire transfer of same day funds concurrently with such termination.

(d)           Each party acknowledges and hereby agrees that the provisions of this Section 7.06 are an integral part of the transactions contemplated by this Agreement (including the Merger), and that, without such provisions, the other party to this Agreement would not have entered into this Agreement. If a party shall fail to pay in a timely manner the amounts due pursuant to this Section 7.06, and, in order to obtain such payment, the other party makes a claim against the first party that results in a judgment against such first party, such first party shall pay to the other party the reasonable costs and expenses of such other party (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit. The parties acknowledge and agree that in no event shall a party be obligated to pay the Termination Fee on more than one occasion.

(e)           Except as expressly set forth in this Section 7.06, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such Expenses.

Section 7.07    Amendment.  At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after the Requisite Parent Vote, by written agreement signed by each of the parties hereto; provided, however, that following the receipt of the Requisite Parent Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law or in accordance with the rules of any relevant self-regulatory organization would require further approval by the holders of Parent Common Stock without such approval.

Section 7.08  Extension; Waiver.  At any time prior to the Effective Time, the Company, on the one hand, or Parent, on the other hand, may: (a) extend the time for the performance of any of the obligations of the other party or parties, as applicable; (b) waive any inaccuracies in the representations and warranties of the other party or parties, as applicable, contained in this Agreement or in any document delivered under this Agreement; or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements, or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE VIII
Miscellaneous

Section 8.01  Definitions.  For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable to the Company or Parent, as the case may be, than those contained in the Confidentiality Agreements.

 “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract, or otherwise.

“Agreement” has the meaning set forth in the Preamble.

 “Bank” means Branch Banking & Trust Company.

“Business Day” means any day, other than Saturday, Sunday, or any day on which banking institutions located in New York City are authorized or required by Law or other governmental action to close.

“Certificate of Conversion” has the meaning set forth in Section 5.16(a).

“Charter Documents” has the meaning set forth in Section 4.01(a).

“Closing” has the meaning set forth in Section 1.02.

 “Closing Date” has the meaning set forth in Section 1.02.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Balance Sheet” has the meaning set forth in Section 3.04(b).

 “Company Disclosure Letter” has the meaning set forth in the introductory language in ARTICLE III.

“Company Employee” has the meaning set forth in Section 3.12(a).

“Company Employee Plans” has the meaning set forth in Section 3.12(a).

“Company ERISA Affiliate” means all employers, trades, or businesses (whether or not incorporated) that would be treated together with Parent or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Company Financial Advisor” has the meaning set forth in Section 3.10.

“Company Financial Statements” has the meaning set forth in Section 3.04(a).

“Company IP” has the meaning set forth in Section 3.07(b).

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other Contracts, whether written or oral, relating to Intellectual Property and to which the Company or any of its Subsidiaries is a party, beneficiary, or otherwise bound, other than licenses for shrinkwrap, clickwrap, or other similar commercially available off-the-shelf software that has not been modified or customized by a third party for Company or any of its Subsidiaries.

“Company Lease” shall mean all leases, subleases, licenses, concessions, and other agreements (written or oral) under which the Company or any of its Subsidiaries holds any Company-Leased Real Estate, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of its Subsidiaries thereunder.

“Company-Leased Real Estate” shall mean all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company or any of its Subsidiaries.

“Company-Licensed IP” means all Intellectual Property that is licensed to Company or any of its Subsidiaries by a third party, other than licenses for shrinkwrap, clickwrap, or other similar commercially available off-the-shelf software that has not been modified or customized by a third party for Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any event, occurrence, fact, condition, or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, financial condition, or assets of the Company and its Subsidiaries, taken as a whole; or (b) the ability of the Company to consummate the transactions contemplated by this Agreement on a timely basis; provided, however, that, for the purposes of clause (a), a Company Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (i) changes generally affecting the economy, financial, or securities markets; (ii) the announcement of the transactions contemplated by this Agreement; (iii) any outbreak or escalation of war or any act of terrorism; or (iv) general conditions in the industry in which the Company and its Subsidiaries operate; provided further, however, that any event, change, and effect referred to in clauses (i), (iii), or (iv) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change, or effect has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses.

“Company Material Contract” has the meaning set forth in Section 3.15(a).

“Company Members” means the members of the Company, set forth on Section 3.02(a) of the Company Disclosure Letter; provided that, “Company Members as of the date hereof” shall refer to only those members of the Company who are members as of the date of this Agreement.

“Company Membership Interests” has the meaning set forth in Section 3.02(a).

“Company-Owned IP” means all Intellectual Property owned by the Company or any of its Subsidiaries.

“Company-Owned Real Estate” shall mean any and all land and real property owned by the Company or any of its Subsidiaries, together with all of the Company’s or Subsidiaries’ right, title and interest to any buildings, structures, fixtures, and improvements located thereon and all easements, rights of way, and appurtenances relating thereto.

“Company Pass-Through Tax Return” means any Tax Return relating to Income Tax filed by or with respect to the Company or any Company Subsidiary to the extent that (a) the Company or any such Company Subsidiary is treated as a flow through entity for purposes of such Tax Return and (b) the results of operations reflected on such Tax Return are also reflected on the Tax Returns of the Company Members or the direct or indirect owners (if any) or beneficiaries of such Company Members.

“Company Policies” has the meaning set forth in Section 3.16.

“Company Securities” has the meaning set forth in Section 3.02(b)(i).

“Company Selected Customers” has the meaning set forth in Section 3.19.

“Company Subsidiary Securities” has the meaning set forth in Section 3.02(d).

“Confidentiality Agreements” has the meaning set forth in Section 5.04(b).

“Consent” has the meaning set forth in Section 3.03(c).

“Contracts” means any legally binding contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases, or other binding instruments or binding commitments, whether written or oral.

“Conversion” has the meaning set forth in Section 5.16(a).

“Conversion Vote” has the meaning set forth in Section 4.03(a).

“Covered Claim” has the meaning set forth in Section 5.23 of the Parent Disclosure Letter.

“Credit Facility” means that certain $30,000,000 line of credit with $15,000,000 letter of credit sublimit and $20,000,000 uncommitted accordion feature pursuant to the Bank’s commitment letter dated January 28, 2019.

 “DGCL” means the Delaware General Corporation Law.

“Dissenting Shares” has the meaning set forth in Section 2.04.

“Dock Square” means Dock Square HQ, LLC, a Delaware limited liability company.

“Dock Square Consulting Arrangement” has the meaning set forth in Section 5.22.

“EDGAR” has the meaning set forth in Section 4.04(a).

“Effective Time” has the meaning set forth in Section 1.03(a).

“Employer of Record” has the meaning set forth in Section 5.08(a).

“End Date” has the meaning set forth in Section 7.02(a).

“Environmental Laws” means any applicable Law, and any Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substance. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et. seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et. seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et. seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et. seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et. seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et. seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Section 481 Adjustment Liability” means the estimated amount of corporate income tax required to be paid by the Parent or the Surviving Company by reason of the required inclusion in income under Section 481 of the Code (if any) arising from the Company’s change in method of accounting from the cash method to the accrual method after the Closing by reason of the Merger, which shall be computed by the Company as of the end of the month preceding the month that includes the Closing Date by multiplying (a) the total estimated amount to be included in taxable income by reason of such adjustment under Section 481 of the Code (determined as of such date on a pro-forma basis assuming that the Merger closed on such date and, prior to such closing, the Company engaged in the Pre-Closing Balance Sheet Adjustment to cause Tangible Net Assets to equal Target Net Tangible Assets), by (b) the effective income tax rate applicable to such income as if the Company was a “C corporation” (taking into account federal and applicable state and local income taxes determined using the Company’s most recent state apportionment, and the deductibility of state and local income taxes for federal income tax purposes).

“Exchange Act” has the meaning set forth in Section 3.03(c).

“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors, and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, the preparation, printing, filing, and mailing of the Proxy Statement, the filing of any required notices in connection with regulatory approvals, and all other matters related to the Merger and the other transactions contemplated by this Agreement.

“FBCA” means the Florida Business Corporation Act.

“First Merger” has the meaning set forth in the Recitals.

“First Merger Certificate” has the meaning set forth in Section 1.03(a).

“First Surviving Company” has the meaning set forth in Section 1.01(a).

“First Surviving Company Membership Interests” means the membership interests that the sole member of the First Surviving Company holds in the First Surviving Company.

“Franchisees” has the meaning set forth in Section 5.24.

“Franchise Purchase Price” has the meaning set forth in Section 5.24.

“FRLLCA” means the Florida Revised Limited Liability Company Act.

“GAAP” has the meaning set forth in Section 3.04(a).

“Governmental Entity” has the meaning set forth in Section 3.03(c).

“Hazardous Substance” shall mean: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Hire Quest” means Hire Quest, LLC, a Florida limited liability company.

“Income Tax” means any Tax imposed on net income and franchise Taxes imposed in lieu of Taxes imposed on net income.

“Indemnification Amount” has the meaning set forth in Section 5.23.

“Indemnified Party” has the meaning set forth in Section 5.09(a).

“Indemnifying Party” has the meaning set forth in Section 5.09(b).

“Integrated Transaction” has the meaning set forth in Section 2.04.

“Intellectual Property” means any and all rights in, arising out of, or associated with any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, certification marks, logos, slogans, trade dress, trade names, corporate, business and product names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (b) all copyrightable works, all copyrights, whether or not copyrightable, and all registrations, applications for registration, and renewals in connection therewith (“Copyrights”); (c) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents (including, without limitation, utility patents, design patents, industrial designs, plant patents, inventors’ certificates and utility models), patent applications (including docketed patent disclosures awaiting filing, reissues, divisions, continuations, continuations-in-part and extensions), and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof (“Patents”); (e) all internet domain names and social media accounts and user names (including “handles”); (e) all mask works and all applications, registrations, and renewals in connection therewith; (f) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists and profiles, pricing and cost information and business and marketing plans and proposals); (g) all computer software (including source code, executable code, object code, application programming interfaces, data files, databases, protocols, specifications and other documentation thereof (“Software”); (h) all advertising and promotional materials; (i) all other proprietary rights, and all copies and tangible embodiments thereof (in whatever form or medium).

“IRS” means the United States Internal Revenue Service.

“Knowledge” means: (a) with respect to the Company and its Subsidiaries, the actual knowledge of each of the individuals listed in Section 8.01 of the Company Disclosure Letter; and (b) with respect to Parent and its Subsidiaries, the actual knowledge of each of the individuals listed in Section 8.01 of the Parent Disclosure Letter.

“Laws” means any federal, state, local, municipal, foreign, multi-national or other laws, common law, statutes, constitutions, ordinances, rules, regulations, codes, Orders, or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered, or applied by any Governmental Entity.

“Lease” means, with respect to the Company, any Company Lease, and, with respect to Parent, any Parent Lease.

“Legal Action” means any suit, action, proceeding, arbitration, mediation, audit, hearing, inquiry or, to the Knowledge of the Person in question, investigation (in each case, whether civil, criminal, administrative, investigative, formal, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity.

“Liability” shall mean any liability, indebtedness, or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured, determined, determinable, or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer, and security interests of any kind or nature whatsoever.

“Losses” means all claims, losses, costs, defense costs, expenses, liabilities and judgments (including any amounts paid in settlement).

“Member Representative” has the meaning set forth in the Preamble.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.01(a)(i).

“Merger Sub 1” has the meaning set forth in the Preamble.

“Merger Sub 1 Capital Stock” means the shares of capital stock that the sole shareholder of Merger Sub 1 holds in Merger Sub 1.

“Merger Sub 2” has the meaning set forth in the Preamble.

“Merger Sub 2 Membership Interests” means the membership interests that the sole member of Merger Sub 2 holds in Merger Sub 2.

“Merger Subs” has the meaning set forth in the Preamble.

“Multiemployer Plan” has the meaning set forth in Section 3.12(c).

“Net Tangible Assets” means, as of any relevant date, the amount calculated by subtracting all liabilities and all intangible assets of the Company as of such date from the Company’s total assets as of such date, in each case determined in accordance with GAAP; provided, that (a) no purchase accounting adjustments arising out of the transactions contemplated by this Agreement shall be made, (b) the Estimated Section 481 Adjustment Liability shall be treated as a liability of the Company and (c) the value of the Company-Owned Real Estate shall be its fair market value, as determined on the basis of an appraisal, and not its book value.

“Offer” has the meaning set forth in the Recitals.

“Order” has the meaning set forth in Section 3.09.

“Organizational Documents” has the meaning set forth in Section 3.01(b).

“Other Company Governmental Approvals” has the meaning set forth in Section 3.03(c).

“Other Parent Governmental Approvals” has the meaning set forth in 4.03(c).

“Parent” has the meaning set forth in the Preamble.

“Parent Acquisition Agreement” has the meaning set forth in Section 5.05(b).

“Parent Adverse Recommendation Change” shall mean the Parent Board: (a) failing to make, withdraw, amend, modify, or materially qualify, in a manner adverse to the Company, the Parent Board Recommendation; (b) failing to include the Parent Board Recommendation in the Proxy Statement that is mailed to the Parent shareholders; (c) recommending a Takeover Proposal; (d) failing to recommend against acceptance of any third party tender offer or exchange offer for the shares of Parent Common Stock within ten Business Days after the commencement of such offer; (e) failing to reaffirm (publicly, if so requested by the Company) the Parent Board Recommendation within ten Business Days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by Parent or the Person making such Takeover Proposal; (f) making any public statement inconsistent with the Parent Board Recommendation; or (g) resolving or agreeing to take any of the foregoing actions.

“Parent Balance Sheet” has the meaning set forth in Section 4.04(b).

“Parent Board” has the meaning set forth in the Recitals.

“Parent Board Recommendation” has the meaning set forth in Section 4.03(d).

“Parent Certificate” means a certificate representing shares of Parent Common Stock.

“Parent Common Stock” means the shares of common stock, par value $0.001 per share, of Parent.

“Parent Directors” has the meaning set forth in Section 5.17.

“Parent Disclosure Letter” has the meaning set forth in the introductory language in ARTICLE IV.

“Parent Employee” has the meaning set forth in Section 4.12(a).

“Parent Employee Plans” has the meaning set forth in Section 4.12(a).

“Parent ERISA Affiliate” means all employers, trades, or businesses (whether or not incorporated) that would be treated together with Parent or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Parent Financial Advisor” has the meaning set forth in Section 4.10.

“Parent IP” has the meaning set forth in Section 4.07(b).

“Parent IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other Contracts, whether written or oral, relating to Intellectual Property and to which Parent or any of its Subsidiaries is a party, beneficiary, or otherwise bound, other than licenses for shrinkwrap, clickwrap, or other similar commercially available off-the-shelf software that has not been modified or customized by a third party for Parent or any of its Subsidiaries.

“Parent Lease” shall mean all leases, subleases, licenses, concessions, and other agreements (written or oral) under which Parent or any of its Subsidiaries holds any Parent-Leased Real Estate, including the right to all security deposits and other amounts and instruments deposited by or on behalf of Parent or any of its Subsidiaries thereunder.

“Parent-Leased Real Estate” shall mean all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Parent or any of its Subsidiaries.

“Parent-Licensed IP” means all Intellectual Property that is licensed to Parent or any of its Subsidiaries by a third party, other than licenses for shrinkwrap, clickwrap, or other similar commercially available off-the-shelf software that has not been modified or customized by a third party for Parent or any of its Subsidiaries.

“Parent Material Adverse Effect” means any event, occurrence, fact, condition, or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, financial condition, or assets of Parent and its Subsidiaries, taken as a whole; or (b) the ability of Parent to consummate the transactions contemplated by this Agreement or the Shareholder Voting Agreements on a timely basis; provided, however, that, for the purposes of clause (a), a Parent Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (i) changes generally affecting the economy, financial, or securities markets; (ii) the announcement of the transactions contemplated by this Agreement; (iii) any outbreak or escalation of war or any act of terrorism; or (iv) general conditions in the industry in which Parent and its Subsidiaries operate; provided further, however, that any event, change, and effect referred to in clauses (i), (iii), or (iv) immediately above shall be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change, or effect has a disproportionate effect on Parent and its Subsidiaries, taken as a whole, compared to other participants in the industries in which Parent and its Subsidiaries conduct their businesses.

“Parent Material Contract” has the meaning set forth in Section 4.15(a).

“Parent Preferred Stock” has the meaning set forth in Section 4.02(a).

“Parent-Owned IP” means all Intellectual Property owned by Parent or any of its Subsidiaries.

“Parent Policies” has the meaning set forth in Section 4.16.

“Parent SEC Documents” has the meaning set forth in Section 4.04(a).

“Parent Securities” has the meaning set forth in Section 4.02(b)(i).

“Parent Selected Customers” has the meaning set forth in Section 4.19.

“Parent Shareholders Meeting” means the special meeting of the shareholders of the Parent to be held to consider the adoption of this Agreement.

“Parent Subsidiary Securities” has the meaning set forth in Section 4.02(d).

“PBGC” has the meaning set forth in Section 3.12(d).

“Permits” has the meaning set forth in Section 3.08(b).

“Permitted Encumbrances” means those exceptions from Title Policies Nos. 5011400-2031977e, 5011400-2002612e and 5011400-1789045e issued by First American Title Insurance Company as set forth on Exhibit F.

“Permitted Liens” means: (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being actively contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof and the execution or other enforcement of which is effectively stayed); (b) zoning, entitlement, building, and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property; (c) covenants, conditions, restrictions, easements, and other similar minor and non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (d) any right of way or easement of record related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; and (e) Liens arising under workers’ compensation, unemployment insurance, social security, retirement, and similar legislation.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity, or other entity or group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Pre-Closing Balance Sheet Adjustment” has the meaning set forth in Section 5.21.

“Pre-Closing Reorganization” means (a) Dock Square’s distribution to its direct or indirect members of all of its rights, title and interest in and to its limited liability company membership interest in Hire Quest, followed by (b) each such members’ contribution to the Company of all of its respective rights, title and interest in and to its limited liability company membership interest in Hire Quest as a capital contribution in exchange for, in the aggregate, a six and one-half (6.5%) percent limited liability company membership interest in the Company.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period through the end of the Closing Date.

“Pro Rata Merger Consideration” has the meaning set forth in Section 2.01(a)(i).

“Proxy Statement” has the meaning set forth in Section 3.16.

“Real Estate” means, with respect to the Company, the Company-Owned Real Estate and the Company-Leased Real Estate, and, with respect to Parent, the Parent-Leased Real Estate.

“Representatives” has the meaning set forth in Section 5.05(a).

“Requisite Parent Vote” has the meaning set forth in Section 4.03(a).

“Resigning Directors” has the meaning set forth in Section 1.06.

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.04(a).

“SEC” has the meaning set forth in Section 4.03(c).

“Second Merger” has the meaning set forth in the Recitals.

“Second Merger Certificate” has the meaning set forth in Section 1.03(b).

“Second Merger Effective Time” has the meaning set forth in Section 1.03(b).

“Securities Act” has the meaning set forth in Section 4.04(a).

“Settlement Agreement” means that certain Settlement Agreement made and entered into as of April 16, 2018 by and among Parent, Ephraim Fields and each of the other parties listed on Exhibit A thereto.

“Shareholder Voting Agreements” has the meaning set forth in the Recitals.

“Specified Locations” shall mean the Parent offices located in North Las Vegas, NV; Thornton, CO; Austin, TX; San Antonio, TX; Houston, TX; Aurora, CO; Atlanta, GA; Indianapolis, IN (both locations); Baltimore, MD and Landover, MD.

“Straddle Period” means any taxable period that begins before and ends after the Closing Date.

 “Subsidiary” of a Person means a corporation, partnership, limited liability company, or other business entity of which a majority of the shares of voting securities is at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Superior Proposal” means a bona fide written Takeover Proposal involving the direct or indirect acquisition pursuant to a tender offer (other than the Offer), exchange offer, merger, consolidation, or other business combination, of all or substantially all of a party’s consolidated assets or at least a majority of the outstanding equity interests of such party, that such party’s board of managers or board of directors determines in good faith (after consultation with outside legal counsel and such party’s financial advisor) is more favorable from a financial point of view to the holders of such party’s equity interests than the transactions contemplated by this Agreement, taking into account: (a) all financial considerations; (b) the identity of the third party making such Takeover Proposal; (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal; (d) the other terms and conditions of such Takeover Proposal and the implications thereof on such party, including relevant legal, regulatory, and other aspects of such Takeover Proposal deemed relevant by such board (including any termination or break-up fees and conditions to consummation); and (e) any revisions to the terms of this Agreement and the Merger proposed by the other party during the Superior Proposal Notice Period set forth in Section 5.05.

“Superior Proposal Notice Period” has the meaning set forth in Section 5.05.

“Surviving Company” has the meaning set forth in Section 1.01(b).

“Takeover Proposal” means an inquiry, proposal, or offer from, or indication of interest in making a proposal or offer by, any Person or group (other than the other party to this Agreement and its Subsidiaries), relating to any transaction or series of related transactions, involving any: (a) direct or indirect acquisition of assets of a party or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 15% or more of the fair market value of such party’s consolidated assets or to which 15% or more of such party’s net revenues or net income on a consolidated basis are attributable; (b) direct or indirect acquisition of 15% or more of the voting equity interests of a party; (c) tender offer (other than the Offer) or exchange offer that if consummated would result in any Person or group (as defined in Section 13(d) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 15% or more of the voting power of a party; (d) merger, consolidation, other business combination, or similar transaction involving a party or any of its Subsidiaries, pursuant to which such Person or group (as defined in Section 13(d) of the Exchange Act) would own 15% or more of the consolidated assets, net revenues, or net income of such party and its Subsidiaries, taken as a whole; (e) reorganization, liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of a party or one or more of its Subsidiaries which, individually or in the aggregate, generate or constitute 15% or more of the consolidated assets, net revenues, or net income of a party and its Subsidiaries, taken as a whole; or (f) any combination of the foregoing; in each case including any financing thereof.

“Target Net Tangible Assets” means Fourteen Million dollars ($14,000,000).

“Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, escheat, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments, levies or charges of any kind whatsoever imposed by a Governmental Entity, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Laws” means any Laws relating to the imposition, payment or collection of Taxes.

“Tax Returns” means any return, election, declaration, report, claim for refund, information return or statement, or other document relating to Taxes filed or required to be filed with any Governmental Entity, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Fee” means One Million Two Hundred Thousand dollars ($1,200,000).

 “Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Voting Debt” has the meaning set forth in Section 3.02(c).

“WBCA” means the Washington Business Corporation Act.

Section 8.02     Interpretation; Construction.

(a)           The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit, Article, or Schedule, such reference shall be to a Section of, Exhibit to, Article of, or Schedule of this Agreement unless otherwise indicated. Unless the context otherwise requires, references herein: (i) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (ii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” and the word “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” A reference in this Agreement to $ or dollars is to U.S. dollars. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter and the Parent Disclosure Letter.

(b)           The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.03  No Survival.  None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing. Notwithstanding the foregoing, neither this Section 8.03 nor anything else in this Agreement to the contrary shall limit: (a) the survival of any covenant or agreement of the parties which by its terms is required to be performed or complied with in whole or in part after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms; or (b) any claim against any Person with respect to intentional fraud in the making of the representations and warranties by such Person in ARTICLE III or ARTICLE IV, as applicable.

Section 8.04   Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

Section 8.05    Submission to Jurisdiction.   Each of the parties hereto irrevocably agrees that any Legal Action or proceeding with respect to this Agreement and the Shareholder Voting Agreements and the rights and obligations arising hereunder and thereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder and thereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the State of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.07 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement, the Shareholder Voting Agreements or any of the transactions contemplated by this Agreement or the Shareholder Voting Agreements in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement, the Shareholder Voting Agreements and the rights and obligations arising hereunder and thereunder: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 8.05; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, the Shareholder Voting Agreements or the subject matter hereof of thereof, may not be enforced in or by such courts.

Section 8.06   Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE SHAREHOLDERS VOTING AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE SHAREHOLDERS VOTING AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE SHAREHOLDERS VOTING AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE SHAREHOLDERS VOTING AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.06.

Section 8.07   Notices.  All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.07):

If to Parent or the Merger Subs, to:
Command Center, Inc.
3609 S. Wadsworth Blvd., Suite 250
Lakewood, Colorado
Attention: Richard K. Coleman, Jr. and Brendan Simaytis
Email: rick.coleman@commandonline.com;
brendan.simaytis@commandonline.com

with a copy (which will not constitute notice to Parent) to:	Olshan Frome Wolosky LLP 1325 Avenue of the Americas New York, New York 10019 Attention: Adam W. Finerman, Esq. Facsimile: (212) 451-2222 Email: afinerman@olshanlaw.com
If to the Company, to:	Hire Quest Holdings, LLC 111 Springhall Drive Goose Creek, SC 29445 Attention: John D. McAnnar, Esq. Facsimile: (843) 577-5742 Email: jdmcannar@hirequestllc.com with a copy (which will not constitute notice to the Company) to:
Hill Ward Henderson
101 East Kennedy Boulevard, Suite 3700
Tampa, Florida 33602
Attention: David S. Felman and Roland S. Chase
Facsimile: (813) 221-2900
Email: dave.felman@hwhlaw.com
roland.chase@hwhlaw.com

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

Section 8.08    Entire Agreement.  This Agreement (including the Exhibits to this Agreement), the Company Disclosure Letter, the Parent Disclosure Letter, the Shareholder Voting Agreements and the Confidentiality Agreements constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreements, the Shareholder Voting Agreements, the Company Disclosure Letter and the Parent Disclosure Letter (other than an exception expressly set forth as such in the Company Disclosure Letter or Parent Disclosure Letter, as applicable), the statements in the body of this Agreement will control.

Section 8.09   No Third Party Beneficiaries.  Except as provided in Section 5.09 hereof (which shall be to the benefit of the parties referred to in such section), this Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.10   Severability.  If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.11   Assignment.  No party may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party hereto. Subject to the first sentence of this Section 8.11, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 8.12     Remedies.  Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law, or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 8.13     Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at Law or in equity.

Section 8.14     Counterparts; Effectiveness.  This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by the other party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

The Company: Hire Quest Holdings, LLC
By: /s/ Richard Hermanns Name: Richard Hermanns Title: CEO
Parent: Command Center, Inc.
By: /s/ Richard K. Coleman, Jr. Name: Richard K. Coleman, Jr. Title: President and CEO
Merger Sub 1: CCNI One, Inc. By: /s/ Brendan Simaytis Name: Brendan Simaytis Title: Director/Shareholder
Merger Sub 2: Command Florida, LLC By: /s/ Richard K. Coleman, Jr. Name: Richard K. Coleman, Jr. Title: Manager

Member Representative:
/s/ Richard Hermanns Richard Hermanns

[Signature Page to Agreement an Plan of Merger]

SCHEDULE A

List of Parent Shareholders Signing Shareholder Voting Agreements

Jerry Smith

Ephraim Fields

Richard K. Coleman, Jr.

Cory Smith

Brendan Simaytis

Steven P. Oman

JD Smith

R. Rimmy Malhotra

Galen Vetter

Lawrence F. Hagenbuch

Steven Bathgate

EXHIBIT A-1

Form of Parent Articles of Amendment (Washington)

Office of the Secretary of State
Corporations & Charities Division

(360) 725 - 0377 | www.sos.wa.gov/corps

801 Capitol Way S, Olympia, WA 98504-0234

This Box For Office Use Only

■ Amendment Fee $30

☐ Amendment Fee with Expedited Service $80

ARTICLES OF AMENDMENT
PROFIT CORPORATION
RCW 23B.10

Please provide UBI # 602071264

NAME OF PROFIT CORPORATION: (as currently recorded with the Office of the Secretary of State)
Command Center, Inc.

BUSINESS TYPE: Are you changing your business type? ☐ Yes ✓ No (if no, continue to next section)

If yes, select the change being made:

☐ WA PROFESSIONAL SERVICE CORPORATION ☐ WA PUBLIC UTILITY CORPORATION

☐ WA SOCIAL PURPOSE CORPORTION

ENTITY NAME CHANGE: Are you changing your business name? ■ Yes ☐ No If no, continue to Jurisdiction

If yes, do you already have an entity name reserved? ☐ Yes ■ No

If Yes, provide the Name Reservation Number and Name If No, provide only the name

Reservation Number: ________________

Name: HireQuest, Inc.

CORPORATE SHARES: Are you changing your business's authorized shares? ■ Yes ☐ No If no, continue to next section

New number of authorized shares: 31,000,000 Class of shares: ■ Common Stock ■ Preferred Stock

Did your share information change? (check one) ■ Yes ☐ No If No, continue to next section

If Yes, implementation plan for change: (attach additional pages if needed)
See the attached Exhibit A. Previously-issued shares of Series A Preferred Stock has been redeemed. The Articles of Amendment eliminate references to Series A Preferred Stock.

Has your registered agent changed? ☐ **YES** ■ **NO** **If Yes, please be sure to complete page 2**

Articles of Amendment - Profit
Pg 1 | Revised 7.2018

NEW REGISTERED AGENT:

Is the Registered Agent a Commercial Registered Agent? ☐ Yes ☐ No

If Yes, provide the name of the Commercial Registered Agent: ______________________________

A Commercial Registered Agent is an entity or individual that is registered with the Office of the Secretary of State to receive legal documents on behalf of a corporation. A Commercial Registered Agent has the entities/individual's address on record with the office.

A Registered Agent consent is still required for a Commercial Registered Agent located below.

If No, please continue below

Please complete ONE type of Registered Agent below, be sure to include the name below the checked box. Then continue to provide the required street address. Mailing address if needed.

☐ **Individual**	☐ **Entity**	☐ **Office or Position**
______________________	______________________	______________________
First and last name of a Non-commercial Registered Agent. (Any person not registered as a Commercial Registered Agent.)	Name of a Non-commercial Registered Agent. (Any business not registered as a Commercial Registered Agent.)	List the Office or Position serves as agent. (Only if using the specific office or position as the registered agent, no matter who holds the position like: Secretary, Member or Treasurer.)

Phone: ______________________ Email: ______________________________

Registered Agent Street Address (required) **(Must be a physical address No PO Box or PMB)**	**Registered Agent Mailing Address** (optional) ☐ **Check if mailing address is the same as street address**
Country: **United States** **State**: **Washington**	**Country**: **United States** **State**: **Washington**
Address : ______________________	**Address** : ______________________
Zip: ________ **City**: ______________	**Zip**: ________ **City**: ______________

CONSENT TO SERVE AS REGISTERED AGENT - REQUIRED FOR ALL TYPES

I hereby consent to serve as Registered Agent in the State of Washington for the named entity. I understand it will be my responsibility to accept service of process, notices, and demands on behalf of the entity; to forward mail to the entity; and to immediately notify the Office of the Secretary of State if I resign or change the Registered Office Address.

______________________ ______________________ ______________

Signature of Registered Agent   Printed Name/Title   Date

Articles of Amendment - Profit
Pg 2 | Revised 7.2018

DURATION: ***Required only if changed*** Please check **ONE** of the following

☐ This Company shall have a perpetual duration ☐ This Company shall have a duration of _________ years.

☐ This Company shall expire on _______________

ADOPTION OF ARTICLES OF AMENDMENT: This Amendment was duly adopted by the following method

■ By a sufficient vote of shareholders

☐ By the board of directors

☐ By the incorporators prior to the issuance of shares

EFFECTIVE DATE:

■ Date of filing ☐ Specify a Date _________________ cannot be more than 90 days following received date

DATE OF ADOPTION: When was this Amendment adopted?

☐ Date of filing ■ Specify a date: ___________________________

RETURN ADDRESS FOR THIS FILING: ***(Optional)***

This address will be sent document(s) regarding this specific filing in addition to document(s) being sent to the Registered Agent's street/mailing address.

Attention to: Ms. Claudia Dubon

Email: CDubon@olshanlaw.com

City New York **State** NY **Zip** 10019

AUTHORIZED PERSON:

This record is hereby executed under penalties of perjury, and is, to the best of my knowledge, true and correct.

Signature of Authorized Person	**Printed Name/Title**	**Date**

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EXHIBIT A
TO
ARTICLES OF AMENDMENT
OF
COMMAND CENTER, INC.

Pursuant to the provisions of RCW 23B.10.030, the following Articles of Amendment are submitted for filing:

Article I of the Articles of Incorporation is hereby amended to read in its entirety as follows:

ARTICLE I
Name

The name of this Corporation is HIREQUEST, INC.

Article IV of the Articles of Incorporation is hereby amended to read in its entirety as follows:

ARTICLE IV
Authorized Capital Stock

The authorized capital stock of the Corporation shall consist of two classes of stock, designated as Common Stock and Preferred Stock.

The total number of shares of Common Stock that the Corporation will have authority to issue is Thirty Million (30,000,000). The shares of Common Stock shall have a par value of $0.001 per share. All of the Common Stock authorized herein shall have equal voting rights and powers without restrictions in the preference.

The total number of shares of Preferred Stock that the Corporation will have the authority to issue is One Million (1,000,000). The shares of Preferred Stock shall have a par value of $0.001 per share. The authorized but unissued shares of Preferred Stock may be divided into and issued in designated series from time to time by one or more resolutions adopted by the Board of Directors. The Directors in their sole discretion shall have the power to determine the relative powers, preferences and rights of each series of Preferred Stock.

Shareholder action on the amendments was required. The Board of Directors recommended the amendments to the shareholders and the amendments were approved by a vote of the shareholders on [insert date] pursuant to RCW 23B.10.030.

The Corporation has caused these Articles of Amendment to be executed on [insert date].

COMMAND CENTER, INC.

By: _____________________
Name: __________________
Title: ___________________

 EXHIBIT A-2
Form of Parent Certificate of Incorporation (Delaware)

CERTIFICATE OF INCORPORATION OF

HIREQUEST, INC. (the “Corporation”)

The Corporation certify as follows:

A. The Corporation was originally incorporated pursuant to the Washington Business Corporation Act of the State of Washington on October 11, 2000.

B. As part of a merger transaction, the Corporation changed its name to “HireQuest, Inc.” and converted from a Washington corporation to a Delaware corporation pursuant to the General Corporation Law of the State of Delaware (“DGCL”) and the Washington Business Corporation Act.

ARTICLE I

The name of the Corporation is HireQuest, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1675 South State Street, Suite B, Dover, County of Kent, Delaware 19901. The name of its registered agent at such address is Capitol Services, Inc.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

Section 4.1. This Corporation is authorized to issue two classes of stock, to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of stock that the Corporation shall have authority to issue is thirty-one million (31,000,000) shares, of which thirty million (30,000,000) shares are Common Stock, $0.001 par value per share, and one million (1,000,000) shares are Preferred Stock, $0.001 par value per share.

Section 4.2. Each share of Common Stock shall entitle the holder thereof to one (1) vote on any matter submitted to a vote at a meeting of stockholders.

Section 4.3. The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, including, without limitation, authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing. The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in this Certificate of Incorporation (this “Certificate of Incorporation”) or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the Corporation shall take all such steps as are necessary to cause the shares constituting such decrease to resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Section 4.4. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

ARTICLE V

The number of directors that constitutes the entire Board of Directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation. At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier resignation or removal; except that if any such meeting shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL.

ARTICLE VI

Section 6.1. Any director or the entire Board of Directors may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding capital stock of the Corporation entitled to vote in the election of directors.

Section 6.2. Except as otherwise provided for or fixed by or pursuant to the provisions of Article IV hereof in relation to the rights of the holders of Preferred Stock to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors, created in accordance with the Bylaws of the Corporation, and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and not by the stockholders. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the expiration of the term for which he or she was elected and until his or her successor shall have been duly elected and qualified, or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE VII

Section 7.1. The Corporation is to have perpetual existence.

Section 7.2. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Section 7.3. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Corporation. The affirmative vote of at least a majority of the Board of Directors then in office shall be required in order for the Board of Directors to adopt, amend, alter or repeal the Corporation’s Bylaws. The Corporation’s Bylaws may also be adopted, amended, altered or repealed by the stockholders of the Corporation. Notwithstanding the above or any other provision of this Certificate of Incorporation, the Bylaws of the Corporation may not be amended, altered or repealed except in accordance with Article X of the Bylaws. No Bylaw hereafter legally adopted, amended, altered or repealed shall invalidate any prior act of the directors or officers of the Corporation that would have been valid if such Bylaw had not been adopted, amended, altered or repealed.

Section 7.4. The election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Section 7.5. No stockholder will be permitted to cumulate votes at any election of directors.

ARTICLE VIII

Section 8.1. Special meetings of stockholders of the Corporation may be called in the manner and to the extent provided in the Bylaws of the Corporation. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

Section 8.2. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

ARTICLE IX

Section 9.1. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Section 9.2. The Corporation shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board of Directors.

Section 9.3. The Corporation shall have the power to indemnify, to the extent permitted by applicable law, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

Section 9.4. Neither any amendment nor repeal of any Section of this Article IX, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws of the Corporation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any cause of action, suit, claim or proceeding accruing or arising or that, but for this Article IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE X

Meetings of stockholders may be held within or outside of the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE XI

The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation;provided, however, that notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, the Board of Directors acting pursuant to a resolution adopted by a majority of the Board of Directors and the affirmative vote of fifty percent (50%) of the then outstanding voting securities of the Corporation, voting together as a single class, shall be required for the amendment, repeal or modification of the provisions of Section 4.3, Section 5.2, Article VI, Section 7.5, Article VIII or Article XI of this Certificate of Incorporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be signed by [Officer’s Name], a duly authorized officer of the Corporation, on this          day of                 , 2019.

[Officer’s Name]
[Title]

EXHIBIT B

Form of Parent Bylaws (Delaware)

BYLAWS OF HIREQUEST, INC.

ARTICLE I - CORPORATE OFFICES

1.1 REGISTERED OFFICE

The registered office of HireQuest, Inc. shall be fixed in the corporation’s certificate of incorporation, as the same may be amended from time to time.

1.2 OTHER OFFICES

The corporation’s board of directors may at any time establish other offices at any place or places where the corporation is qualified to do business.

ARTICLE II - MEETINGS OF STOCKHOLDERS

2.1 PLACE OF MEETINGS

Meetings of stockholders shall be held at any place, within or outside the State of Delaware, designated by the board of directors. The board of directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the Delaware General Corporation Law (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the corporation’s principal executive office.

2.2 ANNUAL MEETING

The board of directors shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 of these bylaws may be transacted.

2.3 SPECIAL MEETING

(i) A special meeting of the stockholders, other than those required by statute, may be called at any time by (A) the board of directors, (B) the chairperson of the board of directors, (C) the chief executive officer, (D) the president (in the absence of a chief executive officer), or (E) the secretary, following receipt of one or more written demands to call a special meeting of the stockholders in accordance with, and subject to, this Section 2.3 from stockholders of record who own, in the aggregate, at least 25% of the voting power of the outstanding shares of the corporation then entitled to vote on the matter or matters to be brought before the proposed special meeting.

(ii) A request to the secretary shall be delivered to him or her at the corporation’s principal executive offices and signed by each stockholder, or a duly authorized agent of such stockholder, requesting the special meeting and shall set forth: (A) a brief description of each matter of business desired to be brought before the special meeting, (B) the reasons for conducting such business at the special meeting, and (C) the text of any proposal or business to be considered at the special meeting (including the text of any resolutions proposed to be considered and in the event that such business includes a proposal to amend these bylaws, the language of the proposed amendment).

(iii) Business transacted at a special meeting requested by stockholders shall be limited to the matters described in the special meeting request;provided, however, that nothing herein shall prohibit the board of directors from submitting matters to the stockholders at any special meeting requested by stockholders.

(iv) A special meeting requested by stockholders shall be held at such date and time as may be fixed by the board of directors;provided, however, that the date of any such special meeting shall be not more than 90 days after the request to call the special meeting is received by the secretary. Notwithstanding the foregoing, a special meeting requested by stockholders shall not be held if: (A) the board of directors has called or calls for an annual or special meeting of the stockholders to be held within 90 days after the secretary receives the request for the special meeting and the board of directors determines in good faith that the business of such meeting includes (among any other matters properly brought before the meeting) the business specified in the request, (B) the stated business to be brought before the special meeting is not a proper subject for stockholder action under applicable law, (C) an identical or substantially similar item was presented at any meeting of stockholders held within 120 days prior to the receipt by the secretary of the request for the special meeting (and, for purposes of this Section 2.3(iv), the election of directors shall be deemed a similar item with respect to all items of business involving the election or removal of directors), or (D) the special meeting request was made in a manner that involved a violation of Regulation 14A under the Securities Exchange Act of 1934, as amended (the “1934 Act”).

(v) A stockholder may revoke a request for a special meeting at any time by written revocation delivered to the secretary, and if, following such revocation, there are unrevoked requests from stockholders holding in the aggregate less than the requisite number of shares entitling the stockholders to request the calling of a special meeting, the board of directors, in its discretion, may cancel the special meeting.

2.4 ADVANCE NOTICE PROCEDURES

(i) Advance Notice of Stockholder Business. At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be brought (A) pursuant to the corporation’s proxy materials with respect to such meeting, (B) by or at the direction of the board of directors, or (C) by a stockholder of the corporation who (1) is a stockholder of record at the time of the giving of the notice required by this Section 2.4(i) and on the record date for the determination of stockholders entitled to vote at the annual meeting and (2) has timely complied in proper written form with the notice procedures set forth in this Section 2.4(i). In addition, for business to be properly brought before an annual meeting by a stockholder, such business must be a proper matter for stockholder action pursuant to these bylaws and applicable law. Except for proposals properly made in accordance with Rule 14a-8 under the 1934 Act and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations), and included in the notice of meeting given by or at the direction of the board of directors, for the avoidance of doubt, clause (C) above shall be the exclusive means for a stockholder to bring business before an annual meeting of stockholders.

(a) To comply with clause (C) of Section 2.4(i) above, a stockholder’s notice must set forth all information required under this Section 2.4(i) and must be timely received by the secretary of the corporation. To be timely, a stockholder’s notice must be received by the secretary at the principal executive offices of the corporation not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which the corporation first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting;provided, however, that in the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then, for notice by the stockholder to be timely, it must be so received by the secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting, or (ii) the tenth day following the day on which Public Announcement (as defined below) of the date of such annual meeting is first made. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described in this Section 2.4(i)(a). “Public Announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act.

(b) To be in proper written form, a stockholder’s notice to the secretary must set forth as to each matter of business the stockholder intends to bring before the annual meeting: (1) a brief description of the business intended to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (2) the name and address, as they appear on the corporation’s books, of the stockholder proposing such business and any Stockholder Associated Person (as defined below), (3) the class and number of shares of the corporation that are held of record or are beneficially owned by the stockholder or any Stockholder Associated Person and any derivative positions held or beneficially held by the stockholder or any Stockholder Associated Person, (4) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such stockholder or any Stockholder Associated Person with respect to any securities of the corporation, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, such stockholder or any Stockholder Associated Person with respect to any securities of the corporation, (5) any material interest of the stockholder or a Stockholder Associated Person in such business, and (6) a statement whether either such stockholder or any Stockholder Associated Person will deliver a proxy statement and form of proxy to holders of at least the percentage of the corporation’s voting shares required under applicable law to carry the proposal (such information provided and statements made as required by clauses (1) through (6), a “Business Solicitation Statement”). In addition, to be in proper written form, a stockholder’s notice to the secretary must be supplemented not later than ten days following the record date for notice of the meeting to disclose the information contained in clauses (3) and (4) above as of the record date for notice of the meeting. For purposes of this Section 2.4, a “Stockholder Associated Person” of any stockholder shall mean (i) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (ii) any beneficial owner of shares of stock of the corporation owned of record or beneficially by such stockholder and on whose behalf the proposal or nomination, as the case may be, is being made, or (iii) any person controlling, controlled by or under common control with such person referred to in the preceding clauses (i) and (ii).

(c) Without exception, no business shall be conducted at any annual meeting except in accordance with the provisions set forth in this Section 2.4(i) and, if applicable, Section 2.4(ii). In addition, business proposed to be brought by a stockholder may not be brought before the annual meeting if such stockholder or a Stockholder Associated Person, as applicable, takes action contrary to the representations made in the Business Solicitation Statement applicable to such business or if the Business Solicitation Statement applicable to such business contains an untrue statement of a material fact or omits to state a materialfact necessary to make the statements therein not misleading. The chairperson of the annual meeting shall, if the facts warrant, determine and declare at the annual meeting that business was not properly brought before the annual meeting and in accordance with the provisions of this Section 2.4(i), and, if the chairperson should so determine, he or she shall so declare at the annual meeting that any such business not properly brought before the annual meeting shall not be conducted.

(ii) Advance Notice of Director Nominations at Annual Meetings. Notwithstanding anything in these bylaws to the contrary, only persons who are nominated in accordance with the procedures set forth in this Section 2.4(ii) shall be eligible for election or re-election as directors at an annual meeting of stockholders. Nominations of persons for election to the board of directors of the corporation shall be made at an annual meeting of stockholders only (A) by or at the direction of the board of directors or (B) by a stockholder of the corporation who (1) was a stockholder of record at the time of the giving of the notice required by this Section 2.4(ii), on the record date for the determination of stockholders entitled to notice of the annual meeting and on the record date for the determination of stockholders entitled to vote at the annual meeting and (2) has complied with the notice procedures set forth in this Section 2.4(ii). In addition to any other applicable requirements, for a nomination to be made by a stockholder, the stockholder must have given timely notice thereof in proper written form to the secretary of the corporation.

(a) To comply with clause (B) of Section 2.4(ii) above, a nomination to be made by a stockholder must set forth all information required under this Section 2.4(ii) and must be received by the secretary of the corporation at the principal executive offices of the corporation at the time set forth in, and in accordance with, the final three sentences of Section 2.4(i)(a) above.

(b) To be in proper written form, such stockholder’s notice to the secretary must set forth:

(1) as to each person (a “nominee”) whom the stockholder proposes to nominate for election or re-election as a director: (A) the name, age, business address and residence address of the nominee, (B) the principal occupation or employment of the nominee, (C) the class and number of shares of the corporation that are held of record or are beneficially owned by the nominee and any derivative positions held or beneficially held by the nominee, (D) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the nominee with respect to any securities of the corporation, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the nominee, (E) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, (F) a written statement executed by the nominee acknowledging that as a director of the corporation, the nominee will owe a fiduciary duty under Delaware law with respect to the corporation and its stockholders, and (G) any other information relating to the nominee that would be required to be disclosed about such nominee if proxies were being solicited for the election of the nominee as a director, or that is otherwise required, in each case pursuant to Regulation 14A under the 1934 Act (including without limitation the nominee’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected); and

(2) as to such stockholder giving notice, (A) the information required to be provided pursuant to clauses (2) through (5) of Section 2.4(i)(b) above, and the supplement referenced in the second sentence of Section 2.4(i)(b) above (except that the references to “business” in such clauses shall instead refer to nominations of directors for purposes of this paragraph), and (B) a statement whether either such stockholder or Stockholder Associated Person will deliver a proxy statement and form of proxy to holders of a number of the corporation’s voting shares reasonably believed by such stockholder or Stockholder Associated Person to be necessary to elect such nominee(s) (such information provided and statements made as required by clauses (A) and (B) above, a “Nominee Solicitation Statement”).

(c) At the request of the board of directors, any person nominated by a stockholder for election as a director must furnish to the secretary of the corporation (1) that information required to be set forth in the stockholder’s notice of nomination of such person as a director as of a date subsequent to the date on which the notice of such person’s nomination was given and (2) such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as an independent director of the corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee; in the absence of the furnishing of such information if requested, such stockholder’s nomination shall not be considered in proper form pursuant to this Section 2.4(ii).

(d) Without exception, no person shall be eligible for election or re-election as a director of the corporation at an annual meeting of stockholders unless nominated in accordance with the provisions set forth in this Section 2.4(ii). In addition, a nominee shall not be eligible for election or re-election if a stockholder or Stockholder Associated Person, as applicable, takes action contrary to the representations made in the Nominee Solicitation Statement applicable to such nominee or if the Nominee Solicitation Statement applicable to such nominee contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. The chairperson of the annual meeting shall, if the facts warrant, determine and declare at the annual meeting that a nomination was not made in accordance with the provisions prescribed by these bylaws, and if the chairperson should so determine, he or she shall so declare at the annual meeting, and the defective nomination shall be disregarded.

(iii) Advance Notice of Director Nominations for Special Meetings.

(a) For a special meeting of stockholders at which directors are to be elected pursuant to Section 2.3, nominations of persons for election to the board of directors shall be made only (1) by or at the direction of the board of directors or (2) by any stockholder of the corporation who (A) is a stockholder of record at the time of the giving of the notice required by this Section 2.4(iii), on the record date for the determination of stockholders entitled to notice of the special meeting and on the record date for the determination of stockholders entitled to vote at the special meeting and (B) delivers a timely written notice of the nomination to the secretary of the corporation that includes the information set forth in Sections 2.4(ii)(b) and (ii)(c) above. To be timely, such notice must be received by the secretary at the principal executive offices of the corporation not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which Public Announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting. A person shall not be eligible for election or re-election as a director at a special meeting unless the person is nominated (i) by or at the direction of the board of directors or (ii) by a stockholder in accordance with the notice procedures set forth in this Section 2.4(iii). In addition, a nominee shall not be eligible for election or re-election if a stockholder or Stockholder Associated Person, as applicable, takes action contrary to the representations made in the Nominee Solicitation Statement applicable to such nominee or if the Nominee Solicitation Statement applicable to such nominee contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading.

(b) The chairperson of the special meeting shall, if the facts warrant, determine and declare at the meeting that a nomination or business was not made in accordance with the procedures prescribed by these bylaws, and if the chairperson should so determine, he or she shall so declare at the meeting, and the defective nomination or business shall be disregarded.

(iv) Other Requirements and Rights. In addition to the foregoing provisions of this Section 2.4, a stockholder must also comply with all applicable requirements of state law and of the 1934 Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.4, including, with respect to business such stockholder intends to bring before the annual meeting that involves a proposal that such stockholder requests to be included in the corporation’s proxy statement, the requirements of Rule 14a-8 (or any successor provision) under the 1934 Act. Nothing in this Section 2.4 shall be deemed to affect any right of the corporation to omit a proposal from the corporation’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the 1934 Act.

2.5 NOTICE OF STOCKHOLDERS’ MEETINGS

Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and,in the case of a special meeting, the purpose or purposes for which the meeting is called. Except as otherwise provided in the DGCL, the certificate of incorporation or these bylaws, the written notice of any meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

2.6 QUORUM

The holders of a majority of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. Where a separate vote by a class or series or classes or series is required, a majority of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter, except as otherwise provided by law, the certificate of incorporation or these bylaws.

If, however, such quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting, or (ii) the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

2.7 ADJOURNED MEETING; NOTICE

When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the board of directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 213(a) of the DGCL and Section 2.11 of these bylaws, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

2.8 CONDUCT OF BUSINESS

The chairperson of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of business. The chairperson of any meeting of stockholders shall be designated by the board of directors; in the absence of such designation, the chairperson of the board, if any, the chief executive officer (in the absence of the chairperson) or the president (in the absence of the chairperson of the board and the chief executive officer), or in their absence any other executive officer of the corporation, shall serve as chairperson of the stockholder meeting.

2.9 VOTING

The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.11 of these bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL.

Except as may be otherwise provided in the certificate of incorporation or these bylaws, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.

Except as otherwise required by law, the certificate of incorporation or these bylaws, in all matters other than the election of directors, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall bethe act of the stockholders. Except as otherwise required by law, the certificate of incorporation or these bylaws, directors shall be elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Where a separate vote by a class or series or classes or series is required, in all matters other than the election of directors, the affirmative vote of the majority of shares of such class or series or classes or series present in person or represented by proxy at the meeting shall be the act of such class or series or classes or series, except as otherwise provided by law, the certificate of incorporation or these bylaws.

2.10 RECORD DATES

In order that the corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the board of directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the board of directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination.

If no record date is fixed by the board of directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting;provided, however, that the board of directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the provisions of Section 213 of the DGCL and this Section 2.10 at the adjourned meeting.

In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

Any action required or permitted to be taken by the stockholders of the corporation may be effected by a consent in writing as provided by Section 228 of the DGCL.

2.11 PROXIES

Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A written proxy may be in the form of a telegram, cablegram, or other means of electronic transmission which sets forth or is submitted with information from which it can be determined that the telegram, cablegram, or other means of electronic transmission was authorized by the person.

2.12 LIST OF STOCKHOLDERS ENTITLED TO VOTE

The corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting;provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The corporation shallnot be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the corporation’s principal place of business. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

2.13 INSPECTORS OF ELECTION

Before any meeting of stockholders, the board of directors shall appoint an inspector or inspectors of election to act at the meeting or its adjournment. The number of inspectors shall be either one (1) or three (3). If any person appointed as inspector fails to appear or fails or refuses to act, then the chairperson of the meeting may, and upon the request of any stockholder or a stockholder’s proxy shall, appoint a person to fill that vacancy.

Such inspectors shall:

(i) ascertain the number of shares outstanding and the voting power of each;

(ii) determine the shares represented at the meeting and the validity of proxies and ballots;

(iii) count all votes and ballots;

(iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and

(v) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots.

The inspectors of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical. If there are three (3) inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein.

ARTICLE III - DIRECTORS

3.1 POWERS

The business and affairs of the corporation shall be managed by or under the direction of the board of directors, except as may be otherwise provided in the DGCL or the certificate of incorporation.

3.2 NUMBER OF DIRECTORS

The board of directors shall consist of one or more members, each of whom shall be a natural person. Unless the certificate of incorporation fixes the number of directors, the number of directors shall be as determined from time to time by resolution of the board of directors. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3 ELECTION, QUALIFICATION AND TERM OF OFFICE OF DIRECTORS

Except as provided in Section 3.4 of these bylaws, each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders unless so required by the certificate of incorporation or these bylaws. The certificate of incorporation or these bylaws may prescribe other qualifications for directors.

3.4 RESIGNATION AND VACANCIES

Any director may resign at any time upon notice given in writing or by electronic transmission to the corporation. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. A resignation which is conditioned upon the director failing to receive a specified vote for reelection as a director may provide that it is irrevocable. Unless otherwise provided in the certificate of incorporation or these bylaws, when one or more directors resign from the board of directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective.

Unless otherwise provided in the certificate of incorporation or these bylaws, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by stockholders. If the directors are divided into classes, a person so elected by the directors then in office to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified.

If at any time, by reason of death or resignation or other cause, the corporation should have no directors in office, then any officer or any stockholder or an executor, administrator, trustee or guardian of a stockholder, or other fiduciary entrusted with like responsibility for the person or estate of a stockholder, may call a special meeting of stockholders in accordance with the provisions of the certificate of incorporation or these bylaws, or may apply to the Court of Chancery for a decree summarily ordering an election as provided in Section 211 of the DGCL.

If, at the time of filling any vacancy or any newly created directorship, the directors then in office constitute less than a majority of the whole board of directors (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the voting stock at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office as aforesaid, which election shall be governed by the provisions of Section 211 of the DGCL as far as applicable.

3.5 PLACE OF MEETINGS; MEETINGS BY TELEPHONE

The board of directors may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the board of directors, or any committee designated by the board of directors or any subcommittee, may participate in a meeting of the board of directors, or any such committee or subcommittee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

3.6 REGULAR MEETINGS

Regular meetings of the board of directors may be held without notice at such time and at such place as shall from time to time be determined by the board of directors.

3.7 SPECIAL MEETINGS; NOTICE

Special meetings of the board of directors for any purpose or purposes may be called at any time by the chairperson of the board of directors, the chief executive officer, the president, the secretary or a majority of the authorized number of directors.

Notice of the time and place of special meetings shall be:

(i) delivered personally by hand, by courier or by telephone;

(ii) sent by United States first-class mail, postage prepaid;

(iii) sent by facsimile;

(iv) sent by electronic mail; or

(v) otherwise given by electronic transmission (as defined in Section 7.2),

directed to each director at that director’s address, telephone number, facsimile number, electronic mail address or other contact for notice by electronic transmission, as the case may be, as shown on the corporation’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile, (iii) sent by electronic mail or (iv) otherwise given by electronic transmission, it shall be delivered, sent or otherwise directed to each director, as applicable, at least 24 hours before the time of the holding of the meeting. If the notice is sent by United States mail, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting. Any oral notice may be communicated to the director. The notice need not specify the place of the meeting (if the meeting is to be held at the corporation’s principal executive office) nor the purpose of the meeting.

3.8 QUORUM; VOTING

At all meetings of the board of directors, a majority of the total authorized number of directors shall constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the board of directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the board of directors, except as may be otherwise specifically provided by statute, the certificate of incorporation or these bylaws.

If the certificate of incorporation provides that one or more directors shall have more or less than one vote per director on any matter, every reference in these bylaws to a majority or other proportion of the directors shall refer to a majority or other proportion of the votes of the directors.

3.9 BOARD ACTION BY WRITTEN CONSENT WITHOUT A MEETING

Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the board of directors, or of any committee or subcommittee thereof, may be taken without a meeting if all members of the board of directors or committee or subcommittee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the board of directors or committee or subcommittee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. Any person (whether or not then a director) may provide, whether through instruction to an agent or otherwise, that a consent to action will be effective at a future time (including a time determined upon the happening of an event), no later than 60 days after such instruction is given or such provision is made and such consent shall be deemed to have been given for purposes of this Section 3.9 at such effective time so long as such person is then a director and did not revoke the consent prior to such time. Any such consent shall be revocable prior to its becoming effective.

3.10 FEES AND COMPENSATION OF DIRECTORS

Unless otherwise restricted by the certificate of incorporation or these bylaws, the board of directors shall have the authority to fix the compensation of directors.

3.11 REMOVAL OF DIRECTORS

Except as prohibited by applicable law or the certificate of incorporation, the stockholders holding a majority of the shares then entitled to vote at an election of directors may remove any director from office with or without cause. No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.

ARTICLE IV - COMMITTEES

4.1 COMMITTEES OF DIRECTORS

The board of directors may designate one or more committees, each committee to consist of one or more of the directors of the corporation. The board of directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the board of directors or in these bylaws, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the corporation.

4.2 COMMITTEE MINUTES

Each committee and subcommittee shall keep regular minutes of its meetings and report the same to the board of directors, or the committee, when required.

4.3 MEETINGS AND ACTION OF COMMITTEES

A majority of the directors then serving on a committee or subcommittee shall constitute a quorum for the transaction of business by the committee or subcommittee, unless the certificate of incorporation, these bylaws, a resolution of the board of directors or a resolution of a committee that created the subcommittee requires a greater or lesser number, provided that in no case shall a quorum be less than 1/3 of the directors then serving on the committee or subcommittee. The vote of the majority of the members of a committee or subcommittee present at a meeting at which a quorum is present shall be the act of the committee or subcommittee, unless the certificate of incorporation, these bylaws, a resolution of the board of directors or a resolution of a committee that created the subcommittee requires a greater number. Meetings and actions of committees and subcommittees shall otherwise be governed by, and held and taken in accordance with, the provisions of:

(i) Section 3.5 (place of meetings and meetings by telephone);

(ii) Section 3.6 (regular meetings);

(iii) Section 3.7 (special meetings and notice);

(iv) Section 3.8 (quorum; voting);

(v) Section 7.5 (waiver of notice); and

(vi) Section 3.9 (action without a meeting)

with such changes in the context of those bylaws as are necessary to substitute the committee or subcommittee and its members for the board of directors and its members. However:

(i) the time and place of regular meetings of committees and subcommittees may be determined either by resolution of the board of directors or by resolution of the committee or subcommittee;

(ii) special meetings of committees and subcommittees may also be called by resolution of the board of directors or the committee or subcommittee; and

(iii) notice of special meetings of committees and subcommittees shall also be given to all alternate members, as applicable, who shall have the right to attend all meetings of the committee or subcommittee. The board of directors, or, in the absence of any such action by the board of directors, the committee or subcommittee, may adopt rules for the government of any committee or subcommittee not inconsistent with the provisions of these bylaws.

Any provision in the certificate of incorporation providing that one or more directors shall have more or less than one vote per director on any matter shall apply to voting in any committee or subcommittee, unless otherwise provided in the certificate of incorporation or these bylaws.

4.4 SUBCOMMITTEES

Unless otherwise provided in the certificate of incorporation, these bylaws or the resolutions of the board of directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

ARTICLE V - OFFICERS

5.1 OFFICERS

The officers of the corporation shall be a president and a secretary. The corporation may also have, at the discretion of the board of directors, a chairperson of the board of directors, a vice chairperson of the board of directors, a chief executive officer, a chief financial officer or treasurer, one or more vice presidents, one or more assistant vice presidents, one or more assistant treasurers, one or more assistant secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person.

5.2 APPOINTMENT OF OFFICERS

The board of directors shall appoint the officers of the corporation, except such officers as may be appointed in accordance with the provisions of Sections 5.3 of these bylaws, subject to the rights, if any, of an officer under any contract of employment.

5.3 SUBORDINATE OFFICERS

The board of directors may appoint, or empower the chief executive officer or, in the absence of a chief executive officer, the president, to appoint, such other officers and agents as the business of the corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the board of directors may from time to time determine.

5.4 REMOVAL AND RESIGNATION OF OFFICERS

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by an affirmative vote of the majority of the board of directors at any regular or special meeting of the board of directors or, except in the case of an officer chosen by the board of directors, by any officer upon whom such power of removal may be conferred by the board of directors.

Any officer may resign at any time by giving written notice to the corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the corporation under any contract to which the officer is a party.

5.5 VACANCIES IN OFFICES

Any vacancy occurring in any office of the corporation shall be filled by the board of directors or as provided in Section 5.3.

5.6 REPRESENTATION OF SHARES OF OTHER CORPORATIONS

The chairperson of the board of directors, the president, any vice president, the treasurer, the secretary or assistant secretary of this corporation, or any other person authorized by the board of directors or the president or a vice president, is authorized to vote, represent, and exercise on behalf of this corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of this corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.7 AUTHORITY AND DUTIES OF OFFICERS

All officers of the corporation shall respectively have such authority and perform such duties in the management of the business of the corporation as may be designated from time to time by the board of directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the board of directors.

ARTICLE VI - STOCK

6.1 STOCK CERTIFICATES; PARTLY PAID SHARES

The shares of the corporation shall be represented by certificates, provided that the board of directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Unless otherwise provided by resolution of the board of directors, every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of, the corporation by any two authorized officers of the corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The corporation shall not have power to issue a certificate in bearer form.

The corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

6.2 SPECIAL DESIGNATION ON CERTIFICATES

If the corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the corporation shall issue to represent such class or series of stock;provided, however, that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate that the corporation shall issue to represent such class or series of stock, a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the registered owner thereof shall be given a notice, in writing or by electronic transmission, containing the information required to be set forth or stated on certificates pursuant to this Section 6.2 or Sections 156, 202(a), 218(a) or 364 of the DGCL or with respect to this Section 6.2 a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated stock and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

6.3 LOST CERTIFICATES

Except as provided in this Section 6.3, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the corporation and cancelled at the same time. The corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

6.4 DIVIDENDS

The board of directors, subject to any restrictions contained in the certificate of incorporation or applicable law, may declare and pay dividends upon the shares of the corporation’s capital stock. Dividends may be paid in cash, in property, or in shares of the corporation’s capital stock, subject to the provisions of the certificate of incorporation.

The board of directors may set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the corporation, and meeting contingencies.

6.5 TRANSFER OF STOCK

Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by an attorney duly authorized, and, if such stock is certificated, upon the surrender of a certificate or certificates for a like number of shares, properly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer.

6.6 STOCK TRANSFER AGREEMENTS

The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

6.7 REGISTERED STOCKHOLDERS

The corporation:

(i) shall be entitled to treat the person registered on its books as the owner of any share or shares as the person exclusively entitled to receive dividends, vote, receive notifications and otherwise exercise all the rights and powers of an owner of such share or shares; and

(ii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VII - MANNER OF GIVING NOTICE AND WAIVER

7.1 NOTICE OF STOCKHOLDERS’ MEETINGS

Notice of any meeting of stockholders, if mailed, is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the corporation’s records. An affidavit of the secretary or an assistant secretary of the corporation or of the transfer agent or other agent of the corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

7.2 NOTICE BY ELECTRONIC TRANSMISSION

Without limiting the manner by which notice otherwise may be given effectively to stockholders pursuant to the DGCL, the certificate of incorporation or these bylaws, any notice to stockholders given by the corporation under any provision of the DGCL, the certificate of incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the corporation. Any such consent shall be deemed revoked if:

(i) the corporation is unable to deliver by electronic transmission two consecutive notices given by the corporation in accordance with such consent; and

(ii) such inability becomes known to the secretary or an assistant secretary of the corporation or to the transfer agent, or other person responsible for the giving of notice.

However, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(i)	if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(ii)	if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice;

(iii)	if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iv)	if by any other form of electronic transmission, when directed to the stockholder.

An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Notice by a form of electronic transmission shall not apply to Sections 164, 296, 311, 312 or 324 of the DGCL.

7.3 NOTICE TO STOCKHOLDERS SHARING AN ADDRESS

Except as otherwise prohibited under the DGCL, without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the corporation under the provisions of the DGCL, the certificate of incorporation or these bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Any such consent shall be revocable by the stockholder by written notice to the corporation. Any stockholder who fails to object in writing to the corporation, within 60 days of having been given written notice by the corporation of its intention to send the single notice, shall be deemed to have consented to receiving such single written notice.

7.4 NOTICE TO PERSON WITH WHOM COMMUNICATION IS UNLAWFUL

Whenever notice is required to be given, under the DGCL, the certificate of incorporation or these bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effectas if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

7.5 WAIVER OF NOTICE

Whenever notice is required to be given under any provision of the DGCL, the certificate of incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the certificate of incorporation or these bylaws.

ARTICLE VIII - INDEMNIFICATION

8.1 INDEMNIFICATION OF DIRECTORS AND OFFICERS IN THIRD PARTY PROCEEDINGS

Subject to the other provisions of this Article VIII, the corporation shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was a director or officer of the corporation serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

8.2 INDEMNIFICATION OF DIRECTORS AND OFFICERS IN ACTIONS BY OR IN THE RIGHT OF THE CORPORATION

Subject to the other provisions of this Article VIII, the corporation shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the corporation, or is or was a director or officer of the corporation serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

8.3 SUCCESSFUL DEFENSE

To the extent that a present or former director or officer of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described in Section 8.1 or Section 8.2, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

8.4 INDEMNIFICATION OF OTHERS

Subject to the other provisions of this Article VIII, the corporation shall have power to indemnify its employees and agents to the extent not prohibited by the DGCL or other applicable law. The board of directors shall have the power to delegate to such person or persons the determination of whether employees or agents shall be indemnified.

8.5 ADVANCED PAYMENT OF EXPENSES

Expenses (including attorneys’ fees) actually and reasonably incurred by an officer or director of the corporation in defending any Proceeding shall be paid by the corporation in advance of the final disposition of such Proceeding upon receipt of a written request therefor (together with documentation reasonably evidencing such expenses) and an undertaking by or on behalf of the person to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified under this Article VIII or the DGCL. Such expenses (including attorneys’ fees) actually and reasonably incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate. The right to advancement of expenses shall not apply to any Proceeding (or any part of any Proceeding) for which indemnity is excluded pursuant to these bylaws, but shall apply to any Proceeding (or any part of any Proceeding) referenced in Section 8.6(ii) or 8.6(iii) prior to a determination that the person is not entitled to be indemnified by the corporation.

8.6 LIMITATION ON INDEMNIFICATION

Subject to the requirements in Section 8.3 and the DGCL, the corporation shall not be obligated to indemnify any person pursuant to this Article VIII in connection with any Proceeding (or any part of any Proceeding):

(i) for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(ii) for an accounting or disgorgement of profits pursuant to Section 16(b) of the 1934 Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);

(iii) for any reimbursement of the corporation by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the corporation, as required in each case under the 1934 Act (including any such reimbursements that arise from an accounting restatement of the corporation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the corporation of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements);

(iv) initiated by such person, including any Proceeding (or any part of any Proceeding) initiated by such person against the corporation or its directors, officers, employees, agents or other indemnitees, unless (a) the board of directors authorized the Proceeding (or the relevant part of the Proceeding) prior to its initiation, (b) the corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the corporation under applicable law, (c) otherwise required to be made under Section 8.7 or (d) otherwise required by applicable law; or

(v) if prohibited by applicable law.

8.7 DETERMINATION; CLAIM

If a claim for indemnification or advancement of expenses under this Article VIII is not paid in full within 90 days after receipt by the corporation of the written request therefor, the claimant shall be entitled to an adjudication by a court of competent jurisdiction of his or her entitlement to such indemnification or advancement of expenses. The corporation shall indemnify such person against any and all expenses that are actually and reasonably incurred by such person in connection with any action for indemnification or advancement of expenses from the corporation under this Article VIII, to the extent such person is successful in such action, and to the extent not prohibited by law. In any such suit, the corporation shall, to the fullest extent not prohibited by law, have the burden of proving that the claimant is not entitled to the requested indemnification or advancement of expenses.

8.8 NON-EXCLUSIVITY OF RIGHTS

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the certificate of incorporation or any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancement of expenses, to the fullest extent not prohibited by the DGCL or other applicable law.

8.9 INSURANCE

The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of the DGCL.

8.10 SURVIVAL

The rights to indemnification and advancement of expenses conferred by this Article VIII shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

8.11 EFFECT OF REPEAL OR MODIFICATION

A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to the certificate of incorporation or these bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

8.12 CERTAIN DEFINITIONS

For purposes of this Article VIII, references to the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article VIII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Article VIII.

ARTICLE IX - GENERAL MATTERS

9.1 EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS

Except as otherwise provided by law, the certificate of incorporation or these bylaws, the board of directors may authorize any officer or officers, or agent or agents, to enter into any contract or execute any document or instrument in the name of and on behalf of the corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the board of directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

9.2 FISCAL YEAR

The fiscal year of the corporation shall be fixed by resolution of the board of directors and may be changed by the board of directors.

9.3 SEAL

The corporation may adopt a corporate seal, which shall be adopted and which may be altered by the board of directors. The corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

9.4 CONSTRUCTION; DEFINITIONS

Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes both a corporation and a natural person.

ARTICLE X - AMENDMENTS

These bylaws may be adopted, amended or repealed by the stockholders entitled to vote; provided, however, that the affirmative vote of the holders of at least 50% of the total voting power of outstanding voting securities, voting together as a single class, shall be required for the stockholders of the corporation to alter, amend or repeal, or adopt any bylaw inconsistent with, the following provisions of these bylaws: Article II, Sections 3.1, 3.2, 3.4 and 3.11 of Article III, Article VIII and this Article X (including, without limitation, any such Article or Section as renumbered as a result of any amendment, alteration, change, repeal, or adoption of any other Bylaw). The board of directors shall also have the power to adopt, amend or repeal bylaws; provided, however, that a bylaw amendment adopted by stockholders which specifies the votes that shall be necessary for the election of directors shall not be further amended or repealed by the board of directors.

ARTICLE XI - EXCLUSIVE FORUM

Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the corporation’s stockholders, (iii) any action arising pursuant to any provision of the DGCL or the corporation’s certificate of incorporation or these bylaws (as either may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim (A) as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within ten (10) days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than such court, or (C) for which such court does not have subject matter jurisdiction.

Unless the corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

Unless the corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint stating any claim against the corporation, or any director, officer, employee, control person, underwriter, or agent of the corporation arising under the Securities Act of 1933, as amended.

Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the corporation shall be deemed to have notice of and consented to the provisions of this Article XI.

EXHIBIT C

Form of Shareholder Voting Agreements

PARENT VOTING AGREEMENT

THIS PARENT VOTING AGREEMENT (this “Agreement”) is made and entered into as of April ___, 2019, by and among Command Center, Inc., a Washington corporation (“Parent”), the undersigned shareholder (“Shareholder”) of Parent, and Hire Quest Holdings, LLC, a Florida limited liability company (the “Company”).

RECITALS

A.           Concurrently with the execution of this Agreement, Parent, Parent’s subsidiary, CCNI One, Inc., a Florida corporation (“Merger Sub 1”), Parent’s subsidiary, Command Florida, LLC, a Florida limited liability company (“Merger Sub 2”), and the Company have entered into an Agreement and Plan of Merger (the “Merger Agreement”), which provides for (i) the merger of Merger Sub 1 with and into the Company (the “First Merger”), with the Company surviving the First Merger, (ii) immediately followed by the merger of the Company with and into Merger Sub 2 (the “Second Merger” and collectively with the First Merger, the “Merger”).

B.           The parties to the Merger intend that promptly after the Merger and subject to the approval of Parent’s shareholders, Parent will be converted to a Delaware corporation.

C.           In the Merger, upon the terms and subject to the conditions of the Merger Agreement, all of the membership interests of the Company’s members in the Company will be converted into the right to receive the consideration set forth in the Merger Agreement, all upon the terms and subject to the conditions set forth in the Merger Agreement.

D.           As of the date hereof, Shareholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the number of shares of outstanding capital stock of Parent and other securities convertible into, or exercisable or exchangeable for, shares of capital stock of Parent (the “Shares”) set forth on the signature page of this Agreement.

E.           As a material inducement to the Company to enter into and to consummate the transactions contemplated by the Merger Agreement, Company has required that Shareholder agree, and Shareholder is willing to agree, to restrict the transfer or disposition of any of the Shares, or any other shares of capital stock of the Parent acquired by Shareholder hereafter and prior to the Expiration Time (as defined in Section 1(a) hereof), and to vote the Shares and any other such shares of capital stock of Parent as set forth in this Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.           Agreement to Retain Shares.

(a)           Transfer.  Shareholder agrees that, at all times during the period beginning on the date hereof and ending at the Expiration Time, Shareholder shall not Transfer (as defined below) any of the Shares or any New Shares (as defined in Section 1(b) hereof), or make any agreement regarding any Transfer, in each case without the prior written consent of the Company.  Shareholder agrees that any Transfer in violation of this Agreement shall be void and of no force or effect. Notwithstanding anything to the contrary contained herein, Shareholder’s participation in the Offer (as defined in the Merger Agreement) shall not be deemed a Transfer and shall not be limited by the terms of this Agreement.

As used herein, the term “Expiration Time” shall mean the earliest to occur of (i) the Effective Time (as defined in the Merger Agreement), (ii) the termination of the Merger Agreement in accordance with the terms thereof, including without limitation pursuant to Section 7.04(a) thereof, or (iii) the occurrence of a Material Adverse Amendment.  As used herein (A) the term “Material Adverse Amendment” shall mean an amendment, modification or waiver to the Merger Agreement that (i) (1) directly or indirectly increases the Merger Consideration (as defined in the Merger Agreement) payable in connection with the Merger, (2) waives, amends or modifies any condition to the obligation of Parent to consummate the Merger, (3) waives any breach of representation, warranty, covenant or agreement of Company contained in the Merger Agreement, (4) waives, amends or modifies any representation, warranty, covenant or agreement of Company so as to reduce the scope thereof, or the obligation thereunder, or (5) materially and adversely affects the Shareholder and (ii) is approved by the Parent’s Board of Directors regardless of whether in such vote the Shareholder’s nominee (if any) on the Parent’s Board of Directors (or the Shareholder in his capacity as a director) voted against such amendment.  As used herein, the term “Transfer” shall mean, with respect to any security, the direct or indirect assignment, sale, transfer, tender, pledge, hypothecation, or the gift, placement in trust, or the Constructive Sale (as defined below) or other disposition of such security (excluding transfers by testamentary or intestate succession or otherwise by operation of law) or any right, title or interest therein (including, but not limited to, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing, excluding any of the foregoing effected (A) pursuant to a court order, (B) pursuant to the Merger, (C) pursuant to a Rule 10b5-1 trading plan, (D) to any transferee if such transferee, prior to the Transfer, executes a binding agreement with Parent and the Company substantially in the form of this Agreement.  As used herein, the term “Constructive Sale” shall mean, with respect to any security, a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership.

(b)           New Shares.  Shareholder agrees that any shares of capital stock of the Parent that Shareholder purchases or with respect to which Shareholder otherwise acquires beneficial ownership after the date of this Agreement and prior to the Expiration Time, including, without limitation, shares issued or issuable upon the conversion, exercise or exchange, as the case may be, of all securities held by Shareholder which are convertible into, or exercisable or exchangeable for, shares of capital stock of the Parent (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares as of the date hereof.

2.           Agreement to Vote Shares.  Until the Expiration Time, at every meeting of shareholders of the Parent called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of shareholders of the Parent with respect to any of the following, Shareholder shall vote, to the extent not voted by the person(s) appointed under the Proxy (as defined in Section 3), the outstanding Shares and any outstanding New Shares (to the extent any such New Shares may be voted):

(i)           in favor of approval of the increase in the number of Parent’s authorized shares of common stock as set forth in the Merger Agreement;

(ii)           in favor of approval of the conversion of the Parent from a Washington corporation to a Delaware corporation as set forth in the Merger Agreement;

(iii)           in favor of approval of the issuance of shares of the common stock of the Parent as consideration for the Merger and in favor of the related change of control transaction for purposes of Nasdaq listing rules as set forth in the Merger Agreement;

(iv)           in favor of approval of the change in name of Parent to “HireQuest, Inc.” as set forth in the Merger Agreement;

(v)         against approval of any proposal made in opposition to, or in competition with, any of the above proposals;

(vi)         against any action which the Parent is prohibited from taking under Section 5.02 of the Merger Agreement;

(vii)        in favor of waiving any notice that may have been or may be required relating to any reorganization of the Parent or any subsidiary of the Parent, any issuance, reclassification or recapitalization of the capital stock of the Parent or any subsidiary of the Parent, any sale or purchase of assets, change of control of or acquisition by the Parent or any subsidiary of the Parent or any other person, or any consolidation or merger to which the Parent or any subsidiary of the Parent is the surviving entity.

Prior to the Expiration Time, Shareholder shall not enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with this Section 2.

3.           Irrevocable Proxy.  Concurrently with the execution of this Agreement, Shareholder agrees to deliver to Company an irrevocable proxy in the form attached hereto as Appendix A (the “Proxy”), which shall be irrevocable to the fullest extent permitted by applicable law, covering the total number of Shares and New Shares.

4.           Representations, Warranties and Covenants of Shareholder.  Shareholder represents, warrants and covenants to Company as follows:

(i)           Shareholder is the beneficial owner of the Shares, with full power to vote or direct the voting of the Shares for and on behalf of any and all beneficial owners of the Shares.

(ii)           As of the date hereof, the Shares are, and at all times up until the Expiration Time the Shares will be, free and clear of any rights of first refusal, co-sale rights, security interests, liens, pledges, claims, options, charges or other encumbrances of any kind or nature, in each case that would impair Shareholder’s ability to fulfill its obligations under Section 2.  The execution and delivery of this Agreement by Shareholder do not, and Shareholder’s performance of its obligations under this Agreement will not conflict with or violate any order, decree, judgment or agreement known by the Shareholder to be applicable to such Shareholder or by which Shareholder or any of Shareholder’s properties or Shares is bound.

(iii)           Shareholder does not beneficially own any shares of capital stock of the Parent, or any securities convertible into, or exchangeable or exercisable for, shares of capital stock of the Parent, other than as set forth on the signature page hereto.

(iv)           Shareholder has full power and authority to make, enter into and carry out the terms of this Agreement, the Proxy and any other related agreements to which Shareholder is a party.

5.           Additional Documents.  Shareholder hereby covenants and agrees to execute and deliver any additional documents reasonably necessary or desirable to carry out the purpose and intent of this Agreement.

6.           Termination.  This Agreement and the Proxy delivered in connection herewith shall terminate automatically and shall have no further force or effect as of the Expiration Time.

7.           Parent Covenants.  The Parent agrees to make a notation on its records and give instructions to its transfer agent(s) not to permit, prior to the Expiration Time, the transfer of any Shares or New Shares, except as permitted pursuant to Section 1(a).

8.           Miscellaneous.

(a)           Directors and Officers.  Notwithstanding any provision of this Agreement to the contrary, Shareholder has entered into this Agreement in its, his or her capacity as a Shareholder of the Parent, and nothing in this Agreement shall limit or restrict Shareholder or any representative of Shareholder from acting, if applicable, in the Shareholder’s or such representative’s capacity as a director or officer of the Parent (it being understood that this Agreement shall apply to Shareholder solely in Shareholder’s capacity as a shareholder of the Parent) or voting in Shareholder’s sole discretion on any matter other than those matters referred to in Section 2.  Company covenants that it will not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any governmental entity, which (i) alleges that any action taken (or not taken) by Shareholder or Shareholder’s representative solely in Shareholder’s or such representative’s capacity as a director or officer of the Parent breaches or violates or would breach or violate any provision of this Agreement or the Proxy or (ii) challenges the right of Shareholder to vote or challenges the validity of or seeks to enjoin any vote by Shareholder (or the grant of a proxy with respect thereto) on any matter other than those matters set forth in Section 2.

(b)           Waiver.  No waiver by any party hereto of any condition or any breach of any term or provision set forth in this Agreement shall be effective unless in writing and signed by the other party hereto.  The waiver of any breach of any term or provision of this Agreement shall not operate as or be con-strued to be a waiver of any other previous or subsequent breach of any term or provision of this Agreement.  No delay or omission by Company in exercising any right under this Agreement shall operate as a waiver of that right or any other right under this Agreement.

(c)           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) if sent via facsimile (receipt confirmed), or (iii) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service.  All notices hereunder shall be delivered to the parties at the following addresses or facsimile numbers (or pursuant to such other instructions as may be designated in writing by the party to receive such notice):

If to Company:	Hire Quest Holdings, LLC
111 Springhall Drive
Goose Creek, SC 29445
Telephone: (843) 723-7400
Facsimile:
Attention: John McAnnar

With a copy to:	Hill Ward Henderson
101 East Kennedy Boulevard, Suite 3700
Tampa, FL 33603
Telephone: (813) 227-8483
Facsimile: (813) 221-2900
Attention: David S. Felman and Roland S. Chase

If to Parent:	Command Center, Inc.
3609 S Wadsworth Blvd Suite 250
Lakewood, CO 80235
Telephone: (866) 464-5844
Facsimile:
Attention: Brendan Simaytis

With a copy to:	Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019
Telephone: (212) 451-2289
Facsimile: (212) 451-2222
Attention: afinerman@olshanlaw.com

If to Shareholder:	To the address for notice set forth on the signature page hereof

(d)           Headings.  All captions and section headings used in this Agreement are for convenience only and do not form a part of this Agreement.

(e)           Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

(f)           Entire Agreement; Amendment.  This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.  This Agreement may not be changed or modified, except by an agreement in writing specifically referencing this Agreement and executed by each of the parties hereto.

(g)           Severability.  In the event that any provision of this Agreement, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

(h)           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.  The venue and consent to jurisdiction provisions of Section 8.05 of the Merger Agreement shall apply to this Agreement as set forth herein.

(i)           Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(j)           Remedies.  The parties acknowledge that Company will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Shareholder set forth herein.  Therefore, it is agreed that, in addition to any other remedies that may be available to Company upon any such violation, Company shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Company at law or in equity.

(k)           No Assignment.  Unless otherwise provided for herein, Shareholder may not assign this Agreement.  This Agreement shall inure to the benefit of Parent, Company and their respective successors and assigns.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.

HIRE QUEST HOLDINGS, LLC	SHAREHOLDER:

By:
Name:	Signature
Title:
Print Name

Address
COMMAND CENTER, INC.
Shares:
By:
Name:	Parent Common Stock:
Title:	Parent Preferred Stock:
Parent Options:
Parent Warrants:

[SIGNATURE PAGE TO PARENT VOTING AGREEMENT]

APPENDIX A

IRREVOCABLE PROXY

The undersigned shareholder (“Shareholder”) of Command Center, Inc., a Washington corporation (the “Parent”), hereby irrevocably (to the fullest extent permitted by law) appoints Rick Hermanns and John McAnnar of Hire Quest Holdings, LLC, a Florida limited liability company (“Company”), and each of them, as the sole and exclusive attorneys-in-fact and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Parent that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Parent issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”), in accordance with the terms of this Proxy until the Expiration Time (as defined in that certain Parent Voting Agreement, dated of even date herewith, by and among Parent, the Company and Shareholder (the “Voting Agreement”)), subject to limitations herein and therein.  The Shares beneficially owned by the undersigned shareholder of the Parent as of the date of this Proxy are listed on the final page of this Proxy.  Upon the undersigned’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares for the Specified Matters (as defined below) are hereby revoked and the undersigned hereby agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Time (as defined in the Voting Agreement).

This Proxy is irrevocable (to the fullest extent permitted by applicable law), is coupled with an interest and is granted pursuant to the Voting Agreement, and is granted in consideration of Company entering into that certain Agreement and Plan of Merger, dated as of April ___, 2019, by and among Parent, the Company and certain other parties (the “Merger Agreement”).  The Merger Agreement provides for (i) the merger of Merger Sub 1 with and into the Company (the “First Merger”), with the Company surviving the First Merger, (ii) immediately followed by the merger of the Company with and into Merger Sub 2 (the “Second Merger” and collectively with the First Merger, the “Merger”).

The attorneys-in-fact and proxies named above are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Time (as defined in the Voting Agreement), to act as the undersigned’s attorney-in-fact and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents), at every annual, special, adjourned or postponed meeting of shareholders of the Parent and in every written consent in lieu of such meeting with respect to the following matters (the “Specified Matters”):

(i)           in favor of approval of the increase in the number of Parent’s authorized shares of common stock as set forth in the Merger Agreement;

(ii)          in favor of approval of the conversion of the Parent from a Washington corporation to a Delaware corporation as set forth in the Merger Agreement;

(iii)         in favor of approval of the issuance of shares of the common stock of the Parent as consideration for the Merger and in favor of the related change of control transaction for purposes of Nasdaq listing rules as set forth in the Merger Agreement;

(iv)         in favor of approval of the change in name of Parent to “HireQuest, Inc.” as set forth in the Merger Agreement;

(v)         against approval of any proposal made in opposition to, or in competition with, any of the above proposals;

(vi)        against any action which the Parent is prohibited from taking under Section 5.02 of the Merger Agreement;

(vii)      in favor of waiving any notice that may have been or may be required relating to any reorganization of the Parent or any subsidiary of the Parent, any issuance, reclassification or recapitalization of the capital stock of the Parent or any subsidiary of the Parent, any sale or purchase of assets, change of control of or acquisition by the Parent or any subsidiary of the Parent or any other person, or any consolidation or merger to which the Parent or any subsidiary of the Parent is the surviving entity.

The attorneys-in-fact and proxies named above may not exercise this Proxy on any other matter except for the Specified Matters as described in clauses (i), (ii), (iii), (iv), (v), (vi) or (vii) above, and Shareholder may vote the Shares on all other matters.

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

This Proxy shall terminate, and be of no further force and effect, automatically as of the Expiration Time.

[Remainder of Page Intentionally Left Blank]

*****

This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Time (as defined in the Voting Agreement).

Dated: ____________, 2019

Signature Print Name Address Shares: Parent Common Stock: Parent Preferred Stock: Parent Options: Parent Preferred Stock:

[SIGNATURE PAGE TO PROXY]

EXHIBIT D

Form of Certificate of Conversion

CERTIFICATE OF CONVERSION
OF
HIREQUEST, INC.
(a Washington corporation)

to

HIREQUEST, INC.
(a Delaware corporation)
_______________________________________

Pursuant to Section 265 of the Delaware General Corporation Law

1)
The jurisdiction where the non-Delaware Corporation first formed is: Washington.

2)
The jurisdiction immediately prior to filing this Certificate of Conversion is: Washington.

3)
The date the non-Delaware Corporation first formed is: October 11, 2000.

4)
The name of the non-Delaware Corporation immediately prior to filing this Certificate of Conversion is: HireQuest, Inc.

5)
The name of the Corporation as set forth in the attached Certificate of Incorporation is: HireQuest, Inc.

IN WITNESS WHEREOF, the undersigned, being duly authorized to sign on behalf of the converting non-Delaware Corporation has executed this Certificate of Conversion on the ___th day of _________, 2019.

HIREQUEST, INC.,
a Washington corporation

By:
Name:
Title:

EXHIBIT E-1

Form of First Merger Certificate

FLORIDA DEPARTMENT OF STATE
DIVISION OF CORPORATIONS

Attached is a form to file a Articles of Merger pursuant to section 605.1025, Florida Statutes. This form is basic and may not meet all merger needs. The advice of an attorney is recommended.

Filing Fees:	**$25.00 for each Limited Liability Company** **$35.00 for each Corporation** **$52.50 for each Limited Partnership or Limited Liability Limited Partnership** **$25.00 for each General Partnership or Limited Liability Partnership** **$25.00 for each Other Business Entity**
Certified Copy (optional):	**$30.00**

Send one check in the total amount payable to the Florida Department of State.

Please include a cover letter containing your telephone number, return address and certification requirements, or complete the attached cover letter.

Mailing Address
Amendment Section
Division of Corporations
P. O. Box 6327
Tallahassee, FL 32314

Street Address
Amendment Section
Division of Corporations
Clifton Building
2661 Executive Center Circle
Tallahassee, FL 32301

For further information, you may contact the Registration Section at (850) 245-6050.

Important Notice: Before filing this document, pursuant to s.605.0212(8), F.S., each party to the merger must be active and current through December 31 of the calendar year this document is being submitted to the Department of State for filing.

CR2E080 (4/15)

COVER LETTER

TO: Amendment Section
Division of Corporations

SUBJECT: HIRE QUEST HOLDINGS, LLC
Name of Surviving Party

The enclosed Certificate of Merger and fee(s) are submitted for filing.

Please return all correspondence concerning this matter to:

Brendan Simaytis
Contact Person

c/o Command Center, Inc.
Firm/Company

3609 S. Wadsworth Blvd., Suite 250
Address

Lakewood, CO 80235
City, State and Zip Code

legal@commandonline.com
E-mail address: (to be used for future annual report notification)

For further information concerning this matter, please call:

Brendan Simaytis at (866) 464-5844
Name of Contact Person — Area Code — Daytime Telephone Number

☐ Certified copy (optional) $30.00

STREET ADDRESS:
Amendment Section
Division of Corporations
Clifton Building
2661 Executive Center Circle
Tallahassee, FL 32301

MAILING ADDRESS:
Amendment Section
Division of Corporations
P. O. Box 6327
Tallahassee, FL 32314

CR2E080 (2/14)

Articles of Merger
For
Florida Limited Liability Company

The following Articles of Merger is submitted to merge the following Florida Limited Liability Company(ies) in accordance with s. 605.1025, Florida Statutes.

FIRST: The exact name, form/entity type, and jurisdiction for each **merging** party are as follows:

Name	Jurisdiction	Form/Entity Type
CCNI One, Inc.	Florida	Domestic Corporation
Hire Quest Holdings, LLC	Florida	Domestic Limited Liability Company

SECOND: The exact name, form/entity type, and jurisdiction of the **surviving** party are as follows:

Name	Jurisdiction	Form/Entity Type
Hire Quest Holdings, LLC	Florida	Domestic Limited Liability Company

THIRD: The merger was approved by each domestic merging entity that is a limited liability company in accordance with ss.605.1021-605.1026; by each other merging entity in accordance with the laws of its jurisdiction; and by each member of such limited liability company who as a result of the merger will have interest holder liability under s.605.1023(1)(b).

FOURTH: Please check one of the boxes that apply to surviving entity: (if applicable)

☒ This entity exists before the merger and is a domestic filing entity, the amendment, if any to its public organic record are attached.

☐ This entity is created by the merger and is a domestic filing entity, the public organic record is attached.

☐ This entity is created by the merger and is a domestic limited liability limited partnership or a domestic limited liability partnership, its statement of qualification is attached.

☐ This entity is a foreign entity that does not have a certificate of authority to transact business in this state. The mailing address to which the department may send any process served pursuant to s. 605.0117 and Chapter 48, Florida Statutes is:

____

____

____

FIFTH: This entity agrees to pay any members with appraisal rights the amount, to which members are entitled under ss.605.1006 and 605.1061-605.1072, F.S.

SIXTH: If other than the date of filing, the delayed effective date of the merger, which cannot be prior to nor more than 90 days after the date this document is filed by the Florida Department of State:

____

Note: If the date inserted in this block does not meet the applicable statutory filing requirements, this date will not be listed as the document's effective date on the Department of State's records.

SEVENTH: Signature(s) for Each Party:

Name of Entity/Organization:	Signature(s):	Typed or Printed Name of Individual:
CCNI One, Inc.		Brendan Simaytis, President
Hire Quest Holdings, LLC		

Corporations:	Chairman, Vice Chairman, President or Officer *(If no directors selected, signature of incorporator.)*
General partnerships:	Signature of a general partner or authorized person
Florida Limited Partnerships:	Signatures of all general partners
Non-Florida Limited Partnerships:	Signature of a general partner
Limited Liability Companies:	Signature of an authorized person

Fees:				
	For each Limited Liability Company:	$25.00	For each Corporation:	$35.00
	For each Limited Partnership:	$52.50	For each General Partnership:	$25.00
	For each Other Business Entity:	$25.00	**Certified Copy (optional):**	$30.00

EXHIBIT E-2

Form of Second Merger Certificate

COVER LETTER

TO: Amendment Section
Division of Corporations

SUBJECT: COMMAND FLORIDA, LLC
Name of Surviving Party

The enclosed Certificate of Merger and fee(s) are submitted for filing.

Please return all correspondence concerning this matter to:

Brendan Simaytis
Contact Person

c/o Command Center, Inc.
Firm/Company

3609 S. Wadsworth Blvd., Suite 250
Address

Lakewood, CO 80235
City, State and Zip Code

legal@commandonline.com
E-mail address: (to be used for future annual report notification)

For further information concerning this matter, please call:

Brendan Simaytis at (866) 464-5844
Name of Contact Person Area Code Daytime Telephone Number

☐ Certified copy (optional) $30.00

STREET ADDRESS:
Amendment Section
Division of Corporations
Clifton Building
2661 Executive Center Circle
Tallahassee, FL 32301

MAILING ADDRESS:
Amendment Section
Division of Corporations
P. O. Box 6327
Tallahassee, FL 32314

CR2E080 (2/14)

Articles of Merger
For
Florida Limited Liability Company

The following Articles of Merger is submitted to merge the following Florida Limited Liability Company(ies) in accordance with s. 605.1025, Florida Statutes.

FIRST: The exact name, form/entity type, and jurisdiction for each **merging** party are as follows:

Name	Jurisdiction	Form/Entity Type
Hire Quest Holdings, LLC	Florida	Domestic Limited Liability Company
Command Florida, LLC	Florida	Domestic Limited Liability Company

SECOND: The exact name, form/entity type, and jurisdiction of the **surviving** party are as follows:

Name	Jurisdiction	Form/Entity Type
Command Florida, LLC	Florida	Domestic Limited Liability Company

THIRD: The merger was approved by each domestic merging entity that is a limited liability company in accordance with ss.605.1021-605.1026; by each other merging entity in accordance with the laws of its jurisdiction; and by each member of such limited liability company who as a result of the merger will have interest holder liability under s.605.1023(1)(b).

FOURTH: Please check one of the boxes that apply to surviving entity: (if applicable)

☒ This entity exists before the merger and is a domestic filing entity, the amendment, if any to its public organic record are attached.

☐ This entity is created by the merger and is a domestic filing entity, the public organic record is attached.

☐ This entity is created by the merger and is a domestic limited liability limited partnership or a domestic limited liability partnership, its statement of qualification is attached.

☐ This entity is a foreign entity that does not have a certificate of authority to transact business in this state. The mailing address to which the department may send any process served pursuant to s. 605.0117 and Chapter 48, Florida Statutes is:

____

____

____

FIFTH: This entity agrees to pay any members with appraisal rights the amount, to which members are entitled under ss.605.1006 and 605.1061-605.1072, F.S.

SIXTH: If other than the date of filing, the delayed effective date of the merger, which cannot be prior to nor more than 90 days after the date this document is filed by the Florida Department of State:

____

Note: If the date inserted in this block does not meet the applicable statutory filing requirements, this date will not be listed as the document's effective date on the Department of State's records.

SEVENTH: Signature(s) for Each Party:

Name of Entity/Organization:	Signature(s):	Typed or Printed Name of Individual:
Command Florida, LLC		
Hire Quest Holdings, LLC		

Corporations:	Chairman, Vice Chairman, President or Officer *(If no directors selected, signature of incorporator.)*
General partnerships:	Signature of a general partner or authorized person
Florida Limited Partnerships:	Signatures of all general partners
Non-Florida Limited Partnerships:	Signature of a general partner
Limited Liability Companies:	Signature of an authorized person

Fees:

For each Limited Liability Company:	$25.00	For each Corporation:	$35.00
For each Limited Partnership:	$52.50	For each General Partnership:	$25.00
For each Other Business Entity:	$25.00	**Certified Copy (optional):**	$30.00

EXHIBIT F

Permitted Encumbrances

The Permitted Encumbrances shall consist of the Exclusions From Coverage and the Exceptions From Coverage set forth in the attached Title Policies Nos. 5011400-2031977e, 5011400-2002612e and 5011400-1789045e issued by First American Title Insurance Company.